As filed with the U.S. Securities and Exchange Commission on October 12, 2005

                                                     Registration No. 333-125579
================================================================================
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------

                                Amendment No. 1
                                       to

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              --------------------
                                 TURBOWORX, INC.
                 (Name of small business issuer in its charter)

           DELAWARE                         7372                 06-1582584
  (State or jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                               3 ENTERPRISE DRIVE
                           SHELTON, CONNECTICUT 06484
                                 (203) 944-0588

          (Address and telephone number of principal executive offices)

                                   SRINI CHARI
                             CHIEF EXECUTIVE OFFICER
                               3 ENTERPRISE DRIVE
                           SHELTON, CONNECTICUT 06484
                                 (203) 944-0588

            (Name, address and telephone number of agent for service)

                              --------------------
                                   COPIES TO:
                             MICHAEL L. PFLAUM, ESQ.
                              JONATHAN A. AIN, ESQ.
                             GREENBERG TRAURIG, LLP
                          200 PARK AVENUE - 15TH FLOOR
                            NEW YORK, NEW YORK 10166
                               TEL: (212) 801-9200
                               FAX: (212) 801-6400

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                              --------------------
                         CALCULATION OF REGISTRATION FEE

                                                                           PROPOSED
                                                                            MAXIMUM      PROPOSED
                                                                           OFFERING       MAXIMUM      AMOUNT OF
                                                            AMOUNT TO BE   PRICE PER     AGGREGATE    REGISTRATION
    Title of Each Class of Securities to Be Registered       REGISTERED    SHARE(1)   OFFERING PRICE     FEE(2)
Common Stock, Par Value $.001                                 180,000        $.50         $90,000        $10.59(3)

------------------------

(1) The offering price has been arbitrarily determined and does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Pursuant to Rule 457(a), the maximum offering price per share represents our BONA FIDE estimate as to our maximum price per share based on recent sales of our securities.

(2) The Amount of Registration Fee has been determined in accordance with Rule 457(a).

(3) Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not distribute these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  Subject to Completion, Dated October 12, 2005


PROSPECTUS

                                 180,000 Shares

                            [TURBOWORX LOGO OMITTED]

                                  Common Stock

                                 --------------

         National Scientific Corporation is distributing 180,000 shares of our common stock currently issued and outstanding and owned by them to their shareholders. Shareholders of National Scientific Corporation will receive one share of our common stock for each [__] shares of National Scientific Corporation common stock that they hold as of the record date for the distribution. Although we are a shareholder of National Scientific Corporation, we have waived our right to this distribution. The record date for the distribution will correspond with the effective date of the registration statement. Distribution of the common stock to National Scientific Corporation shareholders will be made within 30 days of the date of this prospectus.

         Our common stock is not currently traded, approved for trading, listed or quoted on any stock exchange or the OTC Bulletin Board. Furthermore, the distribution of our common stock is the first public distribution of our shares. Accordingly, we can provide no assurance to you as to what the market price of our shares may be. Prior to this distribution, there has been no market for our securities. We will cooperate with market makers in their applications to have our shares quoted on the OTC Bulletin Board, but there is no guarantee that our securities will ever be quoted or trade on the OTC Bulletin Board.

                                 --------------

     THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. WE ARE CONSIDERED TO BE IN UNSOUND FINANCIAL CONDITION. PERSONS SHOULD NOT INVEST UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
                                 --------------


                 The date of this prospectus is October  , 2005

                                TABLE OF CONTENTS

                                                                                                                        PAGE
                                                                                                                 -------------------
Prospectus Summary                                                                                                                5
The Distribution                                                                                                                  7
Risk Factors                                                                                                                      8
Capitalization                                                                                                                   23
Management's Discussion and Analysis of Financial Condition and Results of Operations                                            24
Business                                                                                                                         38
Management                                                                                                                       50
Security Ownership of Certain Beneficial Owners and Management                                                                   60
Certain Relationships and Related Transactions                                                                                   62
Description of Securities                                                                                                        64
Shares Eligible for Future Sale                                                                                                  67
Disclosure of Commission Position on Indemnification For Securities Act Liabilities                                              69
Legal Matters                                                                                                                    69
Experts                                                                                                                          69
Where You Can Find More Information                                                                                              70
Index to Consolidated Financial Information                                                                                     F-1

                                 --------------

QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION

Q. WHAT IS TURBOWORX?

A. We are a company providing software and services to end users and enterprises that have a strong need for high performance distributed computing solutions for complex technical and business problems.

Q. WHAT IS THE DISTRIBUTION?

A. The distribution is a method by which National Scientific Corporation ("National Scientific"), a company with which we have developed a strategic alliance, will distribute to its shareholders 180,000 of our shares of common stock currently held by National Scientific. National Scientific will retain ownership of 180,000 shares of common stock of TurboWorx.

Q. WHY ARE SHARES OF TURBOWORX BEING DISTRIBUTED BY NATIONAL SCIENTIFIC?

A. Shares of common stock of TurboWorx are being distributed by National Scientific in order to provide National Scientific shareholders with what we and National Scientific believe will be greater long term value because we and National Scientific believe the distribution will provide:

    -   direct and differential access to capital markets; and

    - enhanced investor choices by offering investment opportunities in two separate companies.

Q. WHAT WILL THE NATIONAL SCIENTIFIC STOCKHOLDERS RECEIVE IN THE DISTRIBUTION?

A. In the distribution, National Scientific stockholders will retain their National Scientific shares of common stock and receive a number of shares of TurboWorx's common stock that will depend on each stockholder's percentage of ownership in National Scientific. Immediately after the distribution, National Scientific stockholders will own shares of common stock of both National Scientific and TurboWorx. National Scientific will retain ownership of 180,000 shares of common stock of TurboWorx.

Q:  HOW MANY SHARES OF COMMON STOCK OF TURBOWORX WILL I RECEIVE?

A: National Scientific will distribute to you one share of our common stock for every ___ common shares of National Scientific you own on the distribution date.

Q:  WHAT ARE THE SHARES OF TURBOWORX WORTH?

A: The value of our shares will be determined by their trading price, if any, after the distribution. We do not know what the trading price will be and we can provide no assurances as to value.

Q:  WHAT WILL TURBOWORX DO AFTER THE DISTRIBUTION?

A:  We will continue to operate in our current lines of business.

Q:  WHERE WILL TURBOWORX'S SHARES BE PUBLICLY QUOTED?

A: There is currently no public market for our shares. We intend to have our shares of common stock quoted on the Over the Counter ("OTC") Bulletin Board. The OTC Bulletin Board is not a stock exchange and no market maker has agreed to quote our common stock on the OTC Bulletin Board. There are no assurances that our common stock will ever be quoted on the OTC Bulletin Board.

     Until we have distributed our shares and an orderly trading market develops, which we cannot guarantee will occur, the price of our shares may fluctuate significantly. If our common stock is accepted for trading on the OTC Bulletin Board, we expect trading will commence on the distribution date. You should understand that the acceptance of our common stock for trading on the OTC Bulletin Board will not ensure that an active trading market will be available to you. Many factors will influence the market price of our shares, including the depth and liquidity of the market which develops, investor perception of our business and growth prospects and general market conditions.

Q:  WHAT ARE THE TAX CONSEQUENCES TO ME OF THE DISTRIBUTION?

A: We have not requested and do not intend to request a ruling from the Internal Revenue Service or an opinion of tax counsel that the distribution will qualify as a tax-free spin-off under U.S. tax laws. This is because one of the requirements under U.S. tax laws for the transaction to constitute a tax-free spin-off is that National Scientific would need to own at least 80% of the voting power of our outstanding capital stock and at least 80% of the number of shares of each class of our outstanding voting capital stock. As this is not the case, we believe that the distribution will not qualify as a tax-free spin-off. Consequently, the total value of the distribution, as well as your initial tax basis in our shares, will be determined by the fair market value of our common shares at the time of the spin-off. A portion of this distribution will be taxable to you as a dividend and the remainder will be a tax-free reduction in your basis in your National Scientific shares.

     The preceding is offered as general information regarding the tax effects of the dividend, and is not intended as specific advice on which you may rely for tax preparation purposes. You should consult your own tax advisor regarding the specific impact on your specific situation.

Q:  WHAT DO I HAVE TO DO TO RECEIVE MY TURBOWORX SHARES?

A: No action by you is required. You do not need to pay any money or surrender your National Scientific common stock to receive shares of our common stock. The number of National Scientific common shares you own will not change. If your National Scientific common stock is held in a brokerage account, our common stock will be credited to that account. If you own National Scientific common shares in certificated form, certificates representing our common stock will be mailed to you. No cash distributions will be paid.





THIS PROSPECTUS CONTAINS REGISTERED SERVICE MARKS, TRADEMARKS AND TRADE NAMES OF TURBOWORX, INC.

YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS IN DECIDING WHETHER TO PURCHASE OUR SHARES. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS.

WE OBTAINED STATISTICAL DATA, MARKET DATA AND CERTAIN OTHER INDUSTRY DATA AND FORECASTS USED THROUGHOUT THIS PROSPECTUS FROM MARKET RESEARCH, PUBLICLY AVAILABLE INFORMATION AND INDUSTRY PUBLICATIONS. INDUSTRY PUBLICATIONS GENERALLY STATE THAT THEY OBTAIN THEIR INFORMATION FROM SOURCES THAT THEY BELIEVE TO BE RELIABLE, BUT THEY DO NOT GUARANTEE THE ACCURACY AND COMPLETENESS OF THE INFORMATION. ALTHOUGH WE TAKE RESPONSIBILITY FOR COMPILING AND EXTRACTING MARKET AND INDUSTRY DATA PROVIDED BY THIRD PARTIES, AND WE HAVE NO REASON TO BELIEVE ANY OF THIS INFORMATION IS INACCURATE IN ANY MATERIAL RESPECT, WE HAVE NOT INDEPENDENTLY VERIFIED IT. WE HAVE NOT SOUGHT THE CONSENT OF THE SOURCES TO REFER TO THEIR REPORTS IN THIS PROSPECTUS.

                               PROSPECTUS SUMMARY

     THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. IT IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR SHARES. YOU SHOULD READ THIS ENTIRE PROSPECTUS, INCLUDING THE AUDITED FINANCIAL STATEMENTS AND RELATED NOTES AND RISK FACTORS. UNLESS OTHERWISE STATED IN THIS PROSPECTUS, REFERENCES TO "WE," "US" OR "OUR COMPANY" REFER TO TURBOWORX, INC.

OVERVIEW

     We provide software and services to customers who have a strong need for computing solutions that can quickly solve complex technical and business problems. Typically, such solutions use sequences of technical computing applications to perform large numbers of computations and process large amounts of data according to specified sets of rules. We provide a highly integrated, complete solution for managing and accelerating individual computing applications and sequences of computing applications by taking advantage of groups of computers that are connected together on a computer network.

     We believe that the market for our solutions is large and expanding. As described more fully below, publicly available market research data indicate that the size of the technical software and services computing market in which we compete exceeded $4 billion in 2004, and will likely grow to more than $8 billion in 2008. We believe that TurboWorx software solutions are relevant to at least 15% of this market, giving us an addressable market of at least $600 million in 2005, growing to over $1 billion by 2008. Even in such a large and competitive market, we believe that we can be successful because our solutions offer customers a way to derive value by automating and accelerating their large-scale computations while realizing significant cost savings from increased utilization of computers, networks, and data storage facilities; better management of IT facilities; and reductions in staff.

     We have sold products and services to more than a dozen major customers in the life sciences industry, including Protana (formerly MDS Proteomics), Dupont, Dow, Bayer, Neurocrine Biosciences, Invitrogen, Organon, Mars, Karo Bio AB, Ace Biosciences, and Scios. Our current pipeline of qualified new sales opportunities exceeds $4 million.

     Our management team has over 60 years of collective experience in developing and marketing large scale computing solutions. Our team includes individuals with commercial experience in high performance computing generally and in the application of solutions like ours to the various vertical industries to which we sell.

TECHNOLOGY AND PRODUCTS

     Since our inception in 2000, we have acquired and developed technology that enables us to target customers dependent on general high performance technical computing. Initially, we focused on solutions for the pharmaceutical and biotechnology research sector, but since 2002 we have broadened our product offerings to allow us to target other industries including information-based medicine, process manufacturing, automotive, energy exploration and production, aerospace, and finance.

     Since 2003, we have developed a new set of software products to integrate computational applications into high-performance, automated sequences of applications capable of solving complex computing problems. These products are based on use of a patent-pending computing framework in which such sequences can be easily constructed and then executed, shared, modified, and reused as needed. Our approach has the potential to improve the computing process dramatically in at least two major ways. First, it can deliver advanced computing capability to ordinary users in standard commercial computing environments. And second, it can enable globally distributed teams to share intellectual property and leverage technical advances rapidly and effectively. In addition, customers may realize significant cost savings from increased resource utilization, better management of IT facilities, and reductions in staff.

SALES AND DISTRIBUTION STRATEGY

     We believe that we can sell our solutions successfully to our target industries using a highly scalable, multi-pronged sales and distribution strategy. Our strategy is anchored by a direct sales program designed to make initial sales of entry level products or consulting services and to grow the resulting customer relationships to generate high-value sales of enterprise products and services. Direct sales are augmented by indirect sales through a variety of software distribution and reseller channels, and by "embedded" sales through partnerships and alliances with independent software vendors (ISVs) and suppliers of computing hardware and instruments. We expect these relationships to help us scale our business by establishing brand recognition, expanding market visibility, and building sales more quickly than we could by ourselves. The ISV relationships, in which our products are used to integrate, accelerate, and automate the ISVs' applications, are of particular importance because they will allow us to leverage the ISVs' distribution channels to address a number of different vertical markets without incurring the expenses associated with a specialized direct sales forces or with industry-specific custom application development. We have already established a number of key commercial partnerships, including a strategic marketing relationship with International Business Machines Corporation ("IBM") Life Sciences, an ISV teaming agreement with IBM's Grid and Linux Cluster business unit, marketing and technical relationships with Hewlett Packard and Apple Computer, an Enablement Services Partnership with Avnet Hallmark's IBM Division, and reseller agreements with Avnet Hallmark and a number of its reseller partners.

RESULTS TO DATE

     We have never been profitable since our founding in 2000, and we do not expect to be profitable for at least the next 12 months, if ever. For much of our history, we have operated as a development-stage company, incurring significant research and development costs while making very few sales. Since introducing our new products in late 2003, we have increased our sales and marketing efforts and expenditures, but to date, we have acquired only a small number of customers and have generated only small amounts of revenue. In the past 12 to 18 months, our revenues have declined, and despite our efforts to control costs, our independent auditors have included in their reports an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent on our ability to increase our revenues and, at least until we are profitable, to raise capital through equity or debt financing.

FACILITIES

     Our principal office is located at 3 Enterprise Drive, Shelton, Connecticut 06484, and all executive, administrative, sales, and research and development functions are based at that office. Our telephone number at our principal office is (203) 944-0588.

CORPORATE INFORMATION

     We were incorporated as a Delaware corporation in March 2000. Our Website is located at "http://www.turboworx.com." Information contained in our Website shall not be deemed to be a part of this prospectus.

     STRATEGIC ALLIANCE AND SHARE EXCHANGE WITH NATIONAL SCIENTIFIC

     In October 2004 we entered into a memorandum of understanding with National Scientific which provided for the joint development of technology and joint marketing. Subsequent to our strategic relationship we decided to further strategically align the two companies by issuing 5% of our common stock (360,000 shares) and $240,000 to National Scientific in exchange for 7,150,000 shares of National Scientific.

                                THE DISTRIBUTION

     National Scientific is distributing 180,000 shares of common stock currently issued and outstanding and owned by them to their shareholders. Shareholders of National Scientific will receive one share of our common stock for each [_______] shares of National Scientific common stock that they hold as of the date for the distribution, which we anticipate will be five business days after the date this registration statement is declared effective. We, who own 7,150,000 of the 91,536,459 shares of National Scientific that are issued and outstanding as of August 9, 2005 have waived our right to this distribution. The record date for the distribution will correspond to the effective date of the registration statement. No holder of National Scientific common stock will be required to make any payment, exchange any shares or to take any other action in order to receive our shares of common stock. Distribution of the common stock to National Scientific shareholders will be made within 30 days of the effective date of this prospectus.

     As a result of the distribution to the stockholders of National Scientific, we will acquire approximately 875 stockholders, in addition to the stockholders we already have. This is a desirable goal because in our view the more widely-held our stock, the better for our stockholders in providing liquidity for their TurboWorx shares. As a result of the distribution, our common stock may be publicly traded, and we believe that this will improve our access to the capital markets for additional growth capital. We can offer no assurances that an active market for our securities will develop.

                                  RISK FACTORS

     THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, IN EVALUATING US AND OUR COMMON STOCK. NO INFERENCE SHOULD BE DRAWN AS TO THE MAGNITUDE OF ANY PARTICULAR RISK FROM ITS POSITION IN THE LIST. WE BELIEVE THAT WE HAVE IDENTIFIED AND LISTED HERE ALL KNOWN MATERIAL RISKS TO OUR BUSINESS OR TO THIS DISTRIBUTION, BUT ADDITIONAL RISKS THAT WE CURRENTLY BELIEVE ARE IMMATERIAL ALSO COULD IMPAIR OUR BUSINESS OPERATIONS AND OUR LIQUIDITY IN THE FUTURE. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS COULD BE HARMED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE.

                CERTAIN RISKS RELATED TO OUR BUSINESS IN GENERAL

OUR INDEPENDENT AUDITORS HAVE INCLUDED IN THEIR MOST RECENT REPORTS AN EXPLANATORY PARAGRAPH EXPRESSING SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN AT OUR CURRENT LEVEL OF OPERATIONS.

     Primarily as a result of our losses and negative cash flows from operations, our independent auditors have included in their most recent reports an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. We have never been profitable, and there is no assurance that we will ever become profitable. Since our founding in 2000, we have generated net losses and negative cash flows from operations. Our net losses for the years ended December 31, 2004, 2003 and 2002 were $4,441,195, $5,325,893 and $1,936,659, respectively. For the six-month period ended June 30, 2005, our net loss was $2,596,434.

     Our ability to continue as a going concern in the short term will depend on our ability to increase the revenues we collect from the sales of software products and services, and if our collected revenues are insufficient, it may be subject to our ability to cut expenditures or raise additional capital through equity or debt financing. If we determine that we must raise additional capital, we may attempt to do so through public or private financings involving debt or equity. However, additional capital may not be available on favorable terms, or at all. If adequate funds are not otherwise available, we may be required to obtain funds by entering into arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, products or potential markets that we would not otherwise relinquish. If our efforts to raise sufficient capital are unsuccessful, then we may be forced to curtail our operations significantly or to cease operations entirely. In either case, the value of your shares may be reduced, or your shares may become worthless.

     Since June 30, 2005, we have reduced our cash expenditures to approximately $250,000 per month including personnel salaries and all other operating costs. At this level of expenditures, we would require approximately $3 million in cash funds to operate for the next 12 months. However, changes may occur that would change the amount of capital resources required during that time. Our capital requirements will depend on numerous factors, including:

          o costs associated with software sales, including the costs of marketing and selling our products in new industries;

          o    competing technological and market developments;

          o the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights and the outcome of related litigation;

          o our ability to collect receivables from customers in a timely way;

          o the costs of registering our shares and complying with all disclosure and other obligations of a public company; and

          o    the purchase of additional capital equipment.


     We have a contractual commitment for approximately $1.45 million in net cash proceeds from an additional secured convertible debenture investment from a current investor who now holds both a similar secured convertible debenture and a warrant for our common stock. Our estimate of the net cash proceeds reflects a gross debenture investment of $1.75 million reduced by a finder's fee and legal and accounting costs totaling approximately $300,000. We will receive the proceeds from the second debenture upon the effectiveness of a registration of all the shares of common stock underlying both of the investor's debentures and the investor's warrant. These shares are not part of the shares included in this registration statement, so we will have to file a separate registration statement after this registration statement becomes effective. There can be no certainty when or if we will be able to register the investor's shares, so our receipt of the net debenture proceeds may be delayed or we may never receive them.

     As of September 30, 2005, our cash in hand combined with prepaid expenses was approximately $38,000, and we had approximately $48,000 in trade receivables from customers. We anticipate collecting current receivables and collecting at least an additional $200,000 from customers between October 1, 2005 and November 30, 2005. Approximately $100,000 will come from new business, with the remainder coming from renewals of current software subscriptions. We are attempting to raise approximately $600,000 by issuing unsecured promissory notes at an interest rate of 17% compounded monthly. As of September 30, 2005, we had issued approximately $200,000 of such notes. We intend to repay the holders of the promissory notes using a portion of the $1.45 million in net proceeds received from the convertible debenture investment. There is no assurance that we will be able to collect all the payments from customers or issue all of the promissory notes, but if we are able to do both, then we believe that the cash funds available to us should be sufficient to pay for operating expenses until we can close the convertible debenture transaction.

     If we are unable to raise sufficient cash, then we might have to substantially cut back or cease our operations before we are able to close the debenture investment. If we cease operations or are otherwise in default, then we may never close the debenture investment, and the investor holding the earlier secured convertible debenture may exercise all rights granted to it under the terms of the applicable security agreement.

     Assuming that we can continue operations until we close the second debenture investment, we believe that we will be able to retain approximately $900,000 in cash from the debenture investment after repaying the promissory notes. Our current pipeline of qualified sales opportunities for our products and services now exceeds $4 million in the aggregate and is continuing to grow rapidly. Based on this, we believe that it is reasonable to expect that we can collect at least $2 million in payments from customers during the next 12 months, with all but $200,000 coming between November 1, 2005 and August 31, 2006. If we can achieve this level of collections, then we believe that we will be able to continue operations at current levels until at least August 31, 2006.

     Whatever cash flow shortfall remains after accounting for collected revenues and the net proceeds from the debenture investment, will have to be made up either by reducing expenditures or raising additional capital through debt or equity financing. There is no assurance that we will be able to reduce expenditures sufficiently or raise the required capital, in which case we could be forced to cease operations or sell some or all of our technologies, products, or other assets in less than favorable conditions. In either case, it is likely that investors in our common stock will receive almost no value from their investments, since we believe that most of the cash raised by selling our assets would go either to our creditors or to the investor holding the secured debentures.

WE HAVE NEVER BEEN PROFITABLE, AND UNLESS WE BECOME AND REMAIN PROFITABLE, WE MAY HAVE TO CEASE OPERATIONS WHICH COULD RESULT IN THE COMPLETE LOSS IN THE VALUE OF YOUR SHARES.

     We have never been profitable and do not expect to become profitable during the next 12 months, if ever. However, as discussed above, we believe that we will be able to continue operations for at least the next 12 months by using a combination of collected revenue and capital raised through a contractually-committed debenture investment. During the next 12 months, we will probably have to raise significant additional capital through equity or debt financings in order to fund operations after that period. If we are unable to raise required capital, we may have to reduce or cease operations or sell off technology or other assets under less than favorable conditions, in which case your investment may become worthless.

     Even if we are able to raise sufficient capital to support operations beyond the next 12 months, our continuing net losses may limit our operations or make it difficult for us to generate income from operations in the future. For example, we may have to reduce expenditures in ways that will prevent us from continuing the development and growing the sales of our current products and services. There can also be no assurance that we will have sufficient funds to complete the development of or commence the sale of new products and services that are now or will, in the future, be under development.

     In general, our future profitability depends upon many factors, including several that are beyond our control. These factors include:

          o    changes in the demand for our products and services;

          o    the introduction of competitive software;

          o    our ability to license desirable technologies;

          o changes in the budgets of our customers and potential customers that would make it difficult for them to license our products; and

          o our ability to successfully, cost effectively and timely develop, introduce and market new products, services and product enhancements.

     If we are unable to achieve and maintain profitability, we will have to continue to raise additional capital to fund our operations. There is no guarantee that we will be able to raise sufficient capital, in which case we may be forced to reduce or cease operations. In that event, your investment in us may lose value or become worthless.

OUR ANNUAL AND QUARTERLY REVENUES HAVE DECLINED FROM PRIOR PERIODS, AND IF SUCH DECLINES CONTINUE, WE MAY NOT BE ABLE TO CONTINUE OPERATIONS.

     Our revenues in our 2004 fiscal year and in the six months ended June 30, 2005 declined from the revenues in the corresponding prior-year periods. Since we depend on our current revenues to provide cash for current operations, this has forced us to raise additional capital to fund our operations. To date, we have been able to raise the capital required for our operations. Most recently, in May 2005, we raised $1.75 million by selling a secured convertible debenture and warrants for our common stock to a single investor. We are currently attempting to raise approximately $600,000 in gross capital (before expenses) by issuing unsecured promissory notes. However, we may not be able to issue all of the promissory notes, and continued revenue declines and ongoing operational losses may make it difficult or impossible to find sources for additional required capital. If we cannot raise required capital, then we may be forced to either curtail our operations significantly or to cease operations entirely. In either case, the value of your shares of our common stock may be reduced, or your shares of our common stock may become worthless.

BECAUSE WE HAVE ONLY A LIMITED OPERATING HISTORY, IT MAY BE DIFFICULT FOR YOU TO MAKE JUDGMENTS ABOUT OUR BUSINESS STRATEGY AND PERFORMANCE, OR TO PREDICT THE FUTURE PRICE OF SHARES OF OUR COMMON STOCK.

     We have only been in existence and engaged in our current and proposed business operations since 2000. As a result, we have only a limited operating history upon which you may base judgments of our business strategy, performance, and future prospects. Our proposed business operations will be subject to numerous risks associated with early stage enterprises and the development, production, and sale of the types of software products and services that we offer. These risks apply particularly to us because the markets for our technology and products are new and rapidly evolving. We cannot assure shareholders that our current business strategy will be successful or that we will be able to modify our strategy to address the risks we face. Our failure to do so could materially adversely affect our business, financial condition and operating results, leading to reduced operations, lost business, and reduced profits. Any of these effects could reduce the future price of shares of our common stock substantially from any predictions that you may make based on our operating history prior to your investment in us. Should we be forced to cease operations or dispose of some or all of our assets or business under less than favorable conditions, your investment in our common stock may end up having little or no value.

OUR QUARTERLY OPERATING RESULTS COULD VARY SIGNIFICANTLY FROM QUARTER TO QUARTER, LEADING TO SIGNIFICANT FLUCTUATION IN THE PRICE OF OUR SHARES.

     In the past, our operating results have varied significantly from quarter to quarter. Quarterly operating results may continue to fluctuate as a result of a number of factors, including variations in the length of our product sales cycles, timing and market acceptance of new product introductions and upgrades, changes in pricing policies, changes in the timing of revenue recognition related to the balance in our software sales between subscriptions and perpetual licenses, changes in general economic and competitive conditions, seasonal slowdowns, and the timing and integration of acquisitions. We also expect to continue to experience fluctuations in quarterly operating results due to general and industry-specific economic conditions that may affect the research and development and IT expenditures of companies in the industries to which we sell. Due to the possibility of such fluctuations, we believe that quarter-to-quarter comparisons of our operating results are not good indications of our future performance. Moreover, as our quarterly results fluctuate, we expect that the price of shares of our common stock may also fluctuate, leading to frequent and potentially large changes in the value of your investment in our shares.

OUR QUARTERLY OPERATING PROJECTIONS MAY NOT BE ACCURATE, MAKING IT DIFFICULT FOR YOU TO PREDICT THE FUTURE VALUE OF YOUR INVESTMENT BASED ON OUR PROJECTIONS.

     We make our best effort to provide quarterly projections of revenue and operating results. Such projections are based on our operating history, our assessment of the status of opportunities in our sales pipeline, our expectations concerning operating expenditures during the relevant time periods, and other information that may be available to us. However, such projections are inherently inaccurate for a number of reasons, including:

          o our revenue in each quarter comes from a small number of new and existing customers, so small differences between the numbers of actual and projected sales closed in a quarter may lead to material differences in revenue;

          o the sales cycles for our products may be six months or longer and are highly unpredictable;

          o with our limited operating history, it is difficult to predict accurately the number and average size of software sales likely to occur in any given quarter;

          o while we carefully assess each opportunity in our sales pipeline on a regular basis and believe that each one remaining is a well-qualified and reasonably near-term opportunity, customers often change their minds about software acquisitions very late in the sales cycle, well after quarterly sales projections are released; and

          o events beyond our control, such as general or industry-specific changes in the economy, announcements by competitors, and the introduction of new hardware or software products, are impossible to predict and may significantly affect the sales of our products.

     In the past, we have often seen substantial variances between our quarterly projections and our actual results. The largest source of such variance has been variance between revenue projections and actual revenue on a quarterly basis, since the timing of sales closures may often be beyond our direct control. The loss or delay of even a small number of customer opportunities may have a material adverse effect on our actual revenues and operating results, making them vary significantly from our projections. If our projections are not accurate, then you may not be able to use them to predict the future value of your investment in us.

OUR FUTURE SUCCESS DEPENDS ON SIGNIFICANT GROWTH IN OUR BUSINESS, AND WE MAY NOT BE ABLE TO MANAGE OUR FUTURE GROWTH SUCCESSFULLY RESULTING IN A LOSS OF CUSTOMERS, REDUCED REVENUES OR INCREASED OPERATING COST.

     Our ability to offer software and services successfully and implement our business plan in a rapidly evolving market requires an effective planning and management process. Our growth could be limited if our management team is not able to achieve the effective planning and rapid execution necessary to fully exploit the market opportunities presented to us. In the future, we plan to increase the scope of our operations at a rapid rate. Such expansion efforts could be expensive and may strain our managerial and other resources. To manage future growth effectively, we must maintain and enhance our financial and accounting systems and controls, integrate new personnel, manage expanded operations and our relationships with our customers, suppliers and partners. If we do not manage growth properly, it could lead to worse operating results due to loss of customers, reduced revenues, increased operating cost, or a combination of these.

WE EXPECT TO MAKE SUBSTANTIAL INVESTMENTS IN PURSUING OPPORTUNITIES THAT MAY NOT LEAD TO REVENUE, IN WHICH CASE WE MAY EXPERIENCE INCREASED OPERATING LOSSES.

     Our products and services involve lengthy sales and business development cycles, often requiring us to expend considerable financial and personnel resources without any assurance that revenue will be recognized. Our sales and business development efforts are typically long and costly for a number of reasons, including the time and personnel resources required to educate potential customer and partner organizations as to the value and comparative advantages of our products. As a result, we may expend substantial funds and effort to negotiate agreements for collaborative relationships, services and products, but may ultimately be unable to consummate the related transaction. In these circumstances, our losses will increase, and it will be more difficult to achieve profitability.

WE MAY NOT BE ABLE TO CHARGE LICENSE FEES THAT ARE HIGH ENOUGH TO ALLOW US TO OPERATE OUR BUSINESS PROFITABLY.

         Our revenues and profits are dependent on our ability to charge high license fees. It may be difficult for us to charge high fees because of the availability on the Internet, of potentially-competitive noncommercial software at low or no cost. We have already experienced pricing pressure due to such software in the research segment of the life science research and development market, which contains the bulk of potential life science customers for our software. We expect that it will be less of a problem in more commercial market segments in which the use of such noncommercial software is far less common. However, we may still face other pressures in those market segments that will force us to keep our prices low. If we are unable to raise our prices over time, we may not be able to generate enough revenue to operate profitably.

WE DEPEND ON KEY SKILLED PERSONNEL, AND IF WE ARE UNABLE TO SECURE AND RETAIN THE SERVICES OF SUCH PERSONNEL, WE MAY NOT BE ABLE TO EXECUTE OUR BUSINESS STRATEGY, WHICH COULD RESULT IN THE FAILURE OF OUR BUSINESS.

     In general, our success depends in large part on the continued service of skilled software, sales, business development, and management personnel and our ability to identify, hire and retain additional personnel. There is intense competition for qualified personnel. Immigration laws may further restrict our ability to attract or hire qualified personnel. We may not be able to continue to attract and retain the personnel necessary for the development of our business. Failure to attract and retain appropriate skilled personnel could make it impossible to develop, maintain, and sell our products and services, leading to loss of customers and reduced revenue.

     More specifically, we are highly dependent on the continuing services of the principal members of our technical and management staff. Jeffrey Augen, our former President and CEO, who was also a director, resigned all of those positions as of July 31, 2005 for health reasons. At our request, Mr. Augen has agreed to accept a role as a part-time uncompensated strategic advisor for the life sciences portion of our business, assisting us principally with analysis of market trends and directions, marketing activities, and discussions with key customers. Srini Chari, formerly our Vice President and General Manager of Solutions, has become our President and CEO and has been elected to our board of directors. The other current member of our executive team is Andrew Sherman, our Chief Technology Officer and Vice President of Development. As soon as practicable, we plan to hire a Chief Financial Officer, who will become the third member of our executive team. Other key employees include, Jason Alter, our Vice President of Marketing and Professional Services, and Gourish Hosangady, our Vice President of Sales. One or more of these or other key employees could retire or otherwise leave our employ within the foreseeable future, and the loss of any of these people or any of our other key management or employees, could have a material adverse effect on our ability to carry out our business strategy, thereby leading to reduced revenues, increased costs, or both. If we were to lose the services of one or more of our key employees, or if one or more of our executive officers or employees were to join a competitor or otherwise compete with us, our business could be adversely affected and our stock price could decline. In particular, the services of key members of our research and development team would be difficult to replace. We do not, and do not intend to, maintain key person life insurance on the life of any employee.

WE INTEND TO CONTINUE EXPANDING OUR INTERNATIONAL SALES EFFORTS, BUT WE DO NOT HAVE SUBSTANTIAL EXPERIENCE IN INTERNATIONAL MARKETS, AND WE WILL BE SUBJECT TO A VARIETY OF RISKS ASSOCIATED WITH THE OPERATION OF AN INTERNATIONAL BUSINESS THAT COULD LEAD TO REDUCED REVENUES AND PROFITS.

     In the past, a significant portion of our consolidated revenue is derived from customers outside the United States, both through direct sales and through distribution channels. Our international operations are primarily focused on Europe, Japan, and Canada. In 2003, approximately 37% of our revenue was due to customers outside of the United States, with approximately 10% from the United Kingdom, approximately 11% each from Japan and the remainder of Europe, and the balance from other countries. In 2004, approximately 31% of our revenue was due to customers outside of the United States, with approximately 17% from the United Kingdom, 8% from Canada, 5% from the remainder of Europe, and the balance from other countries. We anticipate that international revenue will continue to account for a significant percentage of future overall revenue. We intend to continue expanding our international operations by establishing additional distribution channels and attempting to grow our business in countries where we can demonstrate early success. However, we have limited experience in marketing, selling and supporting our software and services abroad. Expansion of our international operations will require a significant amount of attention from our management and substantial financial resources. If we are unable to continue expanding our international operations successfully and in a timely manner, our business and operating results could be harmed due to reduced revenues and profits.

     Our non-U.S. operations are subject to risks inherent in the conduct of international business, including:

          o    unexpected changes in regulatory requirements;

          o    longer payment cycles;

          o    currency exchange rate fluctuations;

          o    import and export license requirements;

          o    tariffs and other barriers;

          o    political unrest, terrorism and economic instability;

          o disruption of our operations or our customers' operations due to local labor conditions;

          o    limited intellectual property protection;

          o    difficulties in collecting trade receivables;

          o    difficulties in managing distributors or representatives;

          o difficulties in managing operations spread over various countries;

          o difficulties in staffing foreign subsidiary or joint venture operations; and

          o    potentially adverse tax consequences.


     Our success depends, in part, on our ability to anticipate and address these risks. There can be no assurance that these or other factors will not adversely affect our business or operating results.

     We may not be able to sustain or increase international revenue. Any of the foregoing factors may have a material adverse effect on our international operations and, therefore, our business, financial condition and results of operations.

OUR DEPENDENCE ON INTERNATIONAL BUSINESS EXPOSES US TO THE RISK OF FLUCTUATIONS IN CURRENCY EXCHANGE RATES, WHICH COULD LEAD TO MATERIAL AND ADVERSE EFFECTS ON THE CASH AVAILABLE FOR OUR OPERATIONS.

     A significant part of our revenue and cash for operations is derived from international business. When possible, we specify our pricing and require payment in U.S. dollars, but some of our direct international customers may require that sales to them be denominated in local currencies. In those cases, since international payment cycles are quite lengthy, there may be substantial changes in the exchange rates between currencies in which we conduct international business and the U.S. dollar between the time we quote an international sale and the time we convert payments into U.S. dollars. Adverse changes in the exchange rates may mean that we would collect materially fewer dollars from international sales than we had projected, leading to reduced profits and less cash available to fund our U.S. operations. Potentially, such cash shortfalls could force us to reduce expenditures in our U.S. operations, making it more difficult to operate our business.

     We may, when deemed appropriate, engage in currency exchange rate hedging transactions in an attempt to mitigate the impact of adverse exchange rate fluctuations. However, currency hedging policies may not be successful, and they may increase the negative impact of exchange rate fluctuations.

     To date, we have been able to avoid material adverse effects from fluctuations in currency exchange rates by denominating most of our international proposals and sales in U.S. dollars. For that reason, we have not engaged in hedging transactions designed to mitigate the potential effects of such fluctuations.

IF WE CHOOSE TO ACQUIRE NEW AND COMPLEMENTARY BUSINESSES, PRODUCTS OR TECHNOLOGIES INSTEAD OF DEVELOPING THEM OURSELVES, WE MAY BE UNABLE TO COMPLETE THESE ACQUISITIONS OR TO SUCCESSFULLY INTEGRATE AN ACQUIRED BUSINESS OR TECHNOLOGY IN A COST-EFFECTIVE AND NON-DISRUPTIVE MANNER WHICH COULD HARM OUR BUSINESS AND RESULTS OF OPERATIONS.

     From time to time, we may choose to acquire complementary businesses, products or technologies instead of developing them ourselves. We do not know if we will be able to complete any acquisitions, or whether we will be able to successfully integrate any acquired businesses, operate them profitably or retain their key employees. Integrating any business, product or technology we acquire could be expensive and time-consuming, disrupt our ongoing business and distract company management. In addition, in order to finance any acquisition, we might need to raise additional funds through public or private equity or debt financings. In that event, we could be forced to obtain financing on less than favorable terms and, in the case of equity financing that may result in dilution to our stockholders. If we are unable to integrate any acquired entities, products or technologies effectively, our business will suffer. In addition, under certain circumstances, amortization of assets or charges resulting from the costs of acquisitions could harm our business and operating results.

         CERTAIN RISKS RELATED TO OUR CUSTOMERS, PRODUCTS, AND REVENUES

WE ARE DEPENDENT UPON A SMALL NUMBER OF CUSTOMERS FOR A LARGE PORTION OF OUR NET SALES, AND A DECLINE IN SALES TO MAJOR CUSTOMERS COULD MATERIALLY REDUCE OUR REVENUE.

     A relatively small number of customers are responsible for a material portion of our net sales. Three customers accounted for approximately 44% of our sales revenues for the twelve months ended December 31, 2004, and three customers accounted for approximately 88% of our sales revenues for the six months ended June 30, 2005. Our principal customers may not continue to purchase products and services from us at past levels or at all, and we expect a significant portion of our net sales will continue to be generated by an increasing number of customers with various amounts of additional services which will affect our rate of expansion and need to hire more personnel. Our customer concentration in individual market segments could increase or decrease depending on future customer requirements, which will depend in large part on market conditions in the small number of industry segments in which our customers participate. The loss of one or more major customers, an inability to expand in a market segment, our inability to penetrate new market segments, pressure from a large well capitalized competitor, or a decline in sales to our major customers could significantly reduce our revenue.

OUR CUSTOMERS ARE CONCENTRATED IN A FEW INDUSTRIES, AND WE ARE DEPENDENT ON THE ECONOMIC HEALTH OF THOSE INDUSTRIES.

     Our current customer base is concentrated in the pharmaceutical and biotechnology industries. Companies in these industries have been receptive to our products, but there is no guarantee that they will continue to be so in the future. We know that companies in these industries have, in the past, utilized a combination of in-house development and outside software vendors like us for key tools used in their businesses. Our revenue depends to a large extent on the willingness of such companies to continue to obtain software tools and services from outside vendors like us. Since our business model depends on software customers who license our products on an annual basis or buy maintenance contracts from us annually, if spending priorities shift, our revenue may be impacted adversely. Also, general economic downturns in our customers' industries or any decrease in research and development expenditures in those industries could lengthen our sales cycles and reduce revenues or collections, any of which would reduce the cash available to operate our business.

IF WE ARE UNABLE TO LICENSE SOFTWARE TO, OR COLLECT RECEIVABLES FROM, OUR EARLY STAGE CUSTOMERS, WE MAY HAVE INSUFFICIENT CASH TO OPERATE OUR BUSINESS.

     Smaller, development stage companies, particularly in the biotechnology industry, comprise a substantial portion of our customer base now, and we do not expect this situation to change in the foreseeable future. In 2003 and 2004, such customers comprised 35.4% and 52.8%, respectively, of our sales bookings. In the first half of 2005, such customers accounted for only 9.3% of our sales bookings, but this percentage is likely to increase as several of our larger customers renew their software subscriptions during the third quarter. Often, such early stage customers have limited or no operating history, and require considerable funding to launch their businesses. In the past, we have experienced situations where early stage customers have significantly scaled back, or altogether ceased, their operations. Early stage companies are also much more likely to be acquired than more established companies, and should an acquisition take place, the acquiring entity may choose to terminate the business with us. In at least one instance in 2003, an early stage company was acquired by a larger company, which then canceled a contract that we had with the acquired company. One of our larger current customers, accounting for approximately 5% of our business in 2004, is currently seeking to be acquired, and it may delay renewing their business with us until the uncertainty of the acquisition is resolved. Therefore, there may be considerable risk in counting on early-stage entities for revenue growth. For entities that remain in business, transactions with these customers carry a higher degree of financial risk. Our customers, particularly our early stage customers, are vulnerable to, and may be impacted by, the current tightening of available credit and capital, and general economic slowdown occurring in the United States and our other key markets. As a result of these conditions, our customers may be unable to license or, if under a license, may be unable to pay for, our software products. If we are not able to collect amounts due to us, we may be required to write-off significant accounts receivable and recognize bad debt expense. To date, this risk has not had a material effect on our cash flow or business, but, in the future, failure of these businesses, write-offs and difficulties associated with collection of receivables from these customers, could materially adversely affect our operating results and reduce the amount of cash available to operate our business.

FUTURE REVENUES ARE DEPENDENT ON OUR ABILITY TO EXPAND OUR BUSINESS INTO ADDITIONAL INDUSTRIES THAT MAY NOT BE RECEPTIVE TO OUR PRODUCTS.

     Our future revenues may depend heavily on our ability to expand our customer base into additional industries, possibly including financial services, various engineering industries, automotive, or animation. Our expansion efforts may fail, either because we make poor industry selections, or because we are unable to establish a customer base in the selected industry or industries. We do know that companies in such industries have, in the past, been willing to license products from outside software vendors like us for use in their businesses, but there is no guarantee that this willingness will continue in the future. In addition, even if such companies are willing to license software products from outside software vendors, it is uncertain that our specific products will meet their needs or otherwise be acceptable to them for any number of reasons, including price. Our effort to expand into new industries will be costly, and it is uncertain that we will gain new customers rapidly enough to cover the costs of the expansion effort. If we cannot acquire new customers rapidly enough, we may not be able to achieve or maintain profitability, and we may be forced to discontinue some or all of the expansion efforts or to make other adverse changes in our operations. Even if we are successful in expanding into new industries, we will still be dependent on a small number of industries, so we will continue to be subject to the related risks described above.

WE OPERATE IN BUSINESS CLIMATES AND INDUSTRIES THAT CHANGE RAPIDLY AND IN UNEXPECTED WAYS, AND OUR INABILITY TO MANAGE SUCH CHANGES MAY LEAD TO LOSS OF CUSTOMERS AND REDUCED REVENUES.

     Rapid technological change and uncertainty due to new and emerging technologies characterize the computing industry and the target market industries to which we market and sell our products. We may be unable to develop, integrate and market, on a timely basis, the new and enhanced products and services necessary to keep pace with competitors. Our products and services may be rendered obsolete by the offerings of our competitors or by changes in computing technologies for the fields addressed by our software. Failure to anticipate or to respond to changing technologies, or significant delays in the development or introduction of products or services, could cause customers to delay or decide against purchases of our products or services. This would lead to a loss of customers and reduced revenues.

WE MAY BE UNABLE TO DEVELOP OR MAINTAIN STRATEGIC RELATIONSHIPS WITH KEY COMPANIES AND DISTRIBUTORS IN THE COMPUTING INDUSTRY OR OUR TARGET MARKET INDUSTRIES, IN WHICH CASE OUR REVENUES MAY BE REDUCED.

     A component of our business strategy is to develop strategic and business relationships with a number of key companies or distributors in the computing industry and in each of the industries to which we market our products. Such companies may include hardware and software providers, distribution companies, system integrators and consultants, and certain key customers. We believe that through such relationships we can add revenue, expand our distribution channels, maximize our research and development resources, improve our competitive position and increase market awareness and acceptance of our software products. To date, we have entered into significant strategic relationships with such companies as IBM, Apple, Avnet, Hewlett Packard and National Scientific. There can be no assurance that any such relationship will continue, that relationships with similar organizations can be developed as and when necessary, or that any such existing or new alliances will lead to substantial revenue or profit opportunities.

     At the present time, our business does not depend materially on any of these strategic or business relationships, nor do we believe that the loss of any of them would have a material adverse effect on our business within the current year. We do not derive material revenues directly or indirectly from these companies, either individually or in the aggregate, although we do take advantage of the marketing activities of such companies to reduce our internal costs for marketing and selling our products and services. We believe that we could build new relationships to enable us to replace the tangible benefits we derive from any of our strategic partners, but doing so may take considerable time. Potentially, however, the loss of one or more of these relationships could lead to a loss of confidence in us by our current or potential customers and could make it more difficult for us to become aware of, gain access to, or close certain business opportunities in the future. The loss of certain relationships (particularly with large hardware or software vendors) could also put us at a significant competitive disadvantage relative to competitors who were able to continue to maintain such relationships. This, in turn, may lead to reduced revenues.

CONSOLIDATION WITHIN THE INDUSTRIES WE SERVE MAY LEAD TO FEWER POTENTIAL CUSTOMERS FOR OUR PRODUCTS AND SERVICES RESULTING IN LOWER REVENUES.

     A significant portion of our current and potential future customer base consists of companies in industries that have, in the past, been subject to significant consolidations. Our current customers are concentrated in the pharmaceutical and biotechnology industries, and continued consolidation within those industries may result in fewer customers for our products and services. If one of the parties to a consolidation uses the products or services of our competitors, we may lose existing customers as a result of such consolidation. As we attempt to expand our business into new industries, our expansion may fail or be limited as a consequence of consolidations affecting those industries. As a result, we would have fewer customers and lower revenues.

IF WE ARE UNABLE TO ADD NEW CUSTOMERS OR TO EXPAND OUR EXISTING CUSTOMER RELATIONSHIPS, WE WILL NOT BE ABLE TO GROW OUR BUSINESS MAKING IT DIFFICULT FOR US TO INCREASE OUR REVENUES.

     In order to generate the additional revenue needed to grow, we must add new customers and retain, and expand upon, our existing customer relationships within the industries where we sell products. These efforts depend generally and significantly upon, among other factors:

          o our successful development of new products to meet the needs of our customers and their industries;

          o the success of our business development, sales and marketing efforts; and

          o the willingness of current and potential customers to invest in new informatics solutions.


     If we are unable to add revenue from additional or expanded customer relationships, we may not be able to grow our business. This will make it very difficult to achieve and maintain profitability.

OUR ABILITY TO INCREASE OUR SOFTWARE REVENUE MAY DEPEND UPON INCREASED MARKET ACCEPTANCE OF OUR PRODUCTS AND SERVICES, WHICH MAY RESTRICT THE FUTURE GROWTH OF OUR BUSINESS AND REVENUES.

     Our products are currently used primarily by a small number of companies in the drug discovery portion of the pharmaceutical and biotechnology industries. Our products should be useful to a far more diversified set of customers, both in life sciences related industries and medicine, and in a number of other industries that depend on advanced computing technologies. Our strategy is to expand usage of our products and services within the life sciences and medicine and in certain selected other industries. We may not be able to gain acceptance for our products in these industries, in which case we may not be able to expand our customer base or increase our software revenue, or our software revenue may decline. In general, increased market acceptance and greater market penetration of our software products depend upon several factors, including:

          o    overall product performance;

          o    ease of implementation and use;

          o    breadth and integration of product offerings;

          o the extent to which users achieve the intended operational benefits from their use of the products and services; and

          o    willingness of customers to pay for such use.


     Our software products and services may not achieve market acceptance or penetration in the industries that we select as our sales and marketing targets, or in other industries. Failure to increase market acceptance or penetration may restrict substantially the future growth of our software business, and it will lead to diminished revenue and worse operating results.

WE MAY BE UNABLE TO DEVELOP AND MARKET NEW PRODUCTS THAT ARE NECESSARY TO INCREASE REVENUE.

     The success of our software business plan depends heavily upon increases in revenue. Our strategy is to increase software revenue in a number of ways, including:

          o    adding more capabilities to our existing products;

          o offering new informatics solutions to help users optimize and automate their use of applications and data for technical computing;

          o collaborating with other software vendors to develop joint products specific to technical computing in our targeted industries; and

          o developing new solutions to take advantage of the spread of distributed computing and the increased acceptance of grid computing or Internet-based distributed computing.

     We may not be able to develop new products such as these, and, in any event, we do not have sufficient historical or comparative sales data to rely upon to indicate that such new products or related services would achieve the desired level of commercial success.

WE FACE STRONG COMPETITION THAT COULD PREVENT US FROM ADDING NEW CUSTOMERS OR EXPANDING OUR EXISTING CUSTOMER RELATIONSHIPS.

     The market for our software products is intensely competitive, subject to rapid change and significantly affected by new product introductions, pricing strategies and other market activities of industry participants. Competition currently comes from the following principal sources:

          o    other software for distributed computing and workflows;

          o other software for batch queuing, resource management, and job management;

          o    software for on-demand and peer-to-peer computing;

          o    other software for application or data integration;

          o consulting and outsourcing services, as well as in-house development departments, that develop custom solutions similar to our products; and

          o academic and government sponsored institutes focused on distributed computing, grid computing, workflows, application integration or specific technical computing applications in any of the industries we serve.

     Customers or licensees could also develop their own software with capabilities similar to our products and cease using our software products and services. Some of our competitors and potential competitors have longer operating histories than us and have greater financial, technical, marketing, research and development and other resources. Some of our software competitors offer products and services directed at more specific tasks than those we target, enabling these competitors to deliver high quality, but very narrow solutions that may appeal to some of our customers or potential customers. Some offerings that compete with our software products are developed and made available at lower cost by governmental organizations and academic institutions, and these entities may be able to devote substantial resources to product development and also offer their products to users for little or no charge.

     Finally, we also face competition from open source software initiatives, in which developers provide software and intellectual property free over the internet.

     Any of the above could lead to loss of customers and reduced revenues.

                 CERTAIN RISKS RELATED TO INTELLECTUAL PROPERTY

OUR CURRENT PRODUCTS AND PRODUCTS WE MAY DEVELOP IN THE FUTURE DEPEND, IN PART, ON SOFTWARE OR TECHNOLOGIES LICENSED FROM THIRD PARTIES, AND WE MAY BE UNABLE TO ACQUIRE OR MAINTAIN THE LICENSES THAT ARE NECESSARY.

     We incorporate in our products certain technologies that are licensed from third parties. In the future, we may be unable to acquire or renew licenses to essential or desirable technologies on favorable terms, or possibly on any terms. Should this occur, we may lose our ability to continue using technologies already incorporated in our products. Any significant interruption in the supply or support of any licensed technologies could adversely affect our sales, unless and until we can replace the functionality provided by the licensed technologies. Because our products incorporate software developed and maintained by third parties, we depend on these third parties to deliver and support reliable products, enhance their current products, develop new products on a timely and cost-effective basis and respond to emerging industry standards and other technological changes. The failure of these third parties to meet these criteria could harm our business.

OUR PRODUCTS MUST INTEGRATE WITH PRODUCTS MADE BY THIRD PARTIES, AND, IF WE LOSE ACCESS TO THE PROGRAMMING INTERFACES FOR THESE APPLICATIONS, OR IF WE ARE UNABLE TO MODIFY OUR PRODUCTS OR DEVELOP NEW PRODUCTS IN RESPONSE TO CHANGES IN THESE APPLICATIONS, WE COULD LOSE CUSTOMERS AND REVENUE.

     Our software interacts with products made by third parties using application programming interfaces (APIs) written, controlled, and provided by the third parties. These APIs may change over time, and we may not have access to necessary APIs in the future. This would make it difficult or impossible to interact with the affected products, and this, in turn, might cause us to lose customers and revenue.

OUR PRODUCTS DEPEND ON A NUMBER OF SOFTWARE STANDARDS AND TECHNOLOGIES, AND CHANGES IN THESE STANDARDS AND TECHNOLOGIES MAY INCREASE OUR DEVELOPMENT AND OPERATING COSTS AND REDUCE OUR PROFITS.

     Our software depends on a number of formal and de facto standards and technologies for representing certain data, performing certain actions, and communicating with operating systems and other third party software products. Some of these have been developed as open source community projects over which we have little control. Any of these standards or technologies may change over time, and it may be impossible or very costly to modify our products to use the revised standards or technologies. In addition, such modifications may cause significant loss of capability in our products, making them less suitable for the market. The eventual result could be loss of customers and revenue, increased operating costs, and reduced profits.

DEFECTS OR MALFUNCTIONS IN OUR SOFTWARE PRODUCTS, OR IN THE PRODUCTS OF OUR SOFTWARE TECHNOLOGY PARTNERS, COULD HURT OUR REPUTATION AMONG SOFTWARE CUSTOMERS, EXPOSE US TO LIABILITY, AND LEAD TO LOSS OF CUSTOMERS AND REVENUES.

     Our software business and the level of customer acceptance of our products depend upon the continuous, effective and reliable operation of our computer software and related tools and functions. Defects could occur in our current or future products. To the extent that our software malfunctions and our customers' use of our products is interrupted, our software reputation and business could suffer. We may also be subject to liability for the defects and malfunctions of third party technology partners and others with whom our software products and services are integrated. Finally, significant increases in personnel or other costs related to correcting defects could materially adversely affect our operating results.

POSITIONS TAKEN BY THE U.S. PATENT AND TRADEMARK OFFICE OR NON-U.S. PATENT AND TRADEMARK OFFICIALS MAY PRECLUDE US FROM OBTAINING SUFFICIENT OR TIMELY PROTECTION FOR OUR INTELLECTUAL PROPERTY.

     The patent positions of software companies are uncertain and involve complex legal and factual questions. The coverage claimed in a patent application can be significantly reduced before the patent is issued. There is a significant risk that the scope of a patent may not be sufficient to prevent third parties from marketing other products or technologies with the same functionality of our products and technologies. Consequently, some or all of our patent applications may not issue into patents, and any issued patents may provide ineffective remedies or be challenged or circumvented.

THIRD PARTIES MAY HAVE FILED PATENT APPLICATIONS OF WHICH WE MAY OR MAY NOT HAVE KNOWLEDGE, AND WHICH MAY REQUIRE COSTLY LITIGATION OR DISADVANTAGEOUS MODIFICATIONS IN OUR PRODUCTS.

     Patent applications in the U.S. are maintained in secrecy for 18 months from filing or until a patent issues. Under certain circumstances, patent applications are never published but remain in secrecy until issuance. As a result, others may have filed patent applications for products or technology covered by one or more pending patent applications upon which we are relying. There may be third-party patents, patent applications and other intellectual property or information relevant to our software and other technologies which are not known to us and that block or compete with our software or other technologies, or limit the scope of patent protection available to us. Moreover, from time to time, patents may issue which block or compete with our software or other technologies, or limit the scope of patent protection available to us. Litigation may be necessary to enforce patents issued to us or to determine the scope and validity of the intellectual property rights of third parties. Depending on the results of such litigation or determinations, we may have to make costly, and potentially disadvantageous, modifications to our products. This may lead to lost customers and revenues and higher operating costs.

WE MAY NOT BE ABLE TO PROTECT ADEQUATELY THE TRADE SECRETS AND CONFIDENTIAL INFORMATION THAT WE DISCLOSE TO OUR EMPLOYEES.

     We rely upon trade secrets, technical know-how and continuing technological innovation to develop and maintain our competitive position. Competitors through their independent discovery (or improper means, such as unauthorized disclosure or industrial espionage) may come to know our proprietary information. We generally require employees and consultants to execute confidentiality and assignment-of-inventions agreements. These agreements typically provide that all materials and confidential information developed by or made known to the employee or consultant during his, her or its relationship with us are to be kept confidential, and that all inventions arising out of the employee's or consultant's relationship with us are our exclusive property. Our employees and consultants may breach these agreements, and in some instances we may not have an adequate remedy. Additionally, in some instances, we may have failed to require that employees and consultants execute confidentiality and assignment-of-inventions agreements. Potentially, the loss of our intellectual property and proprietary information could put us at a competitive disadvantage, thereby reducing our number of customers and revenue.

FOREIGN LAWS MAY NOT AFFORD US SUFFICIENT PROTECTIONS FOR OUR INTELLECTUAL PROPERTY, AND WE MAY NOT SEEK PATENT PROTECTION OUTSIDE THE UNITED STATES.

     In certain cases, our success may depend, in part, upon our ability to obtain international protection for our intellectual property. However, the laws of some foreign countries may not be as comprehensive as those of the U.S. and may not be sufficient to protect our proprietary rights abroad. In addition, we may decide not to pursue patent protection outside the United States, because of cost and confidentiality concerns. Accordingly, our international competitors could obtain foreign patent protection for, and market overseas, products and technologies for which we are seeking U.S. patent protection. This could make it difficult or impossible to sell our products in certain markets, leading to reduced revenues.

WE MAY NOT BE ABLE TO ADEQUATELY DEFEND OUR INTELLECTUAL PROPERTY FROM THIRD PARTY INFRINGEMENT, AND THIRD PARTY CHALLENGES TO OUR INTELLECTUAL PROPERTY MAY ADVERSELY AFFECT OUR RIGHTS AND BE TIME CONSUMING AND COSTLY.

     Some of our competitors have, or are affiliated with companies having, substantially greater resources than we have, and those competitors may be able to sustain the costs of complex patent litigation to a greater degree and for longer periods of time than us. Uncertainties resulting from the initiation and continuation of any patent or related litigation could have a material adverse effect on our ability to compete in the marketplace pending resolution of the disputed matters. If our competitors prepare and file patent applications in the United States that claim technology also claimed by us, we may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine the priority of invention, which could result in substantial costs to us, even if the outcome is favorable to us. Similarly, opposition proceedings may occur overseas, which may result in the loss or narrowing of the scope of claims or legal rights. Such proceedings will at least result in delay in the issuance of enforceable claims. An adverse outcome could subject us to significant liabilities to third parties and require us to license disputed rights from third parties or cease using the technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. In limited instances, we have licensed source codes of certain products to customers or collaborators. For these reasons, policing unauthorized use of our software products may be difficult. Any failures to protect our rights or prevent unauthorized use of our products could lead to reduced product sales and lower profits.

PATENTS ISSUED TO US MAY NOT BE SUFFICIENTLY BROAD TO PROTECT ADEQUATELY OUR RIGHTS IN INTELLECTUAL PROPERTY TO WHICH THE PATENT RELATES.

     Even if patents are issued to us, these patents may not sufficiently protect our interest in our software or other technologies because the scope of protection provided by any patents issued to or licensed by us are subject to the uncertainty inherent in patent law. Third parties may be able to design around these patents or develop unique products providing effects similar to our products. In addition, others may discover uses for our software or technologies other than those uses covered in our patents, and these other uses may be separately patentable. A number of software companies, government laboratories or similar organizations, and research and academic institutions, have developed technologies, filed patent applications or received patents on various technologies that may be related to our business. Some of these technologies, patent applications or patents may conflict with our technologies, patent applications or patents. These conflicts could also limit the scope of patents, if any, that we may be able to obtain, or result in the denial of our patent applications.

WE MAY BE SUBJECT TO CLAIMS OF INFRINGEMENT BY THIRD PARTIES THAT MAY ADVERSELY AFFECT OUR RIGHTS AND MAY BE COSTLY AND TIME CONSUMING TO DEFEND.

     Third parties may claim infringement by us of their intellectual property rights. In addition, to the extent our employees are involved in research areas similar to those areas in which they were involved at their former employers, we may be subject to claims that one of our employees, or we, have inadvertently or otherwise used or disclosed the alleged trade secrets or other proprietary information of a former employer. From time to time, we have received letters claiming or suggesting that our products or activities may infringe third party patents or other intellectual property rights. Our products may infringe patent or other intellectual property rights of third parties. A number of patents may have been issued or may be issued in the future that could cover certain aspects of our technology and that could prevent us from using technology that we use or expect to use. We may be required to seek licenses for, or otherwise acquire rights to, technology as a result of claims of infringement. We may not possess proper ownership or access rights to the intellectual property we use. Third parties or other companies may bring infringement suits against us. We expect, in general, that software product developers will be subject to more infringement claims as the number of products and competitors in our industry segments grows and the functionality of products in different industry segments overlaps. Any claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. In the event of a successful claim of product infringement against us, our failure or inability to license or design around the infringed technology could have a material adverse effect on our business, financial condition and results of operations.

                    CERTAIN RISKS RELATED TO OUR COMMON STOCK

OUR COMMON STOCK HAS NO PRIOR PUBLIC MARKET AND WE CANNOT PREDICT THE PRICE RANGE IN WHICH IT WILL TRADE OR ITS VOLATILITY AFTER THE DISTRIBUTION.

     There has been no trading market for our common stock. There can be no assurance as to the price at which our common stock will trade. We cannot predict the extent to which a trading market will develop or how liquid that market might become. The trading price of our common stock following the date of this prospectus is therefore likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, some of which are beyond our control. These factors include:

     o Quarterly variations in our results of operations or those of our competitors;

     o Announcements by us or our competitors of acquisitions, new products, significant contracts, commercial relationships or capital commitments;

     o    Disruption to our operations or our data centers;

     o    Commencement of, or our involvement in, litigation;

     o    Any major change in our board or management;

     o Changes in governmental regulations or in the status of our regulatory approvals; and

     o General market conditions and other factors, including factors unrelated to our own operating performance.

     In addition, the stock market in general, and the market for technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the companies traded in those markets. Such fluctuations may be even more pronounced in the trading market shortly following this distribution. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation, if instituted against us, could result in substantial costs and a diversion of our management's attention and resources.

BECAUSE OF ITS LOW PRICE, THE TRADING OF OUR COMMON STOCK MAY BE LIMITED BY "PENNY STOCK RULES" WHICH MAY CAUSE YOU DIFFICULTY SHOULD YOU WISH TO SELL YOUR SHARES SINCE COMPLIANCE WITH THESE RULES RESTRICT THE ABILITY OF BROKER-DEALERS TO MARKET OUR STOCK.

     The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for trading in any stock defined as a penny stock. Regulations enacted by the SEC generally define a penny stock as an equity security that has a market price of less than $5.00 per share, subject to some exceptions. Unless an exception applies, a disclosure schedule explaining the penny stock market and the risks associated with investing in penny stocks must be delivered before any transaction in penny stocks can occur.

     Our common stock is not a reported security and is currently subject to the SEC's "penny stock" rules and it is anticipated that trading in our common stock will continue to be subject to the penny stock rules for the foreseeable future.

     Until such time as our common stock meets an exception to the penny stock regulations cited above, trading in our securities is covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend penny stocks to persons that are not established customers or accredited investors must make a special determination in writing for the purchaser that the investment is suitable, and must also obtain the purchaser's written agreement to a transaction before the sale.

     The regulations could limit the ability of broker/dealers to sell our securities and thus the ability of purchasers of our securities to sell their securities in the secondary market for so long as our common stock has a market price of less than $5.00 per share.

     In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market. A market in our common stock may never develop due to these factors and you may be unable to sell your securities.

BECAUSE WE DO NOT INTEND TO PAY DIVIDENDS, STOCKHOLDERS WILL BENEFIT FROM INVESTMENTS IN OUR SHARES ONLY IF OUR SHARES APPRECIATE IN VALUE.

     We have never declared or paid any cash dividends on our common stock. We currently intend to retain our future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends in the foreseeable future. As a result, the success of a stockholder's investment in our common stock will depend entirely upon any future appreciation in its value. There is no guarantee that our common stock will appreciate in value or even maintain the price at which the shares were purchased.

OUR OFFICERS, DIRECTORS AND PRINCIPAL SHAREHOLDERS WILL OWN A CONTROLLING INTEREST IN OUR VOTING STOCK AND INVESTORS WILL NOT HAVE ANY VOICE IN OUR MANAGEMENT.

     Our officers, directors and principal shareholders, in the aggregate, beneficially own or control the votes of approximately 69% of our outstanding common stock (including additional shares underlying warrants or options exercisable immediately or within 60 days hereof, these stockholders would beneficially own or control approximately 91% of our stock). As a result, these stockholders, acting together, will have the ability to control substantially all matters submitted to our stockholders for approval, including:

          o    election of our board of directors;

          o    removal of any of our directors;

          o    amendment of our certificate of incorporation or bylaws; and

          o adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

     As a result of their ownership and positions, our directors, executive officers and principal shareholders collectively are able to influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our directors, executive officers or principal shareholders, or the prospect of these sales, could adversely affect the market price of our common stock. Current stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

ANTI-TAKEOVER PROVISIONS UNDER THE DELAWARE GENERAL CORPORATION LAW MAY RENDER MORE DIFFICULT THE ACCOMPLISHMENT OF MERGERS OR THE ASSUMPTION OF CONTROL BY A PRINCIPAL STOCKHOLDER, MAKING MORE DIFFICULT THE REMOVAL OF MANAGEMENT.

     Certain provisions of the Delaware General Corporation Law may delay or deter attempts to secure control of our company without the consent of our management. These provisions of Delaware law could have the effect of delaying, deferring or preventing a change of control including without limitation a proxy contest, making more difficult the acquisition of a substantial block of our common stock. The provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock. Further, the existence of these anti-takeover measures may cause potential bidders to look elsewhere, rather than initiating acquisition discussions with us.

SHOULD ONE OR MORE OF THE ABOVE-DESCRIBED RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD THE UNDERLYING ASSUMPTIONS PROVE INCORRECT, OUR ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE ANTICIPATED.

                           FORWARD-LOOKING STATEMENTS

     Some of the statements in this prospectus are forward-looking statements that involve risks and uncertainties. In some cases, you can identify forward-looking statements by our use of words such as "may," "could," "should," "project," "believe," "anticipate," "expect," "plan," "estimate," "forecast," "potential," "intend," "continue" or the negative or other variations of these words and other similar words. Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other factors include, among others, those discussed in more detail under the heading "Risk Factors" and elsewhere in this prospectus.

     Our forward-looking statements are based on our current expectations, intentions and beliefs as of the date of this prospectus. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements or other future events. You should not place undue reliance on our forward-looking statements. The safe harbors for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act do not apply to the distribution made in this prospectus because the safe harbors do not apply to forward-looking statements made in connection with this distribution.

                                 DIVIDEND POLICY

     To date, we have not paid any dividends on our common stock. Any payment of dividends in the future is within the discretion of our board of directors and will depend on our earnings, if any, our capital requirements and financial condition and other relevant factors. Our board of directors does not intend to declare any cash or other dividends in the foreseeable future, but intends instead to retain earnings, if any, for use in our business operations.

                                 CAPITALIZATION

The table below sets forth our unaudited capitalization on an actual basis as of June 30, 2005

                                                                                            June 30, 2005
                                                                                               Actual
                                                                                             (UNAUDITED)
                                                                                         --------------------
Debt:
      Bridge Loans                                                                                190,674
      Convertible Debenture                                                                     1,324,095
Total debt                                                                                      1,514,769

Stockholders' equity (deficit):
      Preferred stock, $0.001 par value, 1,000,000 shares authorized, none issued and                   -
      outstanding as of June 30, 2005
      Common stock, $0.001 par value, 53,400,000 shares authorized, 6,496,429 shares                6,496
      issued and outstanding as of June 30, 2005
      Additional paid-in capital                                                               16,638,039
      Other comprehensive loss                                                                   (423,409)
      Deferred compensation                                                                             -
      Accumulated Deficit                                                                     (17,189,321)

Total stockholders' equity (deficit)                                                             (968,195)
Capitalization                                                                                    546,573

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION INCLUDES FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. AS A RESULT OF MANY FACTORS, SUCH AS THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS, OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS.

FORWARD-LOOKING STATEMENTS

     Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

          o    discuss our future expectations;
          o contain projections of our future results of operations or of our financial condition; and
          o    state other "forward-looking" information.

     We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

OVERVIEW

     We provide software and services to end users and companies that have a strong need to use computers to solve complex technical and business problems. Since our founding in 2000, we have developed and acquired technologies and software products that are especially appropriate for problems that analyze large amounts of data or whose solutions require large amounts of computation. Most of our technologies and products are designed to operate in high performance distributed computing environments, which means that they can make use of powerful computers or groups of computers connected via standard data networks such as Ethernet or the Internet. To date we have filed four patent applications on our technologies, of which one has been issued and the remaining are still pending.

     One type of computer on which we have focused is known as a Linux cluster. A Linux cluster is essentially a group of personal computers connected together via a dedicated high-speed network that is allocated and managed as if it were a single powerful computer. Linux clusters have become increasingly important in our markets as personal computer processors have become cheaper and more powerful, and as the Linux operating system has gained in popularity. In April 2003, we were able to acquire Argentys, Inc., ("Argentys") a privately-held Massachusetts-based software development company that owned certain technologies and products related to Linux clusters that were complementary to our own. More specifically, Argentys' technologies and products were designed to allocate and manage the computing resources of Linux clusters, whereas our technologies and products were designed to use those resources to solve specific technical or business problems. The Argentys technologies and products were developed originally by Blackstone Technology Group, Inc. ("Blackstone") an early and well-regarded software provider for the Linux cluster market. At the time of the acquisition, Argentys had a customer base complementary to ours and annual revenues in excess of $1 million, and we expected to leverage both in order to fuel our growth.

     We currently provide highly integrated, end-to-end solutions for creating, managing and accelerating computationally-intensive or data-intensive computations and data analyses in distributed computing environments including Linux clusters. We have developed specialized technologies and products for application workflows, which are formed from multiple individual programs or applications that operate together as an ensemble and that exchange data as required, application workflows are often represented visually as flowcharts in which boxes represent the individual programs or applications and lines represent the movement of data. We have two main products, TurboWorx Enterprise and TurboWorx ClusterManager, that together account for nearly all of our software revenue.

     TurboWorx Enterprise is a product that helps users apply multiple computational programs to solve complex technical or business computing problems. Often, good solutions to such problems require examining large amounts of data using several independent computer programs, either concurrently or one after the other. TurboWorx Enterprise enables users to create and execute application workflows (often expressed visually as flowcharts) that lay out the order in which a number of individual applications will execute and specify the movement of data between applications. TurboWorx Enterprise is designed to permit workflows to execute efficiently on groups of computers networked together (that is, a distributed computing environment). It is based both on emerging standards for distributed computing and workflows, and on a number of proprietary technologies that we have developed for workflow expression and efficient workflow execution in distributed computing environments. As described elsewhere in this prospectus, TurboWorx Enterprise includes a number of distinct pieces, some of which have been or may in the future be broken out as separate products. At present, only the workflow creation portion of TurboWorx Enterprise, which runs on a wide range of desktop computers and workstations, is sold as a separate desktop product, known as TurboWorx Builder. We released the initial commercial versions of TurboWorx Enterprise and TurboWorx Builder in late 2003, and we are now selling version 4.5 of each.

     TurboWorx ClusterManager is a product that manages the resources and use of a Linux cluster, which is one type of multiprocessor computer system that is now in widespread use by the types of companies that are interested in our solutions. ClusterManager is designed to serve as the primary means by which users interact with a Linux cluster. Users submit computing tasks to ClusterManager, which is responsible for authenticating the user, assigning required computing resources (such as the individual computers in the cluster, storage devices, network bandwidth, and the like), scheduling the tasks on the cluster, and saving the results or returning them to the user. For life sciences customers, ClusterManager may include a number of add-on "accelerators"--particular applications that have been sped up by incorporating technologies to decompose input data into pieces that may be processed as separate tasks by ClusterManager. Some of the basic technology underlying ClusterManager was originally developed by Blackstone Technology Group, Inc. in a product called PowerCloud, and we obtained it when we acquired Argentys in 2003. However, in developing ClusterManager, we had to reimplement nearly all of the PowerCloud software during 2004. We are now selling version 4.0 of ClusterManager.

REVENUES

     We expect to generate revenues by licensing our software products and providing various programming and consulting services. We are currently selling licenses for two enterprise software products (TurboWorx Enterprise and TurboWorx ClusterManager) and one desktop product (TurboWorx Builder, which is a part of the TurboWorx Enterprise system that is sometimes sold separately). These have accounted for essentially all of our software product revenue since 2003. Prior to 2003, most of our software revenues came from sales of TurboBLAST, a life sciences application that we de-emphasized in order to concentrate on our other products.

     We license our software products to customers using either time-based term subscriptions (usually for one year) or perpetual software licenses. In the case of time-based subscriptions, customers receive product support and upgrades during their subscription terms at no additional cost. In the case of perpetual licenses, customers receive no-cost product support and upgrades for a limited time (usually 90 days), after which they must purchase time-based maintenance contracts to receive product support and upgrades. We require all customers to sign written licenses before we permit them to install or use our products.

     Except for TurboWorx Builder, which is licensed on a per-user basis, the prices for our software products are based mainly on the computing capability or power of the computing environment in which the products will operate. For example, the price of licenses for both TurboWorx Enterprise and ClusterManager depend on the number of computing processors (CPUs) that will be permitted to execute computing tasks. This sort of scalable pricing model is quite different from traditional seat-based or user-based pricing for multi-user software products. With traditional pricing, revenue from any particular customer grows only in proportion to the number of individual users of the products at that customer. In contrast, our revenue has the potential to grow with the customer's increasing capacity for using the product, irrespective of the number of individual users or the actual amount of use. This is particularly important since some of the potential benefits of our software--such as automation and increased personnel efficiency--may actually reduce the number of individual users even as the actual usage increases.

     Our scalable license pricing also offers substantial benefits to our customers, who can start using our software by acquiring inexpensive licenses for small entry-level systems and grow those over time as their computing needs increase. We also benefit because we expect to be able to sell low-cost entry-level systems with relative ease, enabling us to focus much of our sales effort on growing small, in-place systems into enterprise-scale installations from which we expect to be able to receive much higher revenues.

     We provide a variety of services both to our software licensees and other customers. In addition to software maintenance services, examples of the types of services that we offer include product installation and training, development and/or deployment of customized workflows for customers, customer-specific customization of our software products, general application development, and consulting on computing infrastructure and high performance computing. Usually, we charge customers for services using time-based pricing that reflects the nature of the work and the skills and seniority of the individuals providing the services. For common services that take only a few days to perform (such as installation or training), we may charge a flat price and require payment in advance. For longer-term projects, we invoice customers over the course of the work.

     To date, we have principally sold software licenses and services directly to our customers. In addition, we make our software products available indirectly through a variety of sales partners, including software distributors (who buy discounted licenses from us and resell them to their direct customers) and value-added resellers (who buy licenses from us that enable them to embed our products into product or service offerings that they create and sell). In the past, most of our sales partners were in overseas markets where we had no direct presence, especially in the Far East. During 2004, we initiated relationships with a number of large distributors and value-added resellers in the United States with the intent that we could achieve greater and more efficient market penetration through partners than by selling directly. It is taking these resellers a substantial amount of time to learn our products and begin to penetrate their markets with them, but, over time, we expect that our indirect sales volume through partners will eventually equal or exceed our direct sales volume.

     Our ability to earn revenues and profits by selling software licenses will depend upon several factors, of which we describe three especially important ones here. First, we will have to convince potential customers both of the value of technologies such as distributed computing, automated computational workflows, and computing clusters, and of the quality of our particular products. To date, we have focused most of our sales effort in the life science research and development market because potential customers in that market (including universities, government laboratories, and biotech or pharmaceutical companies) already appreciate the importance of such technologies and are faced with a rapidly growing quantity of data requiring computational analysis. Even in the life science market, however, we have experienced both lengthy sales cycles (often six months or longer) and significant downward pricing pressures. As we expand into other market segments, we may face an increased burden for customer education, and we expect that we may experience a significant increase in the time and cost of selling even our entry-level products in those segments.

     Second, we will have to keep pace with the market and our competition by developing new technologies and products and bringing them to market in a timely way. Some of these products may derive from portions of our existing products that can be broken out as distinct, stand-alone products. For example, we have performed research on technologies for efficiently utilizing data required for workflows when such data reside at multiple sites (for example, on the Internet) and must be used on multiple computers on a distributed network. Such technologies are central to achieving high performance for automated workflows, but we believe that they may also provide significant value to customers outside of the workflow context. For that reason, we are considering breaking them out into a stand-alone product known as TurboWorx Data that we may begin to sell within the next 12 months.

     Third, we will need to be able to charge license fees that are high enough to allow us to operate our business profitably. One factor that may make it difficult to charge high fees is the availability on the Internet of potentially-competitive noncommercial software at low or no cost. We have already experienced pricing pressure due to such software in the research segment of the life science research and development market, which contains the bulk of potential life science customers for our software. We expect that it will be less of a problem in more commercial market segments in which the use of such noncommercial software is far less common. However, we may face still other pressures in those market segments that will force us to keep our prices low. If we are unable to raise our prices over time, it may adversely affect our revenues and earnings.

EXPENSES

     Most of our expenses fall into one of three categories: personnel expenses, non-personnel operating expenses, and financing expenses. Of these, personnel expenses are generally the largest portion, accounting for 64% of our operating expenses and 48% of our total expenses in 2004. In 2003, the corresponding fractions were 50% and 59%, respectively, excluding the extraordinary impairment expense of $925,600 from the calculation. Management expects that we will have to increase our expenditures in non-personnel operating expenses, especially in the areas of advertising, marketing, and related sales expenses. Our success will depend in part on our ability to grow our business in the life sciences market and become better known in market segments outside of the life sciences (such as financial services). In addition, we will need to strengthen and expand our network of indirect sales partners in order to generate revenue from our products more efficiently. Each of these initiatives will require investments in advertising, trade show appearances and other marketing activities, so we expect that our personnel expenses will decrease as a percentage of overall operating expenses.

     In order to control costs while continuing to offer competitive benefit packages to our employees, we have, since April 1, 2003, made use of a professional employment organization (PEO). All of our personnel simultaneously have status both as our common-law employees and as co-employees of the PEO. We make all hiring and retention decisions and maintain full control over the professional activities of our personnel, while our PEO has responsibility for human resources activities and most employment-related legal obligations with respect to our personnel. We pay our PEO a comprehensive fee that covers the full cost of personnel salaries, bonuses, payroll taxes, and benefits (with some co-payment required from employees), as well as the PEO's administration fee. From April 1, 2003 to December 31, 2004, our PEO was ADP TotalSource, Inc. As of January 1, 2005, our PEO is now Administaff, Inc.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

GENERAL

     Management's discussion and analysis of our financial condition and results of operations are based upon our financial statements, which were prepared in accordance with generally accepted accounting principles ("GAAP.") GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities. Note 2, "Summary of Significant Accounting Policies" of the notes to the financial statements describes our significant accounting policies. These policies will be reviewed regularly by senior management and the audit committee of our board of directors.

     An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact our financial statements. The accounting policies and estimates that we believe will be most critical to an understanding of our financial results and condition are those related to revenue recognition.

REVENUE RECOGNITION

     We expect to recognize revenues, net of sales returns and other allowances, from four sources: license fees from direct sales of our software products, fees from software maintenance contracts, fees from professional services, and royalties from licenses of our software products sold by our indirect channel partners to their direct customers.

     We license our products to our direct customers using either time-based subscriptions or perpetual licenses. In all cases, we and each customer sign a written license agreement that lays out our respective rights and obligations. Time-based subscriptions permit the customer to make use of the software for the term of the subscription, which is usually one year but may be longer. Perpetual licenses permit the customer to use the software as delivered for an unlimited period of time. We require all customers to formally accept the software products they license, and we do not accept returns or make refunds once a customer has accepted our products. Subscription holders receive all relevant product maintenance and upgrade releases during the terms of their subscriptions. In contrast, except for a brief period at the inception of their licenses, we do not provide either product maintenance or upgrade releases to perpetual license holders. Instead, in keeping with standard practice among software vendors, we offer such customers separately priced time-based maintenance contracts entitling them to receive maintenance and upgrade releases during the terms of the contracts (usually one year).

     We offer a variety of professional services. Some of these are related directly to our software products, such as software installation and training services, technical support and consulting services to help customers use our products, and software development services to customize or enhance our products. In addition, we sometimes offer services to customers that are independent of our software products. These may include consultations on computing infrastructure or similar advisory services related to topics like high performance or distributed computing, as well as software development services to help customers create computational applications that are unrelated to our software products.

     In addition to revenue from direct sales, we expect to receive revenues under the terms of agreements with indirect sales partners, including distributors and value-added resellers. Our agreements with partners generally provide for them to sell subscriptions or perpetual licenses for our software products to their direct customers. We receive revenues in the form of royalty payments, usually calculated as a negotiated percentage of our standard prices for the subscriptions and licenses sold. In certain cases, the partners may pay us in advance for the rights that we grant them, or they may be required to pay us royalties that meet certain minimum levels according to their contracts with us.

     We will make significant management judgments and estimates in connection with the revenues recognized in any accounting period. We must assess whether the fee associated with a revenue transaction is fixed or determinable and whether or not collection is probable. For certain services contracts, we must make estimates of remaining costs to complete the contracted work. Material differences in the amount and timing of revenues for any period could result if we were to make different judgments or utilize different estimates.

     We assess the probability of collection based on a number of factors, including our past transaction history with the customer and the creditworthiness of the customer. New customers and some existing customers will be subject to a credit review process that evaluates each customer's financial position and ultimately its ability to pay according to the original terms of the arrangement. Based on our review process, if we determine from the outset of an arrangement that collection of the resulting receivable is not probable, then we will recognize revenue on a cash-collected basis.

     We will estimate potential future renewals of software subscriptions, as well as potential future product returns and other allowances related to current period product revenue, and we may record estimated reductions in future revenue based on these estimates. In making such estimates, management will analyze our own historical data, current general economic trends, and anticipated changes in customer demand and acceptance of our products. If management were to make different judgments or utilize different estimates, material differences in the amount of our reported revenue could result.

     Similarly, management will estimate the non-collectibility of accounts receivable, and, when evaluating the adequacy of our allowance for doubtful accounts, will analyze accounts receivable and historical bad debts, customer concentrations, customer creditworthiness, current economic trends, and changes in customer payment terms. In addition to the identification of specific individual doubtful accounts receivable, we will provide allowances for other accounts receivable based on our experience. If management were to make different judgments or utilize different estimates, it could result in material changes in the amounts of our reported operating expenses.

     We recognize revenues related to the sales of our software products in accordance with Statement of Position ("SOP") No. 97-2, "Software Revenue Recognition," and SOP No. 98-9, "Modification of SOP No. 97-2, Software Revenue Recognition with Respect to Certain Transactions." When software-related revenues do not depend on services rendered by us to make the software functional, we recognize the revenues upon customer acceptance of the software, provided that there is persuasive evidence of an arrangement, our fee is fixed or determinable, and collection of our fee is considered probable. When services by us are necessary to make the software functional, we allocate our fees between services and software. We base our allocation on objective evidence of a fair value basis to allocate the total fee to all elements of the arrangement, if such objective evidence exists. Otherwise, we use the residual method allowable under SOP No. 98-9 and allocate to the software that part of our total fee that exceeds the fair value of our services. In the case of time-based arrangements, we recognize revenue ratably over the term of the arrangement once other recognition criteria have been met.

     For all of our software-related sales, we require a written contract executed both by us and our customer that specifies the type of arrangement (subscription or perpetual license) and our fee. We also require customers to evidence their initial acceptance of the software in writing. Together, we believe that these two documents constitute persuasive evidence of an arrangement with each customer and enable us to determine our fee. For perpetual software licenses, our entire obligation is satisfied once the customer has accepted delivery of the licensed software, so we recognize our entire fee as revenue upon the customer's acceptance of the software.

     For software subscriptions and maintenance contracts, we are required to deliver unspecified future updates and upgrades of the licensed software during the term of the subscription or contract. Accordingly, although we generally bill the customer in full at the start of the subscription term, we defer the revenue upon customer acceptance of the related software and then recognize revenues from subscriptions and maintenance contracts ratably over their terms. In the case of renewals of such contracts, there is no need for customers to accept a software product at the inception of the contract, so we defer the revenue at the start of the renewal term and then recognize the revenue ratably over the entire term.

     In general, we sell our professional services either on a time-and-materials basis or a fixed-price basis. In all cases, we have a written contract between us and our customer that specifies the work to be performed and the billing and payment arrangements. For contracts in which our fees are based on time and materials, we recognize revenues as services are performed and costs are incurred in accordance with the terms of the contract. For fixed-price contracts (including, for example, software installations and customer training classes), our fee is fully specified in the contract, and we recognize revenue using the percentage-of-completion method, unless the extent of progress toward completion cannot be reliably determined. We measure our progress towards completion by comparing our actual effort expended to our management's estimates of the total amount of effort required to complete the contracted work. To the extent that we cannot make reasonable estimates of the effort and cost required to complete the work, we defer the revenue until the contract is actually completed.

     There is significant variation in the details of our revenue relationships with our partners. In general, however, we apply the same revenue recognition principles to revenues through partners as we do to direct revenues of similar type. In certain cases, our partners may be required to pre-purchase software licenses, and we recognize the revenues from those licenses at such time as the fees received are no longer refundable. If a partner is required to meet certain minimum royalty levels during specific periods of time, then we will invoice them for any unmet portions of their obligations at the ends of the applicable time periods, and we will recognize the corresponding revenue at the time of billing, provided that we determine that collection is probable.

     In many cases we bill and collect our fees in advance of the time at which we can recognize some or all of the related revenue. In such instances, we defer the amount of billings in excess of recognizable revenue and categorize them as deferred revenue. In our financial statements, deferred revenues represent either payments received from customers for software licenses, services, and maintenance in advance of performing services, or amounts deferred in accordance with SOP No. 97-2.

RESULTS OF OPERATIONS FOR FISCAL YEARS ENDED DECEMBER 31, 2004 AND DECEMBER 31, 2003 COMPARED

     Prior to 2003, we operated as a development stage company, with minimal sales and marketing activities and expenses. Most of our 2002 revenue of $459,158 was derived from prepaid royalties received in 2002 from a software distribution agreement with a Japanese company, deferred revenue recognized from 2001 sales, and a research software project sponsored by one of our partners. Only a small portion of the revenue was derived from new sales of prepackaged commercial software (TurboBLAST, an application software product that we sold prior to 2003).

     Jeff Augen became our President in late 2002, and, with his leadership, in early 2003, we began to focus our business more tightly on workflow software in distributed computing environments. We determined that our effort to keep TurboBLAST up to date with other products in the market was costly and was distracting our technical staff from workflow-related research and development, so we decided to deprecate the product and sell it only to existing customers.

     As described above, we acquired Argentys in April 2003. Argentys was set up in October 2002 to acquire the assets of Blackstone a bankrupt software company based in Worcester, MA that had developed technology and products for the management and utilization of Linux clusters. The centerpiece of the Blackstone product set was a resource management and scheduling tool called PowerCloud. Associated with PowerCloud were a number of accelerated life science applications that took advantage of Linux clusters to speed up certain key computations in bioinformatics and pharmaceutical research.

     Blackstone had been successful in selling products and services to a number of customers, including several leading biotech and pharmaceutical companies, but it had expanded too rapidly and declared bankruptcy in September 2002 when it failed to secure the additional investment capital necessary to continue its operations. Argentys, which acquired Blackstone's assets for a nominal payment, operated for several months before it, too, was unsuccessful in raising capital and ran out of cash in early 2003. The combined revenues of Blackstone and Argentys in the 12 months prior to our acquisition were in excess of $1 million.

     Because of Argentys' financial condition, we were able to acquire it for a total consideration that our auditors have valued at $925,600, well below the apparent combined value of Argentys' revenue stream, technology, and products. The consideration included 1,600,000 shares of our Series A Preferred Stock plus detachable warrants to purchase up to 400,000 additional shares of our Series A Preferred Stock at an initial exercise price of $0.55 per share. At the time of the acquisition, we valued our Series A Preferred Stock at $0.55 per share, which was the per-share price used when we converted our Series A Convertible Promissory Notes into shares of our Series A Preferred Stock at the end of March 2003.

     As part of our due diligence prior to the acquisition, we evaluated both Argentys' technology and its customer base. We believed that the PowerCloud technology offered unique resource management capabilities that complemented our own technologies and products. We also believed that the acquisition would enable us to offer a more complete set of products at a higher price point and that it would enable us to take advantage of the reputation of the PowerCloud technology in our markets. The Argentys customer base was complementary to ours and included several large biotech or pharmaceutical companies. After contacting a number of the customers and discussing the customer situations with the former Vice President of Sales and Services at Blackstone, we believed that we would be able to retain most of them and would be able to both grow the Argentys business and sell our own products to a number of the Argentys customers.

     In 2003 and 2004, we increased our expenditures substantially as we tried to assimilate Argentys and grow the combined business. In 2002, our combined cost of revenues and expenses totaled $1,724,361, but they rose to $4,218,809 and $3,685,543 in

2003 and 2004, respectively, excluding the impairment loss recorded in 2003. These amounts include R&D expenditures of $1,310,650 and $965,895 in 2003 and 2004, respectively, with much of the cost driven by our effort to merge the Argentys technology and products with our own. As we did so, we found that much of the PowerCloud product set made use of third-party technology that was complex, difficult to use and maintain, and incompatible with some of the technologies used in our own products. This led us to hire a number of former Blackstone employees in order to maintain and support the products, which, in turn, forced us to open an office in Burlington, MA, near where most of those employees lived. We also nearly doubled our direct marketing and sales expenditures to over $1,000,000 in 2003, as we began operations in both Massachusetts and the United Kingdom, from where we could better service the significant portion of the PowerCloud customers located in Western Europe. Overall, we expanded our staff from approximately 15 employees to approximately 25 employees in under three months.

     By the third quarter of 2003, we recognized that the Blackstone bankruptcy and the two subsequent acquisitions had had a greater impact on the Blackstone/Argentys customer base than we had anticipated. By the end of fiscal year 2003, it turned out that we lost all but two of the Argentys customers. In part, this was due to factors outside of our control, as several of the customers either ceased operations or merged with other companies that chose to discontinue use of the PowerCloud product in favor of alternative products already in place at the acquiring companies. We also determined that we would have to completely rewrite the PowerCloud software in order to increase its reliability and make it more compatible with our workflow technologies and software. We undertook this effort beginning in late 2003 and continuing well into 2004.

     Because we had not been able to generate sufficient cash either from sales or investments to sustain our rapid expansion, we took steps to cut costs substantially at the end of the third quarter of 2003. We laid off approximately 20% of our staff during the fourth quarter of 2003, and we began a concerted effort to reduce non-personnel expenditures as well. In February of 2004, we shut down our office in the United Kingdom and laid off our remaining staff there. We also replaced our Vice President of Sales and Marketing, and, several months later, closed our Massachusetts office after our staff there (mostly former employees of Argentys hired by our former Vice President) left the Company. Overall, our cuts enabled us to reduce our total cost of revenues and operating expenses by over $500,000 in 2004, as compared to 2003, and to reduce our ordinary, ongoing monthly costs and expenses to approximately $250,000 by early 2005.

     Overall, in 2003 and 2004, we generated revenues of $507,841 and $426,406, respectively. In 2003, slightly less than two-thirds of our revenue ($325,670) came from software products, including approximately $215,000 in revenue recognized from sales (some of which were closed in 2002) to Argentys customers. The balance of our 2003 revenues came from a services contract with one of our customers and from prepaid royalties from our Japanese distributor. In 2004, approximately 75% of our revenue ($319,606) came from software products, with the balance coming largely from our ongoing services contract with one of our customers. Of our 2004 revenues for software products, approximately $95,000 came from former Argentys customers.

     In both 2003 and 2004, we made significant efforts to sell products and services overseas, principally in the United Kingdom (where we had an office), Western Europe, and Japan. In 2003, approximately 21% of our bookings came from the United Kingdom and Western Europe, and another 13% came from other overseas locations (mainly Japan, where we had a distributor). In 2004, approximately 22% of our bookings came from the United Kingdom and Western Europe, and approximately 8% came from a customer in Canada. We had difficulties with our distributor in Japan, and eventually terminated their contract, so we did not consummate any business in Japan after the end of 2003.

     As noted above, an unfortunate side effect of our cost reductions has been an inability to advertise and market our products adequately. Our understanding of the need for additional cash for this purpose led us to seek alternative sources of investment capital starting in the second half of 2004. As described in detail below, we have been able to arrange for approximately $6.5 million in new capital since August 2004 (including a single investment of $3.5 million, of which the first half closed in early May 2005), and this is now enabling us to re-energize our advertising and marketing efforts. While 2005 sales to date have been disappointing (approximately $153,000 through our second quarter), we are encouraged by the response to recent marketing and trade show appearances, which has led to a pipeline of qualified new sales opportunities that now exceeds $4 million. Our sales pipeline includes only opportunities that we have qualified by contacting the potential customer to ascertain that the opportunity is a real one that is expected to close within 12 months, that we have a reasonable chance to win the business, and that we can reasonably estimate the size of the opportunity. We review the opportunities in the pipeline regularly to remove lost opportunities and update the status of others that remain. As a result, we believe that our revenues will increase significantly during the remainder of 2005.

     Our net loss from operations in 2004 was $3,259,137, as compared with $3,710,968 in 2003 (excluding the Argentys impairment loss). The improvement is entirely attributable to our cost reductions, since our 2004 revenues were actually lower than our 2003 revenues.

     Our overall net loss in 2004 was $4,441,195, as compared with $5,384,672 in 2003. This change was due entirely to three items. First, during 2004 we used debt to finance our operations, so that we had $7,244,946 of debt outstanding as of December 31, 2004, whereas we had only $3,868,517 of debt outstanding as of December 31, 2003. As a result, our interest expense increased from $748,104 in 2003 to $1,182,058 in 2004.

     Second, as noted above, by the end of 2003 we had been able to retain only two of the PowerCloud customers and had determined that we would have to completely rewrite the PowerCloud software, which we did during 2004. These events eventually led us to carry out an impairment review of our Argentys investment in 2004 during the audit for our 2003 fiscal year. Since both the loss of substantially all of the customer base and the need to completely discard and rewrite the primary product indicated that Argentys was essentially without value as of the end of 2003, we concluded that it was appropriate to record an impairment loss in 2003 equal to the entire acquisition cost of $925,600, which was the value of the Argentys acquisition using the purchase method of accounting. We completed the impairment review and determined to record the impairment charge during October 2004.

       Finally, in 2003 we were able to sell certain State of Connecticut research and development investment tax credits to the State for $58,779, but we were unable to do so in 2004.

       Our accounts payable increased from $360,373 as of December 31, 2003 to $644,086 as of December 31, 2004. The increase of $283,713 is largely due to short-term legal, accounting and payroll items. As of December 31, 2004, we had approximately $200,000 in invoiced but unpaid legal and accounting costs related to a private offering of common stock and warrants that began in late 2004 but did not close until 2005. In addition, the increase includes approximately $66,000 owed to ADP TotalSource for our final payroll of 2004, which was paid to employees in 2004 but was not transferred to ADP TotalSource until January 2005.

THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2005 COMPARED TO THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2004

     In the three-month and six-month periods ended June 30, 2005, we generated revenues of $76,416 and $152,864, respectively. In the corresponding periods ending June 30, 2004, we generated revenues of $159,012 and $282,764, respectively. The drop in revenue is due in large part to a reduction in the amount of deferred revenue from the prior year that we were able to recognize during the applicable periods. In addition, we were unable to renew one of our larger European software customers in 2005, although we were able to partially replace that revenue with some additional services business. The fraction of revenue due to software licenses was reduced in the 2005 periods. For the 2004 periods, more than 80% of our revenue was for software product licenses, largely reflecting recognition of some of the $251,071 in deferred revenues on our balance sheet at the end of 2003. In the 2005 periods, slightly more than 50% of our revenues came from software products, largely reflecting the smaller amount of deferred revenue ($108,818) at the end of 2004. In both periods, most of the non-product revenues came from our ongoing services contract with one of our customers. While our sales in the 2005 periods are disappointing, we are encouraged by the response to recent marketing and trade show appearances, and we believe that our revenues will increase substantially later in the year.

     The amount and distribution of our operating expenses were quite different in the 2004 and 2005 periods. As noted above, we reduced expenses significantly during 2004, with much of the reduction occurring during the last half of the year. As a result, we entered 2005 with a lower overall base operating cost, and we were able to shift the focus of our expenditures away from product development towards sales and marketing. During the first six months of 2005, our product development costs were lower by approximately $131,000 (36%) than in the corresponding period in 2004, while our sales and marketing costs were up by approximately $62,000 (12%) in the same periods. Overall, the combination of our cost of sales and operating expenses in the six-months ended June 30, 2005 were lower by approximately $100,000 (5%) than in the prior-year period. This reduction would have been even greater but for a number of one-time general and administrative costs related to our fund-raising activities in 2005.

     Our net losses from operations for the three-month and six-month periods ended June 30, 2005 were $921,604 and $1,661,395, respectively. These compare to $727,048 and $1,612,529, respectively, in the 2004 periods. Our operating losses in the 2005 periods were greatly affected by three items: a reduction in revenue (approximately $130,000 for six months), an increase in legal and accounting expenses (approximately $300,000) related to raising capital, and our decision to increase sales and marketing expenditures by approximately $100,000 in an effort to generate additional business. Despite these items, our other cost reductions were sufficient to keep the increase in our operating loss for the six-month period to approximately 2.5%.

     Our overall net losses excluding other comprehensive losses in the three-month and six-month periods ending June 30, 2005 period were $1,122,271 and $3,650,412, respectively, as compared with $1,010,843 and $2,159,443, respectively, in the corresponding 2004 periods. The larger overall net loss in the 2005 period is more than accounted for by differences in costs associated with raising capital in the periods. In the six months ended June 30, 2005, we raised over $3.7 million in new capital by completing a private placement of our Common Stock and Common Stock warrants and by selling a $1.75 million convertible debenture to DKR Soundshore Oasis Holding Fund Ltd. (DKR) under an agreement dated May 5, 2005. During the corresponding period in 2004, we raised approximately $2.2 million, mainly in the form of convertible promissory notes. In the 2005 period, we expensed $1,295,246 in financing fees related to warrants issued to our placement agents in 2003 and 2004 that had not been previously measurable. In the aggregate, the combination of recognized one-time legal fees, financing fees, and investment interest in the 2005 periods is approximately $1,750,000 more than the corresponding expenses in 2004.

     In part, we used the proceeds from our private placement and the DKR debenture to pay off much of our other investment debt. As a result, our total liabilities as shown on our balance sheet have been reduced from $6,909,842 at June 30, 2004 to $2,063,624 at June 30, 2005. This reduction reflects reductions in accrued interest expense and in overall debt. It should be noted that we discount our debt to reflect the issuance of warrants in connection with the debt, and the debt liabilities shown on our balance sheet are net of the discounts, which are included in additional paid-in capital and are amortized as financing expenses over the term of the debt. The undiscounted value of our outstanding debt at June 30, 2005 was $1,940,674, as compared with the $1,514,769 in debt shown on our balance sheet. Since we have now been able to pay off or convert most of our investment debt, we anticipate that our investment interest expense will be reduced to approximately $60,000 per quarter for the balance of 2005 (exclusive of the amortized debt discount), most of which will be due to the DKR debenture and to short-term bridge notes that we are raising during September and October, as described more fully below.

       During the final quarter of 2004 and the first quarter of 2005, we negotiated and established a strategic relationship with National Scientific Corporation ("National Scientific"), a public corporation registered in Texas. As part of this relationship, we entered into a share exchange agreement with National Scientific on January 28, 2005 under which we exchanged 360,000 shares of our common stock and $240,000 in cash for 7,150,000 shares of National Scientific common stock. We consummated the exchange on February 1, 2005. Since this transaction was an exchange of financial instruments, we have valued the consideration provided by each company and then recorded the lower of these values as the value for the entire transaction. At the time of the transaction, we were selling stock at $2.50 per share in a private placement described elsewhere in this prospectus, so our consideration was valued at $1,140,000. Since National Scientific is a publicly traded company, we were able to determine that their average trading price had been $0.074 per share over the previous three months, and using this price gave their consideration a total value of $529,100. Since this is the lower of the two values, we have valued the entire transaction at $529,100. Since we paid $240,000 in cash, we imputed a value of $289,100 for the 360,000 shares we delivered. Under the terms of the exchange agreement, we may sell limited quantities of the National Scientific common stock that we hold, so we have recorded our investment in National Scientific as "available-for-sale" stock and listed it as an asset in our balance sheet. Going forward, we are calculating the value of the investment based on the current trading price of National Scientific's common stock. We will record changes in the value of our investment in National Scientific as other comprehensive gains or losses shown in our statement of operations and include them in the shareholders' deficiency in our balance sheet. In connection with the transaction, we incurred direct costs in the form of a $125,000 cash commission paid to our placement agent and warrants issued to our placement agent that we valued at $198,309. We have recorded these direct costs as part of the basis of the investment, and they are reflected in our comprehensive gain or loss.

       Our cash position at June 30, 2005 was somewhat better than our position at June 30, 2004. In addition to our cash and cash equivalents at June 30, 2004, we also had a $70,000 security deposit with our PEO. At June 30, 2005, we had switched to a different PEO with whom we no longer had a deposit. However, at that date we had already prepaid to the PEO approximately $85,000 in salary and benefits due to employees in July 2005. We carry security deposits and prepaid expenses as non-current assets on our balance sheet. At June 30, 2005 period the combination of our cash, security deposits, and prepaid expenses was approximately $309,000, approximately $112,000 higher than at June 30, 2004. This reflects the cash remaining from the DKR debenture that we closed in May 2005, after paying expenses related to our fund-raising activities and paying off a number of outstanding debts.

       On February 28, 2005, pursuant to an election of a majority of the holders of our Series A Preferred Stock, we converted all of our Series A Preferred Stock to Common Stock at a conversion price of $2.23 per share computed according to the terms of the Series A Preferred Stock. In addition, on February 28, 2005, all of our Series B Notes were converted automatically into Common Stock at a price of $2.50 per share according to the terms of the Notes.

       Our accounts payable increased from $336,856 as of June 30, 2004 to $468,262 as of June 30, 2005. The increase of $131,406 is largely due to invoiced but unpaid legal and accounting costs related to our fund raising during 2005. We continued to incur similar expenses throughout July and August 2005, and, as of August 31, 2005, our accounts payable were $590,405.

LIQUIDITY AND CAPITAL RESOURCES

     TurboWorx has not been profitable and has experienced a cash flow deficit from operations in each year since we were founded. We have funded our operations by selling a series of equity investments to provide cash. Prior to 2005, as described more fully below, we sold several series of convertible promissory notes and warrants directly to private investors, including three of our founders. Most of the notes were converted into stock either in 2003 or 2005, although a number of notes were repaid, including those held by three of our founders. In 2005, we also raised approximately $3 million in a private offering of common stock and warrants, and we closed a $1.75 million investment from a single investor in exchange for a convertible debenture with warrants. That investor will invest an additional $1.75 million in exchange for a second convertible debenture with warrants once we have been able to register the shares underlying the debentures and warrants. None of the shares underlying the debentures and warrants are included in the shares to be registered under this Registration Statement.

     In addition to the equity securities sold in 2005, we are currently trying to issue up to $600,000 of unsecured promissory notes at an interest rate of 17% compounded monthly. After commissions to our investment banker Casimir Capital LP, we expect to receive net proceeds of approximately $550,000 from the promissory notes, if we are able to issue the maximum amount.

     As of December 31, 2004, our total cash and cash equivalents totaled $58,973 and total current assets were $107,565. These are quite similar to the corresponding amounts of $39,370 and $100,115 as of December 31, 2003. At the end of our most recent fiscal quarter, June 30, 2005, our total cash and cash equivalents totaled $202,591 and our total current assets were $270,941.

     TurboWorx has not yet reached break even in terms of either cash flow or profitability, and we do not expect to break even in terms of cash flow until some time in 2006 at the earliest. As of December 31, 2004, our long- and short-term debt totaled $7,244,946, and our total liabilities were $8,850,530. These are substantially larger than the corresponding amounts at the end of 2003, which were $3,868,517 and $4,700,106 respectively. The increase reflects our need to sell notes to fund our operations during 2004.

     During the period ended June 30, 2005, we were able to raise investments totaling $3,732,000. We raised $2,982,000 in a private offering of common stock and warrants in six closings between January 11, 2005 and March 22, 2005, and we raised $1,750,000 in a convertible debenture closed on May 6, 2005. Approximately $1,441,829 of the amount raised was used to pay off outstanding debt and accrued interest. In addition, under their terms, on February 28, 2005, all of our Series B Notes, including principal and accrued interest, converted automatically into common stock at a conversion price of $2.50 per share. This left us at March 31, 2005 with no long-term debt and with short-term debt totaling $238,340. Following the closure of the long-term debenture investment in May 2005, we paid off some of our short-term debt and, as of June 30, 2005, our balance sheet showed $1,324,095 in long-term debt and $190,674 in short-term debt. As noted above, we discount our debt to reflect the issuance of warrants in connection with the debt, and our total undiscounted debt at June 30, 2005 was $1,940,674.

     As of December 31, 2004, we had an accumulated deficit of $13,538,909 and a total stockholders' deficiency of $8,580,100. As of June 30, 2005, our accumulated deficit had risen to $17,189,321, but because of the transactions described in this section, our total shareholders' deficiency had been reduced to $968,195. A significant portion of the large increase in our accumulated deficit is due to non-cash financing expenses reflecting the value of warrants issued to our placement agent in connection with financing transactions discussed elsewhere in this prospectus and in the accompanying financial statements.

     Cash used in operations was $3,384,947 for the year ended December 31, 2004, compared with $3,917,259 in the prior year ended December 31, 2003. The decrease reflects the cost-cutting measures that we took beginning in late 2003 as described more fully above. During the six-month period ended June 30, 2005, we used $2,588,001 in operations, as compared with $2,123,377 in the corresponding period ended June 30, 2004. This difference is due mainly to one-time expenses incurred in raising capital and paying accrued interest, since, as discussed above, our operating losses were approximately equal in the two periods, and the ongoing costs of running our software business (excluding these one-time items) were substantially smaller in the 2005 period.

     As noted above, since our inception, we have financed our operations primarily through the sale of equity securities (mainly convertible promissory notes with attached warrants) to private investors. Those activities are summarized below:

     From 2000 to 2002, we sold to private investors convertible promissory notes with warrants having a total aggregate principal value of approximately $2.7 million (the "Series A Notes"). The notes bore interest of 12% per annum and were convertible into stock automatically upon the closing of a "qualified financing" of sufficient size, in which case the amount owed to each noteholder (including principal and unpaid interest) would be converted into the type of equity sold in the qualified financing at the offering price used in the financing. Alternatively, at any time, all of the unpaid principal and interest on outstanding Series A Notes could be converted into a form of equity agreed upon by the Company and the majority of the noteholders using a mutually agreed price. Our expectation in late 2000 was that we would be able to close a large venture capital investment and that the notes would be converted at that time.

     Also in late 2000, three of our founders purchased $150,000 of convertible promissory notes without attached warrants on the same terms of the Series A Notes, except that conversion of the founders' notes was entirely at their individual discretion.

     In early 2003, we saw an opportunity to acquire Argentys, a privately-held Massachusetts-based software development company that owned certain technologies and products complementary to our own. At that time we entered into negotiations with the holders of our Series A Notes and the principal owners of Argentys to structure a transaction in which we would be able to both acquire Argentys in exchange for equity and convert our Series A Notes into preferred stock. On March 31, 2003, at the election of the holders of the Series A Notes, we converted the outstanding principal and accrued unpaid interest into 1,134,252 shares of our Series A Preferred Stock at an agreed upon price of $2.75 per share. In addition to their convertible notes, the noteholders also received warrants for a total of 283,580 shares of our Series A Preferred Stock at an exercise price of $2.75 per share, subject to certain adjustments for anti-dilution.

     At the time that the Series A Notes were converted, our three founders elected not to convert their notes, opting instead to convert them into demand notes. From March 31, 2003, we had carried these notes on our books as stockholder loans payable rather than as convertible notes. These notes were all repaid with accrued interest between November 2004 and May 2005.

     On April 15, 2003, we acquired Argentys in exchange for 320,002 shares of our Series A Preferred Stock and warrants for an additional 80,001 shares of our Series A Preferred Stock at an exercise price of $2.75 per share.

     In order to finance further operations, beginning in early 2003, we began to sell a second series of convertible promissory notes and attached warrants (the "Series B Notes") on terms similar to the Series A Notes except that the interest rate was set at 10%. Between January 2003 and July 2004, we sold Series B Notes having an aggregate total principal value of $5,619,000.

     In 2003 and early 2004, we also sold a number of short-term bridge notes ("Series B Bridge Notes") to cover cash needs between closings of the Series B Notes. In most cases, these notes were repaid, although some of the holders chose to exchange their notes for Series B Notes of the same principal amount. In lieu of cash interest payments, the purchasers of the bridge notes were compensated with warrants in an amount dependent on the length of time that the notes remained outstanding. The warrant terms were similar to the terms of the warrants attached to the Series B Notes.

     In the spring and summer of 2004, we began to have difficulty in raising investment funds by selling additional Series B Notes, so we ended sales of the Series B Notes at the end of July 2004. At that time, we began preparation of a private offering of common stock and warrants that held closings between January 2005 and March 2005. For financing between August 2004 and the first closing of the private offering in January 2005, we sold to private investors a number of convertible bridge notes with warrants having an aggregate total principal value of $1,381,500. These notes paid interest at an annual rate of 10% and were convertible into our common stock. Initially, the conversion price was $1.00 per share, but because we sold more than $750,000 of notes, the conversion price was decreased to $0.80 per share, subject to certain adjustments to protect against dilution. Investors also received warrants for the purchase of our common stock. Initially, the exercise price of the warrants was $1.00 per share, subject to adjustments, and the warrants permitted the investors to purchase shares at the exercise price up to an aggregate value equal to 40% of the principal value of their notes. Later, because we sold more than $750,000 of notes, the terms of the warrants were improved by reducing the exercise price to $0.80 per share, subject to adjustments, and permitting purchases up to an aggregate amount equal to 45% of the principal value of the notes.

     From January 11, 2005 to March 22, 2005, we raised $2,982,000 by selling common stock and warrants in a private offering. The stock was priced at $2.50 per share. Initially, each $100,000 unit in the offering included 40,000 shares of common stock and warrants to purchase 20,000 shares of common stock at $2.50 per share, subject to certain adjustments to prevent dilution. On March 14, 2005 our management, board of directors, and investment banker determined that we needed to improve the terms of the private offering related to the warrants. Under the new terms, the stock price remained at $2.50 per share, but the warrant coverage was increased so that each $100,000 unit included 40,000 shares of common stock and warrants to purchase up to 40,000 shares of common stock at $0.50 per share, subject to adjustments. The improved terms were extended retroactively to earlier investors in the private offering.

     During the final quarter of 2004 and the first quarter of 2005, we negotiated and established a strategic relationship with National Scientific. In October 2004 we entered into a memorandum of understanding with National Scientific under which we and National Scientific agreed to have technical, design, and strategic discussions focused on joint development of technology and products and joint marketing activities. The intent was to leverage National Scientific's expertise and products in wireless sensors with our expertise and products for distributed workflows. While the memorandum called for a binding relationship plan to be in place by December 31, 2004, neither written documents nor oral agreements about the plan exist at the present time.

     Subsequent to the memorandum of understanding and in anticipation of the binding relationship plan, we and National Scientific decided to further strategically align our two companies and strengthen our strategic relationship by entering into a share exchange agreement (the "Exchange Agreement") that we closed on February 1, 2005. Under the terms of the Exchange Agreement, we exchanged 360,000 shares of our common stock and $240,000 for 7,150,000 shares of National Scientific common stock. We also agreed to register 180,000 of the shares of common stock that National Scientific received so that National Scientific could distribute those shares to their shareholders upon effectiveness of the registration. Those are the shares that are being registered under this Registration Statement.

     In April 2005 we began negotiation with an institutional investor, DKR Soundshore Oasis Holding Fund Ltd. to provide up to $3.5 million in capital by purchasing secured convertible debentures with warrants. On May 5, 2005 we reached an agreement with DKR under which they agreed to purchase two $1.75 million convertible debentures and a warrant to purchase up to $7 million of our common stock. The debentures bear interest of 8.5%, are secured by a senior lien against all of our technology, products, and other assets, and are convertible into common stock at a price of $0.50 per share, subject to certain adjustments to prevent dilution. With the purchase of the first debenture, DKR also receives a warrant to purchase up to $7 million of our common stock at $0.50 per share, subject to certain adjustments. Finally, DKR received the right to double its investment by purchasing up to $3.5 million in additional debentures and $7 million in additional warrants on identical terms. We closed the purchase of DKR's first $1.75 million debenture on May 6, 2005, netting approximately $1 million after paying various expenses related to the transaction. Under the terms of our agreement with DKR, we will register the shares of common stock underlying both debentures and the warrant, and the second $1.75 million debenture will close upon effectiveness of the registration.

     Several factors exist that raise significant doubt as to our ability to continue operating as a going concern. These factors include our history of net losses and the fact that we have earned minimal revenues to date. Our independent auditor's report on our financial statements for the years ended December 31, 2002, 2003, and 2004 contains an explanatory paragraph about our ability to continue as a going concern. In the absence of attaining profitable operations and achieving positive cash flows from operations or obtaining significant additional debt or equity financing, we will have difficulty meeting current and long-term obligations.

     For our fiscal quarter ended June 30, 2005, our cash expenditures for personnel salaries and all other ordinary operating expenses averaged approximately $275,000 per month. This excludes expenses related specifically to raising investment capital, which are generally paid from the gross investment proceeds when investments close. Since June 30, 2005, we have further reduced our operating costs to approximately $250,000, due, in part to Mr. Augen's resignation. At this level of expenditures, we would require approximately $3 million in cash funds to operate for the 12 months from September 1, 2005 through August 31, 2006. We plan to fund our operations during this period by combining cash collected from the sales of our software products and services with cash proceeds received from public or private equity or debt financings. However, there is no assurance that the combination of collected revenues and investment capital will be sufficient to fund our operations. If adequate funds are not otherwise available, we may be required to obtain funds by entering into arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, products or potential markets that we would not otherwise relinquish. If our efforts to raise sufficient cash funds are unsuccessful, then we might be forced to cut expenditures, in which case our ability to continue to develop and sell our products may be limited, or we might be forced to cease operations entirely.

     As of September 30, 2005, our cash in hand and prepaid expenses totaled approximately $38,000. In addition, we had approximately $48,000 in current receivables that we believe we will collect during October 2005. We plan to augment this cash by raising approximately $600,000 from the issuance of short-term convertible promissory notes. Approximately $200,000 of these notes had been issued as of September 30, 2005. In addition, we expect to generate new business revenue during the third and fourth quarters by closing business from our current pipeline of qualified new sales opportunities that exceeded $4 million as of September 30, 2005. We estimate that we will collect approximately $400,000 of new business revenue during the third and fourth quarters, of which approximately $150,000 had been collected as of September 30, 2005.

     We believe that the combination of current cash, prepaid expenses, collected revenue and the promissory notes should be adequate to fund our operations at least through early December 2005, by which time we expect that we will receive approximately

$1.45 million in net cash proceeds from the second DKR debenture that is contractually due to us once we have registered all of the shares underlying the DKR debentures and warrants. Our estimate of the net cash proceeds from the debenture reflects a gross investment of $1.75 million reduced by a finder's fee and legal and accounting costs totaling approximately $300,000. At our current level of expenditures, this should leave us with approximately $900,000 in cash on hand as of December 31, 2005, assuming that we have repaid the short-term promissory notes by that time. To continue operating at our current expenditure levels through August 31, 2006, we would need to augment this cash by collecting approximately $1.1 million in additional income to cover operating expenses and repayment of the short-term promissory notes. Given our current sales pipeline, which is continuing to grow, we believe that it is reasonable to collect this amount of revenue in the first eight months of 2006. This would give us total revenues of slightly under $2 million for the 12 month period ended August 31, 2006.

     While the discussion above describes our plan to fund our operations at current expenditure levels for the next 12 months, we believe that we could speed our revenue growth and enhance our chance to reach a profitable level of operations by increasing our monthly expenditures to at least $400,000 per month as available cash permits. The additional expenditures would enable us to hire a full-time chief financial officer, expand our sales, services, and development staffs, and increase our marketing budget. Since we believe it is unlikely that revenue collections alone will be sufficient to support this level of expenditure during the next twelve months, we plan to raise additional capital for this purpose, most likely through private equity financing.

OFF-BALANCE SHEET ARRANGEMENTS

At June 30, 2005, we did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

RECENT ACCOUNTING PRONOUNCEMENTS

     In November 2002, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." EITF Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, service and/or rights to use assets. The provisions of EITF Issue No. 00-21 apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of this Statement did not have a material impact on our financial statements.

     In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of FASB Statement No. 123." SFAS 148 amends FASB Statement No. 123, "Accounting for Stock Based Compensation" and provides alternative methods for accounting for a change by registrants to the fair value method of accounting for stock-based compensation. Additionally, SFAS 148 amends the disclosure requirements of SFAS 123 to require disclosure in the significant accounting policy footnote of both annual and interim financial statements of the method of accounting for stock-based compensation and the related pro-forma disclosures when the intrinsic value method continues to be used. The statement is effective for fiscal years beginning after December 15, 2002, and disclosures are effective for the first fiscal quarter beginning after December 15, 2002. Currently, we account for our stock-based compensation using the intrinsic value method in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations. Under APB 25, no compensation expense is recorded for stock options or awards issued to employees when the number of shares is fixed and the exercise price is equal to the fair value of the underlying stock on the grant date. We expect that there might be a material change in compensation expense were we to use the fair value method prescribed by SFAS 123. However, we do not believe that the overall effect on our financial statements would be material given our large losses due to non-compensation items.

     In December 2004, the Financial Accounting Standards Board issued SFAS No. 123(R), "Share-Based Payment". SFAS No. 123(R) replaces SFAS No. 123 "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". SFAS No. 123(R) requires compensation costs related to share-based payment transactions to be recognized in the financial statements over the period that an employee provides service in exchange for the award. SFAS No. 123(R) is effective for period beginning after June 15, 2005. SFAS 123(R) eliminates the alternative to use the intrinsic value method of accounting that was provided in SFAS 123 as originally issued. We plan to adopt SFAS No. 123(R) on January 1, 2006, the beginning of our first fiscal year after December 15, 2005. As noted above, there might be a material impact on our compensation expense, but we do not expect a material overall effect on our financial statements based on the calculations for prior years as noted in our financial statements for 2002-2004 (Note 9).

     In April 2003, the FASB issued SFAS No. 149, which amends SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." The primary focus of this Statement is to amend and clarify financial accounting and reporting for derivative instruments.

This Statement is effective for contracts entered into or modified after June 30, 2003. Adoption of SFAS No. 149 did not have a material impact on our financial statements.

     In May 2003, the FASB issued SFAS No. 150, "Accounting For Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 changes the accounting for certain financial instruments with characteristics of both liabilities and equity that, under previous pronouncements, issuers could account for as equity. The new accounting guidance contained in SFAS No. 150 requires that those instruments be classified as liabilities in the balance sheet. SFAS No. 150 affects the issuer's accounting for three types of freestanding financial instruments; 1) mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets; 2) put options and forward purchase contracts, which involves instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets; and 3) obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuer's shares. This Statement shall be effective for financial instruments entered into or modified after May 31, 2003 and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of SFAS No. 150 did not have a material impact on our financial statements.

     In December 2003, the Securities and Exchange Commission staff ("SEC") issued Staff Accounting Bulletin No. 104 ("SAB 104"), "Revenue Recognition," which supersedes Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." The primary purpose of SAB 104 is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements and to reflect the accounting guidance issued in Emerging Issues Task Force 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." Additionally, SAB 104 rescinds the SEC's "Revenue Recognition in Financial Statements Frequently Asked Questions and Answers" ("the FAQ") issued with SAB 101. Selected portions of the FAQ have been incorporated into SAB 104. The adoption of SAB 104 did not have an effect on our revenue recognition policy or recorded revenues.

     In November 2004, the FASB issued SFAS No. 151, "Inventory Costs," an amendment of ARB No. 43, Chapter 4. SFAS No. 151 becomes effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We do not expect that SFAS No. 151 will have any material effect on future financial statements.

     In December 2004, the FASB issued SFAS No. 152, "Accounting for Real Estate Time-Sharing Transactions," an amendment of FASB Statements No. 66 and 67. SFAS No. 152 becomes effective for financial statements for fiscal years beginning after June 15, 2005. Also in December 2004, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 04-2, "Accounting for Real Estate Time-Sharing Transactions." SOP 04-2 becomes effective for financial statements issued for fiscal years beginning after June 15, 2005, with earlier application encouraged. We do not expect that either SFAS No. 152 or SOP 04-2 will have any material effect on future financial statements.

     In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets," an amendment of APB Opinion No. 29. SFAS No. 153 becomes effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. We do not expect that SFAS No. 153 will have any material effect on future financial statements.

     In November 2004, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections," a replacement of APB Opinion No. 20 and FASB Statement No.
3. SFAS No. 154 becomes effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We do not expect that SFAS No. 154 will have any significant effect on future financial statements.

                                    BUSINESS

INTRODUCTION

     We were formed as TurboGenomics, Inc. in the State of Delaware on March 28, 2000. On September 6, 2002, we changed our name to TurboWorx, Inc. We provide software and services to end users and enterprises that have a strong need for high performance distributed computing solutions for complex technical and business problems. Typically, such problems require the use of multiple computational applications to process large amounts of data according to rules that are often expressed visually in the form of a workflow or flowchart. We provide a highly integrated, end-to-end solution for creating, managing and accelerating computationally-intensive or data-intensive applications, workflows and data analyses in heterogeneous distributed computing environments including Linux clusters and computational grids.

     We believe that the market for our solutions is large and expanding. Publicly available market research data from International Data Corporation
(IDC) dated July 5, 2005 indicate that the size of the high performance technical computing (HPTC) market (hardware, software, and services) exceeded $7 billion in 2004, and will likely grow rapidly in the next several years. Of this, we expect that software and services each constitute approximately one-third of the HPTC market (i.e., at least $2 billion each in 2004), based on data from IDC that was presented by IBM at its PartnerWorld 2004 conference held from February 29 to March 3, 2004. We believe that our software and services solutions can address a significant part of these portions of the HPTC market. Even in such a large and competitive market, we believe that we can be successful because our solutions offer customers a way to derive value by automating and accelerating their large-scale computations while realizing significant cost savings from increased resource utilization, better management of IT facilities, and reductions in staff.

     Our strong value proposition has enabled us to sell products and services to more than a dozen major customers in the life sciences industry, including Protana (formerly MDS Proteomics), Dupont, Dow, Bayer, Neurocrine Biosciences, Invitrogen, Organon, Mars, Karo Bio AB, Ace Biosciences, and Scios. Our current pipeline of qualified new sales opportunities exceeds $4 million, and includes only real opportunities of known size that we can address with our current products and services and that are expected to close within 12 months.

     Since our inception in 2000, we have acquired and developed technology that enables us to target customers in the pharmaceutical and biotechnology research sector. In mid-2002 we started to broaden our products to allow us to target other industries including information-based medicine, process manufacturing, automotive, energy exploration and production, aerospace, and finance. In 2003 we began to develop and roll out a new set of products for application integration and high-performance computational workflows (which automate and accelerate the use of sequences of applications to solve complex computing problems). The new products, introduced in the fourth quarter of 2003, are based on use of a patent-pending computing framework in which workflows can be easily constructed and then executed, shared, modified, and reused as needed. Our approach has the potential to improve the computing process dramatically in at least two major ways. First, it can deliver automated high performance computing capability to ordinary users in heterogeneous commercial computing environments. And second, it can enable globally distributed teams to share intellectual property and leverage technical advances rapidly and effectively. Customers derive tremendous value by automating and accelerating their large-scale computations while realizing significant cost savings from increased resource utilization, better management of IT facilities, and reductions in staff.

     Our software enhances the productivity of organizations dependent on computationally-intensive or data-intensive applications by addressing all aspects of high-performance workflow computations, including:

          o construction of pipelined workflows integrating diverse collections of complex applications;

          o automated high-performance execution of workflows in highly heterogeneous environments including corporate networks and wide-area computing grids;

          o comprehensive management of Linux clusters, other computational resources, and data; and

          o sharing of workflows, their data, and results to support the use of collaborative methodologies by globally distributed teams.

     Our solutions do more than deliver high levels of raw performance. They also enhance the overall business value of High Performance Computing ("HPC"). Our workflow systems encourage businesses to increase collaboration by sharing and reusing workflows, applications, and data, thereby saving valuable time and freeing up scarce resources by eliminating the need to continually

"reinvent the wheel." In addition, the use of reliable automated graphical workflows reduces dependence on complicated scripts that are difficult to create and maintain and that often require frequent attention from skilled programmers or IT staff, even during normal operation. And finally, our solutions can help businesses better manage networked computational resources through "virtualization"--that is, by consolidating the resources virtually into powerful high-performance distributed computing (HPDC) servers, leading to immediate and tangible increased value from in-place resources, while reducing the total cost of ownership and facilitating a highly manageable, well-paced modernization process as business conditions and budgets allow.

     Our products are built on a technology base, referred to as SmartGrid(TM), that is derived from protected proprietary intellectual property including patented or patent-pending software methodologies for:

          o enterprise-wide management of distributed computational resources, applications, and data so as to deliver maximum performance and throughput for high-performance applications; and

          o creation, management, and execution of computationally-intensive and data-intensive application workflows in distributed computing environments including Linux clusters and grids.

     We have submitted a number of patents on these technologies and are actively developing additional patentable intellectual property, particularly in the area of data management and delivery for workflows.

     Taken as a whole, our product suite provides a unique set of solutions for industries that depend on advanced computing. Sectors like the life sciences, financial services, and engineering/manufacturing have long viewed excellence in computing as a key competitive differentiator. Now, however, they are increasingly dependent on a new class of computing applications--computational workflows that solve mission-critical problems by applying complex sequences of demanding computationally-intensive applications to huge quantities of data available in massive databases, or collected in the laboratory, or delivered in real time by on-board sensors or on-line data feeds. Workflows of this sort demand exactly the type of high-performance, automated solutions that we offer.

     To date, our sales and marketing team has been quite small and has focused tightly on the research and development segment of the life sciences industry. Still, we have been able to secure major customers in key market locales, including Boston, Europe and California. In addition, we have developed significant relationships with selected resellers and distributors to extend our market reach; and we have begun to establish ourselves in the high-performance workflow computing market. At the same time, we have begun to expand our industry coverage by pursuing opportunities in a variety of high-growth market sectors that depend on computationally-intensive applications, including, for example, information-based medicine; financial services; energy exploration and production; and automotive, aerospace, and other manufacturing industries.

     We believe that we can achieve commercial success by selling to our target industries using a highly scalable, multi-pronged sales and distribution strategy. Our strategy is anchored by a direct sales program designed to make initial sales of entry level products or consulting services and to grow the resulting customer relationships to generate high-value sales of enterprise products and services. Direct sales are augmented by indirect sales through a variety of software distribution and reseller channels, and by "embedded" sales through partnerships and alliances with independent software vendors (ISVs) and suppliers of computing hardware and instruments. We expect these relationships to help us scale our business by establishing brand recognition, expanding market visibility, and building sales more quickly than we could by ourselves. The ISV relationships, in which our products are used as middleware to integrate, accelerate, and automate the ISVs' applications, are of particular importance because they will allow us to leverage the ISVs' distribution channels to address a number of different vertical markets without incurring the expenses associated with a specialized direct sales forces or with industry-specific custom application development. Based on this overall strategy, we have built a pipeline of new sales opportunities that exceeds $4 million.

MARKET OPPORTUNITY

     We offer workflow collaboration and platform management solutions that address a wide variety of issues in HPC. HPC is characterized by the need to continually solve difficult, computationally-intensive analysis or modeling problems involving large quantities of complex data. Such problems often require numerical simulations, and sophisticated visualization programs may be needed to interpret the results. In almost all cases solution accuracy is directly related to the duration of the computation, so computing speed can become the key business differentiator when business decisions depend on accuracy.

     The HPC market is expanding rapidly as it moves beyond traditional scientific and technical computing domains. Now, even "nontechnical" businesses (e.g., retail stores) have begun to depend on HPC applications such as data mining to run their businesses more efficiently. According to International Data Company ("IDC"), a global market intelligence and marketing firm, the growth in the HPC market is expected to continue at a steady pace. Based on IDC's data and public reports produced by organizations such as the President's Information Technology Advisory Committee in June 2005, and the Council on Competitiveness in July 2004, we believe that this growth is largely due to two main factors:

          o new HPC applications are emerging to address opportunities arising in areas such as bioscience, medicine, national security, financial services, and others; and

          o there is a huge and increasing demand for HPC computing power (hardware and software) in order to meet the challenges posed by rapidly growing quantities of input data and increased dependence on solution accuracy.

     Businesses now routinely demand that all aspects of their business-critical computations be handled by applications that can be sped up by using high-throughput, distributed and parallel computing technology to exploit networked clusters of commodity-priced machines. This demand for HPC in normal mainstream business operations is also driving a migration from traditional large multiprocessing machines to clusters of smaller, commodity-priced computers. In many cases these commodity-priced clusters replace expensive "supercomputers."

     The shift in HPC usage from pure research in scientific and technical fields to a broader business-oriented arena has led to a rapidly growing market for all types of HPC-related hardware, software and services. This growth is particularly strong in industries that were already quite comfortable with HPC in the R&D segment, such as the life sciences, medicine, engineering, and financial services; but other market segments are participating as well.

     A combination of factors is driving demand for HPC products and services. All HPC product segments (computing hardware, storage, middleware, and applications) benefit from a number of key trends:

          o increasing importance of a new class of business-critical applications in which high performance computing plays a key role. In some cases, as in the financial services sector, these applications provide better ways to manage and increase the value of existing businesses. In others, these applications are essential ingredients in the emergence of new business opportunities. One example of the latter type is "information-based medicine," which is based on high throughput, computationally-intensive technologies such as mRNA profiling, diagnostic imaging, highly parallel DNA sequencing, and nano-scale protein interaction analysis. High speed searches of massive distributed databases, complex modeling and analysis applications, and advanced knowledge management and data mining software are central to successful deployment of these technologies;

          o exploding volume and complexity of data in every computationally-intensive vertical market;

          o rapidly increasing numbers of data sources and repositories, particularly in the life sciences and medicine, combined with the need for improved accessibility and integration; and

          o growing reliance on "in silico" analysis in all types of research and development (due, in part, to highly publicized successes like the Boeing 777 airplane which was designed and tested entirely by computer simulation).

         Additional factors drive the market for commercial HPC middleware and application software products:

          o scarcity of individuals with substantial in-depth expertise in both high-performance computing and the various subject-matter verticals, making it increasingly difficult to create and maintain customized in-house solutions;

          o increased outsourcing of non-core research and development expenditures, particularly those related to the development and deployment of computing and related technologies; and

          o customer (and especially end-user) dissatisfaction with existing tools and solutions that were created many years ago.

     Together, these factors have created a nearly ideal market setting for HPC software and services solutions--such as ours--that enable users to harness massive amounts of computational power by providing solutions for the key problems of management (for resources, applications, and data), integration, automation, and ease-of-use. Based on data from IDC and IBM, we believe that the market for high performance technical computing ("HPTC") software and services exceeded $4 billion in 2004. The IDC data suggest that the overall market is growing at approximately 30% year over year, in which case it may more than double by 2008. Our software and services address the types of complex applications that we believe to be of interest to a significant portion of HPTC customers.

     According to IDC, the HPTC market may be decomposed into the following segments:

          o Capability - Systems designed to solve the largest enterprise-class computing problems - cost is virtually unlimited.

          o Enterprise - Systems designed to support technical applications in high throughput environments and costing $1 million or more.

          o Divisional - Systems costing $250,000 - $999,999 and designed to support technical applications in multi-departmental shared computing environments.

          o Departmental - Systems costing $50,000 - $249,999 and designed to support technical applications in departmental shared computing environments.

          o Work Group - Systems costing less than $50,000 and designed for use by small work groups.

     We focus our products on the Work Group, Departmental, and Divisional segments, particularly for key industries such as the life sciences, medicine, and financial services. According to IDC, our focus segments are expected to continue growing at an extremely rapid rate. However, we also believe that our products also provide a cost effective path for commoditization of more expensive Enterprise and Capability systems.

     We believe that we should be able to take advantage of the market opportunities for the following reasons:

          o our technologies represent a dramatic improvement in one of the most important portions of the cluster computing market - batch queuing and application management (referenced above);

          o increasingly, all computationally-intensive market sectors (and, especially, the life sciences, information-based medicine, and financial services) depend on "coarse-grained" analyses in which large quantities of independent data are processed through numerous individual computational steps that can be arranged in pipelined workflows. Analyses of this sort are ideal fits for our workflow-oriented products, which have been designed and tuned to automate and accelerate such workflows;

          o the dynamic routing technology employed by our products ensures high utilization of available computing resources and, if desired, exploits idle cycles on machines on local desktops or at sites accessible via the Internet. This helps customers maximize the return on their hardware investments;

          o our products are based on standard software technologies like Java and XML that support the diversity common in real-world commercial settings, including multiple applications and databases running on heterogeneous collections of machines and operating systems; and

          o our automated, high performance solutions are highly secure, efficient, and fault-tolerant, so they will be able to meet the exacting demands of mature industries that have long been dependent on high performance computation. These include such industries as process manufacturing, electronic design automation ("EDA"), automotive, aerospace, energy, and financial services.

OUR SOLUTIONS

     Our solutions focus on computational workflows, a category of structured computational processes in which a number of individual applications are used in concert to process large quantities of data. Computational workflows, which have long been ubiquitous in many computationally-intensive technical and scientific research disciplines, are often represented as familiar flowcharts (including logic and loops), where the flowchart boxes (called "components") correspond to specific applications or database accesses, and the lines between boxes represent the flow of data or control. Computational workflows have become central to the core R&D and business operations in many companies, and they are driving an accelerating demand for computing horsepower. In turn, this has led to the rapid and widespread commercial acceptance of HPDC platforms formed by linking together large heterogeneous collections of machines ranging from commodity desktops and small servers, to rack-mounted Linux clusters, to large multiprocessor enterprise servers. Global computational grids, which have garnered so much recent attention, are simply HPDC platforms in which the collection of machines includes multiple sites connected over a wide-area network.

     HPDC platforms are architecturally complex, and specialized software and administrative tools are required in order to use them effectively. The software and tools must address three central tasks: management of resources (mainly computing and storage hardware and network capacity), management and scheduling of applications, and management and delivery of data. Computational workflows make these tasks even more challenging because the workflows themselves are so complicated--often involving many individually demanding computational steps, with large quantities of data passing from one step to the next in a pipelined fashion. To cope effectively with this level of complexity, it is essential to take an holistic approach that addresses all of the central management issues together instead of focusing on each of them individually.

     We offer solutions for workflows on HPDC platforms based on just such an holistic approach. Our products make it simple for users to integrate complex applications into pipelined workflows, and they also provide comprehensive runtime management and scheduling services designed to ensure automation, high performance, and reliability during execution. One key benefit of our approach is a dramatic increase in the speed and throughput of computational workflows achieved by exploiting latent parallelism automatically without any need for custom coding.

     All of our solutions are designed to be independent of specific hardware or operating systems, so they can be effective in very diverse environments ranging from tightly-coupled homogeneous PC-based clusters to wide-area computing "grids" that connect large numbers of heterogeneous machines of vastly different sizes and speeds. To achieve high performance in such environments, our software exploits a unique proprietary technology base that enables dynamic, real-time application scheduling and load balancing among nodes in a cluster or across an entire computing grid. High performance is achieved by combining the load balancing capability with active management of all the key components (resources, workflows, applications, and data).

TECHNOLOGY

     Our workflow products are built on a software architecture designed around proprietary intellectual property including patented and patent-pending software technologies (known collectively as "SmartGrid(TM)") for:

          o creation, management, and execution of computationally-intensive or data-intensive application workflows in distributed computing environments including Linux clusters and grids; and

          o enterprise-wide management of distributed computational resources, applications, and data so as to deliver maximum performance and throughput for high-performance applications and workflows.

     Our software architecture is quite general, but we have designed and optimized our software to provide automation and dynamic acceleration for computational workflows processing large quantities of independent data. As illustrated in Figure 1, the major parts of the architecture are:

          o TURBOWORX HUB: An embeddable, standards-based software router that manages the execution of parallel and distributed applications and workflows. The Hub is highly flexible and delivers automated, fault-tolerant, scalable performance for a wide range of applications and workflows. The Hub is written primarily in the Java programming language and implements a number of proprietary technologies developed by us.

          o WORKERS: A distributed collection of computers that perform the actual computations by executing applications and other workflow components. The workers interface to the software architecture through agents that cooperate with the Hub to select work to do and deliver results. Workers may be highly varied, ranging from ordinary desktops, to shared-memory multiprocessor servers, to large Linux clusters and other types of parallel machines.

          o TURBOWORX BUILDER: A graphical desktop application for building and running computational workflows.

          o RUNTIME INTERFACES: A suite of lightweight interfaces through which users and administrators can submit, monitor, and control workflows and applications. Among these are a command-line interface, a web-portal-like interface, a Java interface, and a web services interface.

          o TURBOWORX DATA: A virtualized facility for managing data throughout the architecture.


     Any program or script that performs computation or data manipulation may be included in one of our workflows. To do so, a workflow "component" must be created by combining the program or script commands with a thin XML wrapper describing its inputs and outputs and providing other information required to execute it properly. Once created, such components are immediately "plug-and-play" with all other workflow components created previously. TurboWorx Builder includes a number of wizards to create different types of components, and it offers a drag-and-drop visual programming tool to create workflows from other components. (Workflows themselves are also components that may be reused in creating other workflows, so complex workflows may be built easily in a hierarchical way.)

     Our software architecture supports automation and parallel acceleration of workflows without any modification of the software underlying the workflow components. Acceleration takes place at a number of levels:

          o WORKFLOWS: Independent workflows may execute concurrently on separate processors or machines when sufficient computing resources are available.

          o COMPONENTS: By default, individual workflow components run on separate processors or machines, with data passing automatically from one component to the next. When data dependencies allow, this speeds up workflows by allowing multiple components to execute concurrently.

          o AUTOMATIC DATA PARALLELISM: Special workflow components called "splitters" may be inserted in a workflow to decompose large data items into multiple smaller data segments that may be processed independently in a workflow. Once the data has been segmented, workflow execution may be sped up tremendously by replicating all or part of the workflow and spreading the data segments automatically among the instances. The Hub can exploit this type of scalable data parallelism automatically and dynamically, without any user intervention.

          o PARALLEL WORKFLOW COMPONENTS: Solutions to many computational problems may be sped up by dividing the work among multiple processors. Software developers have created a wide range of parallel applications based on this notion, and our software architecture provides support for using such applications in workflows. TurboWorx Builder makes it easy to create parallel workflow components by combining parallel applications with suitable XML wrappers, and the Hub can schedule such components on appropriate machines where the parallel applications can run to best advantage.

     Our software architecture lays the groundwork that enables our workflow systems to address the most pressing needs of users:

          o integration of diverse applications from multiple software vendors into coherent workflows;

          o    automated execution of applications and workflows;

          o scalable acceleration and high performance for computationally-intensive applications and workflows;

          o ease of use, both by developers who create workflows and end-users who run them;

          o open extensibility, making it simple for customers to enhance and extend the workflow system.


     We have developed a number of products based on our software architecture:

          o TURBOWORX BUILDER: A single-user desktop tool for creating application components and building and running computational workflows. TurboWorx Builder can run on any modern desktop computer, including PCs running Windows or Linux, UNIX workstations, and Macintosh computers.

          o TURBOWORX ENTERPRISE: A multi-user distributed computing system for managing and running workflows. TurboWorx Enterprise operates in almost any distributed computing environment, from local area networks through computational grids, and it delivers a combination of scalable performance, reliability, and efficient resource utilization that is unmatched in the industry.

          o TURBOWORX CLUSTERMANAGER: A Distributed Resource Management (DRM) solution to schedule, manage, and monitor jobs running on Linux clusters.

          o TURBOWORX DATA: A virtualized data service that manages access to application data and stages it to appropriate locations to support high-performance computations generally and workflows, in particular. While selected capabilities of TurboWorx Data are included in TurboWorx Builder and TurboWorx Enterprise, TurboWorx Data has not yet been released as an independent product.

          o TURBOWORX ACCELERATORS: Accelerated applications that take advantage of parallel computation and specific portions of our software architecture to increase throughput and reduce the time required to solve certain important computational problems. Examples include TurboBLAST, an accelerated version of the widely used BLAST search algorithm for DNA and protein sequence databases, and parallel versions of a number of important bioinformatics algorithms designed to work in conjunction with TurboWorx ClusterManager.

TECHNOLOGY AND PRODUCT ROAD MAP

     At the present time, we are actively working to develop new technologies and products in four principal areas:

          o Workflow Scheduling and Routing: We are investigating a number of approaches to improve the speed and operational efficiency of computational workflows. Research in this area is central to our core products, and we regularly incorporate newly developed technology into our software.

          o Data Management and Data Staging: We are working to release TurboWorx Data as a standalone product, and we are investigating various data management techniques specific to improving the performance of computational workflows.

          o Resource Management: We continue to develop the underlying technology of TurboWorx ClusterManager, and we plan to migrate some of that technology into the TurboWorx Enterprise product.

          o Grid Computing: As a member of the Global Grid Forum, we are monitoring the emergence of grid computing standards, and we are developing technology and taking other steps to ensure that our products will be compatible with the emerging standards.

     In addition to our in-house technology development efforts, we collaborate with others to develop or gain access to relevant technologies. For example, in 2004 we signed a memorandum of understanding with National Scientific, a firm that offers technology for wireless and mobile devices and sensors that can be used for a variety of cross-industry applications. Such technology, which is increasingly being linked to sophisticated remote computing systems to provide real-time decision-making capabilities for mobile end users, has special relevance for national security and government applications, such as law enforcement, immigration, healthcare, and general-purpose indoor tracking. One example might be the identification and tracking of potential criminals or terrorists moving through busy environments such as airports. Under the terms of the memorandum of understanding, we and National Scientific agreed to develop a formal relationship to jointly develop technology and products to support robust, real-time tracking systems in which many tracking devices could operate as components of workflows incorporating multiple databases and data analysis applications. At the present time, however, we have not formalized the relationship with National Scientific, and no joint work has yet taken place.

PATENT FILINGS

     We have actively pursued patent protection for our technologies and products. As of November 30, 2004, we have received one patent and have submitted three other patent applications that remain pending. These are summarized here:

          o METHOD AND APPARATUS FOR HIGH-PERFORMANCE SEQUENCE COMPARISON. Patent No. 6,691,109; Submitted: March 22, 2001; Issued February 10, 2004; Inventors: R.D. Bjornson, N.J. Carriero, A.H. Sherman, S.B. Weston, J.E. Wing.

               This patent covers certain technology for performing sequence comparisons and searches in a distributed computing environment. Multiple query sequences may be searched against one or more sequence databases, with the closest matches reported as the final output. The protected technology includes partitioning technology for both the query sequences and databases, the method by which a number of distributed worker machines cooperate to perform the partitioning, carry out the comparisons, and collate the final results. Also protected is the architecture and implementation technology for the runtime system that carries out the computations. Originally, this patent was the basis for our TurboBLAST product, but the protected runtime architecture and implementation technology now forms a significant part of the technology base used in TurboWorx Enterprise.

          o METHOD AND APPARATUS FOR SEARCHING A PLURALITY OF QUERIES. Patent Application No. 20040143571; Submitted: November 3, 2003;
               Inventors: R.D. Bjornson, N.J. Carriero, A.H. Sherman, S.B. Weston, J.E. Wing.

               This patent application extends Patent No. 6,691,109 to cover more general searching tasks. The technology it protects is part of the underpinning for automated data parallel computations in TurboWorx Enterprise.

          o METHOD AND SYSTEM FOR DATAFLOW CREATION AND EXECUTION. Patent Application No. 20040056908; Submitted: June 30, 2003; Inventors:
               R.D. Bjornson, S.B. Weston, J.E. Wing, A.H. Sherman, N.L.H. Willard, J. McCusker.

               This patent application extends Patent No. 6,691,109 and covers much of the workflow technology embodied in TurboWorx Builder and TurboWorx Enterprise. Specifically, it covers our approach to workflow representation, component creation wizards, visual workflow creation, and the overall execution model and operation of the runtime system.

          o METHOD AND SYSTEM FOR DATAFLOW CREATION AND EXECUTION. Patent application submitted November 22, 2004 pursuant to Provisional Patent Application No. 60/523,570 (submitted November 20, 2003);
               Inventors: R.D. Bjornson, J. McCusker, J.E. Wing, S.B. Weston, A.H. Sherman

               This patent application extends Patent No. 6,691,109 and covers technology related to certain specialized workflow components, including those that deal with conditionals and loops.

MARKETING AND SALES

STRATEGY

     Our general business strategy is to establish our workflow products as a premier solution for high-performance computing and workflows throughout all sectors of the computationally-intensive markets it addresses. While we will also sell our accelerated application products whenever these fit the needs of potential customers, we do not see these products as a major contributor to revenues and profits for the long haul.

     We believe that in order to achieve lasting commercial success, we must sell to a number of different industries using a multi-pronged sales strategy. The strategy will be anchored by a direct sales program designed to make initial sales of entry level products or consulting services and to grow the resulting customer relationships to generate high-value sales of enterprise products and services. To date, we have established a successful direct sales program in the life sciences research and development market. Our commercial customers in the life sciences include: Protana (formerly MDS Proteomics), Dupont, Dow, Bayer, Neurocrine Biosciences, Invitrogen, Organon, Mars, Karo Bio AB, Ace Biosciences, and Scios.

     Direct sales will be augmented by indirect sales through a variety of partnerships that will help us scale our business by establishing brand recognition, expanding market visibility, and building sales more quickly than we could by ourselves. Among the arrangements that we will use are the following:

          o standard software distribution and reseller channels, both in the United States and in foreign markets;

          o alliances with independent software vendors (ISVs) and instrument vendors leading to "embedded" sales in which our products will be used as high-level middleware to integrate, accelerate, and automate the vendors' solutions. Such alliances are of special importance because they can allow us to leverage the vendors' distribution channels to enter a number of different industry segments without incurring the expenses associated with a specialized direct sales forces or with industry-specific custom software development; and

          o partnerships with computing hardware vendors, focusing especially on strategies related to IT server consolidation, Linux clusters, and "on-demand computing." These strategies have emerged as major themes among large IT vendors such as IBM and HP, and they are perfect fits for our products, which can easily provide the resource virtualization, application acceleration, and dynamic resource management capabilities that are required.

     We have already established a number of key commercial partnerships including a strategic marketing relationship with IBM Life Sciences, an ISV teaming agreement with IBM's Grid and Linux Cluster business unit, marketing and technical relationships with HP and Apple Computer, an Enablement Services Partnership with Avnet Hallmark's IBM Division, and reseller agreements with Avnet Hallmark and a number of its reseller partners. Other partnerships are under discussion.

INTERNATIONAL SALES

     As noted above and elsewhere in this prospectus, we have made significant sales overseas and plan to continue to do so. In 2004, approximately 30% of our bookings were in overseas markets, primarily in the United Kingdom and Western Europe. Earlier, we had significant business in Japan, accounting for over 10% of our bookings in 2003.

     At our present size, overseas markets are challenging to us. We cannot afford to establish direct presence in these markets or to develop geography-specific marketing and advertising campaigns. As a result, we depend principally on our relationships with larger, multi-national partners such as IBM, Hewlett Packard, Avnet, and various software partners to help us make sales in foreign markets. In the past, we have also had distribution arrangements with local firms in Japan and Western Europe, and while we plan to use such arrangements in the future, we do not have any in place at the present time.

     In most overseas markets we do benefit from a number of features of the technical computing and HPC markets insofar as our overseas business is concerned. First, most of our potential customers speak and read English and are accustomed to non-localized software with documentation in English. Second, in most technical computing or HPC markets, a common set of technical literature is read worldwide, and the most important technical meetings and trade shows are held in the U.S. or Western Europe. As a result, the initial cost to prepare our products and participate in overseas markets is relatively low.

     As our international business grows, we will have to address a variety of risks inherent in the conduct of international business, including:

          o    unexpected changes in regulatory requirements;

          o    longer payment cycles;

          o    currency exchange rate fluctuations;

          o    import and export license requirements;

          o    tariffs and other barriers;

          o    political unrest, terrorism and economic instability;

          o disruption of our operations or our customers' operations due to local labor conditions;

          o    limited intellectual property protection;

          o    difficulties in collecting trade receivables;

          o    difficulties in managing distributors or representatives;

          o difficulties in managing operations spread over various countries;

          o difficulties in staffing foreign subsidiary or joint venture operations; and

          o    potentially adverse tax consequences.

     However, to date our international business has been sufficiently focused (in Western Europe and Japan) and of such a size that most of these risks have not been relevant to us. For example, in most cases, we have been able to mitigate currency exchange risk by requiring payment in U.S. Dollars.

PRICING AND REVENUE

     A significant aspect of our sales strategy is a pricing model that bases software license fees generally on the computing capability or power of the computing environment in which the products will operate. Such "scalable" license fees are ideal for most customers, who can start with small, relatively modest-cost licenses and grow the license capability and cost as computing demand increases over time. We also benefit because the entry-level systems can be sold easily and widely, after which our direct sales force can focus, in part, on growing average per-customer revenues by selling expanded systems to a committed, well-qualified customer base. Note that our "power-based" licenses are quite different from traditional seat-based software licenses since our license fees will grow along with the need for additional computing power, whereas the fees for seat-based licenses can only grow as the number of distinct users increases. In many fields, the overall demand for computing power is expected to grow far more rapidly than the number of individual users, and this makes power-based licenses far more desirable than seat licenses. We use power-based license fees for most of our products, and we use seat-based license fees only for TurboWorx Builder.

     We generally license our software under time-based subscription licenses (typically annual subscriptions that renew each year). Such subscriptions include maintenance and product upgrades. Products are also available under perpetual licenses, in which case maintenance and upgrade services must be purchased separately. Based on advice from our legal and financial advisors, we defer the time-based components of our revenues (i.e., subscription and maintenance fees) and recognize them ratably over the full durations of the relevant time periods. Other revenues, such as those for perpetual licenses, professional services, installation, and training are recognized when the products or services are delivered. The deferral of revenue has significant impact on our reported operating income and cash flow.

COMPETITION

     We face strong competition both from other companies already active in the workflow and HPC markets, and from companies who may enter those and related markets in the future. However, we believe that our technology and products have a number of key competitive advantages that are significant to our customers and partners:

          o our enterprise software products deliver high performance, scalability, and fault tolerance based on proven supercomputing and resource management technology;

          o our open, easily extended software architecture is built on widely-accepted IT technologies and provides extensive support for integration, customization, and automation; and

          o our products incorporate unique, patent-pending workflow and distributed computing technologies that are hard to duplicate or replace.

     Despite the competition, we believe that we can establish a recognized position in our markets by offering unique integrated, end-to-end solutions for creating, managing, accelerating, and sharing computationally-intensive or data-intensive applications and workflows in heterogeneous distributed computing environments.

     At the present time, we believe that the following specific companies or categories of companies present the most significant competitive challenges for us:

          o PLATFORM COMPUTING: This Canadian company has developed a number of products in the batch-queuing and grid-computing segments of the HPC market, and it often positions its products in the workflow computing segment as well. Platform's LSF product is well established as a leading batch queuing solution that competes directly with TurboWorx ClusterManager, and, in combination with Platform's Symphony product, it has been portrayed as a competitor for TurboWorx Enterprise. However, we believe that our products address workflow processing, application integration, and data management in more general ways, and that our attention to high reliability, automated data parallelism, dynamic scheduling and routing, and support for workflow sharing and reuse give our products a competitive advantage.

          o COMPUTATIONAL WORKFLOW VENDORS: A number of companies offer software systems of varying maturity for computational workflows. In the life sciences market, the best known is Scitegic (recently acquired by Accelrys, Inc.) which sells a workflow product (Pipeline Pilot) that is aimed solely at the cheminformatics and bioinformatics portion of the life sciences R&D market. Pipeline Pilot offers a well-designed, professional workflow creation interface, but its desktop orientation has led to some significant performance problems for computationally-intensive workflows except on certain large multiprocessor servers. Moreover, Pipeline Pilot is a "closed" system in which it is difficult for users to add new components. As a result, users cannot readily adapt Pipeline Pilot to new applications, particularly those involving substantial amounts of computation. From a competitive point of view, we believe that these limitations, combined with the recent acquisition of Scitegic by Accelrys, reduce the likelihood that Scitegic will broaden its market presence to compete with us in most market segments. By way of contrast, our workflow solutions offer high performance and are extensible, making it extremely easy to apply them to a wide variety of difficult computing problems, both within the life sciences and in other market segments.

               Other workflow vendors include Incogen, Engineous, and InforSense. Incogen's product (VIBE) seems to be limited to bioinformatics, while the Engineous solutions, which are more general, are focused strongly on engineering computations and are sold principally in the manufacturing and design optimization industries. Inforsense has chosen to build solutions based on the emerging standards for grid computing, and it seems unlikely that its products can compete with the performance offered by TurboWorx Enterprise.

          o PEER-TO-PEER MIDDLEWARE VENDORS: A number of companies have developed products for HPC based on peer-to-peer technologies. Two of the best known are United Devices and Data Synapse. While there are significant technical distinctions among the various products offered by peer-to-peer vendors, all of them are designed primarily to apply data parallel computing to accelerate individual applications by taking advantage of multiple computers connected on a network or the Internet. Some of the companies have set up highly publicized cooperative projects, such as "Cure Cancer at Home" or "Docking at Home," in which consumers are encouraged to contribute the idle cycles from their home computers to speed up computations for the public good. However, the real commercial focus of the peer-to-peer middleware vendors is on helping businesses reclaim the idle computers available on their corporate networks. United Devices has mainly addressed scientific and technical computing, while Data Synapse is exclusively in the financial services market.

               We believe we offer significant competitive advantages over any of the peer-to-peer companies. First, while our technologies can be used to speed up individual applications (as in TurboBLAST, for example), our solutions are really focused on solving more complex problems in which high performance, complex workflows, and integrated applications and data are essential ingredients.

               More importantly, in our view, we offer end-to-end solutions capable of managing all aspects of distributed computing enterprises, including data, storage, and computing power. We believe that our products will enable organizations to derive value not only from faster applications, but also from better resource utilization.

EMPLOYEES

     As of September 30, 2005, we had 14 employees in the United States, including five non-management technical personnel involved in software development, product support, and consulting; four non-management sales and marketing personnel, and five management and administrative personnel. In addition, we had long-term agreements with one full-time contractor and one part-time consultant working on software development. We consider our relations with our employees to be satisfactory. Except for one sales representative, all employees and contractors are based in Connecticut. We believe our future will depend in large part on our ability to attract and retain highly skilled employees, particularly for sales, marketing, and technical activities.

     Since April 1, 2003, we have maintained contractual co-employment relationships with a Professional Employment Organization ("PEO") for all our employees. Under our contracts, all of our personnel simultaneously have status both as our common-law employees and as co-employees of the PEO. We make all hiring and retention decisions and maintain full control over the professional activities of our personnel, while the PEO has responsibility for human resources activities and most employment-related legal obligations with respect to our personnel. We pay the PEO a comprehensive fee that covers the full cost of personnel salaries, bonuses, payroll taxes, and benefits (for which some co-payment is required from employees), as well as the PEO's administration fee. As a feature of our PEO relationship, we are able to offer our personnel a full range of benefits that would otherwise be difficult for a small company to offer. We have the right to terminate our PEO relationship upon 30-day notice to the PEO.

     From April 1, 2003 through December 31, 2004, our PEO was ADP TotalSource, Inc. Since January 1, 2005, our PEO has been Administaff, Inc. We chose to switch to Administaff because we believe that Administaff offers a more comprehensive suite of services that provides better value for us and our employees.

FACILITIES

     Our principal office is located at 3 Enterprise Drive, Shelton, Connecticut 06484, and all executive, administrative, sales, and research and development functions are based at that office. We sublet our Shelton office, which comprises 5,958 net square feet of rentable space, from Transwitch Corporation under a sublease running from July 1, 2003 to September 30, 2008. The base rent is fixed at $17.50 per square foot per year ($8,688.75 per month) through September 30, 2006, and it is fixed at $18.50 per square foot per year ($9,185.25 per month) for the balance of our sublease. The base rent includes parking and the use of certain office equipment and furnishings owned by Transwitch (among which are a telephone system, office partitions, and furniture). In addition, under our sublease we pay a flat monthly fee of $1.25 per square foot per year ($620.00 per month) for electricity usage. We may be required to pay additional rent if the cost of electricity rises. We may also be required to pay additional rent to cover our pro rata share of increases in certain building operating costs, including real estate taxes, over the 2003 base year. As of August 31, 2005, we have not been required to pay any additional rent.

     We provide office space for our long-term software development contractors and consultants, but we do not provide office space for our sales representative based outside of Connecticut.

LEGAL PROCEEDINGS

     In the fourth quarter of 2003, we terminated several employees. One of those employees has filed a complaint with the Connecticut Commission on Human Rights and Opportunities alleging that we discriminated against the employee both during the employee's tenure with us and in respect of the employee's termination. This complaint was settled in July 2005 to the satisfaction of all parties.

CUSTOMER CONCENTRATION

     Historically, a relatively small number of customers have been responsible for material portions of our net sales. During our fiscal years ended December 31, 2002 and 2003, three customers accounted for approximately 91% of our net sales revenues in each year. During our fiscal year ended December 31, 2004, three customers accounted for approximately 44% of our net sales revenues, while for the six months ended June 30, 2005, three customers accounted for approximately 88% of our net sales revenues. Our dependence on a small number of major customers is a matter of concern to us because we recognize that our principal customers may not continue to purchase products and services from us at past levels or at all. We are working to overcome this dependence, but it is possible that for the foreseeable future, we will continue to derive much of our net sales revenues from a relatively small number of customers.

RESEARCH AND DEVELOPMENT EXPENDITURES

     During our fiscal years ended December 31, 2003 and 2004, our expenditures for research and development were $1,232,022 and $908,359, respectively. For the six months ended June 30, 2005 and 2004, our expenditures for research and development were approximately $233,983 and $374,524, respectively. None of these research and development expenditures have been borne directly by our customers.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table contains certain information with respect to our directors and executive officers.

         NAME                      AGE                              POSITION WITH TURBOWORX
------------------------------    -----     ------------------------------------------------------------------------------
Rounsevelle W. Schaum              72       Chairman of the Board; Chair of the Audit Committee of the Board; Chair of
                                            the Compensation Committee of the Board

Srini Chari, Ph.D., M.B.A.         46       President, CEO
                                            (Formerly Vice President and General Manager of Solutions)

Andrew Sherman, Ph.D.              55       Chief Technology Officer; Vice President of Development; Secretary

Alan Feldman                       37       Director

George Martin                      72       Director

     All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Executive officers are elected annually by our board of directors and serve at the discretion of our board.

     ROUNSEVELLE W. SCHAUM joined our board of directors as Chairman in August 2005. Since 1993, Mr. Shaum has served as Chairman and CEO of Newport Capital Partners, Inc., an investment-banking and financial/managerial advisory firm, specializing in the private placement of equity and convertible debt securities. In such capacity, Mr. Schaum has directed and organized over thirty private equity placements and served on the board of directors of numerous public and private emerging growth companies. Prior to 1993, Mr. Schaum held senior management positions with international manufacturing companies. He also served as the Chairman of the California Small Business Development Corporation, a private venture capital syndicate, and was the founder of the Center of Management Sciences, a management-consulting firm that services multinational high technology companies and government agencies, including NASA and the Department of Defense. Mr. Schaum also serves on the Board of Directors of Mosiac Nutraceuticals (OTC:MCNJ), Camelot Entertainment Group, Inc. (OTC:CMEG), Invicta Corporation (OTC:IVIA) and The Quigley Corporation (NNM:QGLY). At the time that Mr. Schaum joined our board, we entered into a services agreement with Newport Capital Partners under which Mr. Schaum will assist us in various financing, merger and acquisition, and regulatory matters, including compliance with all applicable Sarbanes-Oxley, SEC and NASD requirements. The details of this contract are described elsewhere in this prospectus.

     DR. SRINI CHARI joined us in April 2003 as Vice President and General Manager of Solutions, and was initially responsible for technical operations such as product development, product support and professional services. Subsequently, he shifted his responsibilities to manage our sales and marketing operations instead of technical operations. He became our President and CEO in August 2005 when Jeffrey Augen, who had been president and CEO, resigned for health reasons effective July 31, 2005. Dr. Chari was elected to the board at that time. Dr. Chari has over 20 years of experience in high performance computing for computational engineering and science. Before joining us, he spent 13 years with IBM, most recently as Program Director, Emerging Businesses, Corporate Strategy. In that position, he provided strategy and execution leadership in several emerging business opportunities including the e-Business On Demand, Grid and Autonomic Computing, Business Process and Workflow Integration, and Pervasive Computing. Dr. Chari holds an MBA from the Stern School of Business at New York University and a Ph.D. in Computational Mechanics and Engineering from the University of Texas at Austin.

     ALAN FELDMAN joined our board of directors as Chairman in February 2005, filling out the remainder of the term of Gregory Trautman, our previous Chairman, who resigned. As of August 2005, Mr. Feldman has stepped down as Chairman, but continues to serve as a director. He is Managing Director, Investment Banking Department, at Casimir Capital L.P., a New York boutique investment bank and securities firm that has been our placement agent for offerings in 2004 and 2005. At Casimir Capital, which he joined in 2002, Mr. Feldman is responsible for mergers and acquisitions and assisting small cap companies in raising capital for expansion. From 2000 to 2002, Mr. Feldman was a Director of High Yield Research at Scotia Capital in New York, where he focused on wireless telecommunications companies and the media, technology and traditional telecommunications sectors. Previously, from 1999 to 2000, Mr. Feldman served as Vice President of High Yield Research at Paine Webber, where he had research responsibility for all technology-related high yield and distressed credits. Mr. Feldman received his MBA with honors from Columbia University

Business School in 1996 and achieved designation as a Chartered Financial Analyst (CFA) in 2000. He holds no other directorships in reporting companies.

     DR. ANDREW SHERMAN is one of our co-founders and has been a Vice President and Chief Technology Officer since August 2000. He has over 30 years of experience with high performance computing and is a leading expert on the design and use of parallel algorithms and software for technical computation. Prior to co-founding us, Dr. Sherman spent 12 years at Scientific Computing Associates, Inc., ("SCA") where he rose to Vice President with responsibility for the technical and business aspects of government-funded research projects. At SCA, Dr. Sherman led or participated in a number of projects in parallel computational chemistry, visual programming environments, numerical linear algebra, data fusion, adaptive parallel computation, and expert database systems. Earlier in his career, he held faculty positions in Computer Science at several universities and was involved in R&D for petroleum reservoir simulation for Exxon Production Research Company and J. S. Nolen and Associates, Inc. Dr. Sherman holds BA, MS, and Ph.D. degrees from Yale University.

     DR. GEORGE MARTIN joined our board of directors in August 2005. Dr. Martin is Chief Scientific Officer at Delphian Pharmaceuticals, an emerging anti-cancer company and is the chair of the scientific advisory board of Fibrogen, Inc., where he served as chief technical officer and senior vice president executive officer from 1994 to 2002. From 1988 to 1994, Dr. Martin was the Scientific Director of the National Institute on Aging, where he directed the Institute's intramural research program and administered its Gerontology Research Center. Dr. Martin has had a long and distinguished research career and has been the recipient of several honors including the International Association of Dental Research Award in Basic Science, the DHHS Distinguished Service Award, the Alexander von Humboldt Senior Scientist Award and the Federal Meritorious Executive Rank Award in 1987. Dr. Martin holds a BS from Colgate University and a Ph.D. from the University of Rochester. He has also studied at the Weizmann Institute of Science in Rehovot, Israel, and at the Max Planck Institut fur Biochemie, in Munich, Germany.

DIRECTOR COMPENSATION

     In general, non-employee directors receive no annual fee but do receive reimbursement for reasonable travel expenses in connection with their attendance at meetings of our board of directors or of board committees on which they serve. In the past, we have not granted any stock options to our directors in compensation for their fulfilling directorial duties, but as soon as reasonably practical after the effective date of this prospectus, we intend to request our board to authorize the grant to each of our non-employee directors of options to purchase our common stock under our existing stock option plan. Management has not yet determined the size of the grants to be proposed.

     As noted above, we have entered into a services agreement with Newport Capital Partners, Inc., of which our chairman Mr. Schaum is the Chairman and CEO. This contract, which is further described elsewhere in this prospectus, calls for Newport Capital to provide the services of Mr. Schaum as our Chairman, a director, and chair of the audit and compensation committees of our board. Under the contract, which runs for one year from August 15, 2005, we agreed to pay Newport Capital $5,000 per month for Mr. Schaum's services. In addition, we agreed to provide Newport Capital with 12,000 shares of restricted stock that will vest at the rate of 1,000 shares per month, and we agreed to provide a warrant for 10,000 shares on terms essentially identical to the warrant issued to DKR Soundshore Oasis Holding Fund Ltd. Neither security has been issued as of the date of this prospectus, but we expect our board to issue them as soon as reasonably practical after the effective date of this prospectus. We believe that this agreement is on terms no less favorable to us than could be obtained from independent parties.

DIRECTOR INDEPENDENCE

     Any affiliated transactions will be on terms no less favorable to us than could be obtained from independent parties. Any affiliated transactions must be approved by a majority of our independent and disinterested directors.

AUDIT COMMITTEE. Mr. Schaum is the chair of the audit committee of our board of directors. Additional members will be added to the committee pending the election of directors who have suitable financial expertise and can be determined by our board to be independent under the relevant SEC regulations. The audit committee's duties, which are specified in our proposed Audit Committee Charter, include, but are not limited to:

     o reviewing and discussing with management and the independent accountants our annual and quarterly financial statements;

     o directly appointing, compensating, retaining, and overseeing the work of the independent auditor;

     o approving, in advance, the provision by the independent auditor of all audit and permissible non-audit services;

     o establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters;

     o the right to engage and obtain assistance from outside legal and other advisors as the audit committee deems necessary to carry out its duties;

     o the right to receive appropriate funding from us to compensate the independent auditor and any outside advisors engaged by the committee and to pay the ordinary administrative expenses of the audit committee that are necessary or appropriate to carrying out its duties; and

     o unless assigned to a comparable committee or group of independent directors, they must review and approve all related party transactions.

COMPENSATION COMMITTEE. Mr. Schaum serves as chair of the compensation committee of our board of directors. Additional members will be added to the committee, pending the election of directors who can be determined by our board to be independent under the relevant SEC regulations. The compensation committee will review and approve our salary and benefits policies, including compensation of executive officers. The compensation committee will also administer our stock option plan, and recommend and approve grants of stock options under that plan.

NOMINATIONS AND GOVERNANCE COMMITTEE. As soon as reasonably practical after the effective date of this prospectus, we intend to establish a nominations and governance committee of the board of directors, pending the election of directors who can be determined by our board to be independent under the relevant SEC regulations. The purpose of the nominations and governance committee is to select, or recommend for our entire board's selection, the individuals to stand for election as directors at the annual meeting of stockholders and to oversee the selection and composition of committees of our board. The nominations and governance committee's duties, which are specified in our proposed Nominating/Corporate Governance Committee Charter, include, but are not limited to:

     o    establishing criteria for the selection of new directors;

     o    considering stockholder proposals of director nominations;

     o    committee selection and composition;

     o    considering the adequacy of our corporate governance;

     o    overseeing and approving management continuity planning process; and

     o and reporting regularly to the board with respect to the committee's duties.

CODE OF ETHICS

     As soon as reasonably practical, we intend to adopt a Code of Ethics and Business Conduct that applies to all of our executive officers, directors and employees. The Code of Ethics and Business Conduct shall codify the business and ethical principles that govern all aspects of our business.

EMPLOYMENT AGREEMENTS

     DR. CHARI has been employed as our President and Chief Executive Officer since August 15, 2005. His employment agreement commenced on that date and provides for an initial one-year term that will be automatically extended for additional one-year terms unless the contract is terminated by Dr. Chari or us by providing at least 30 days written notice. The agreement provides for an annual base salary of $175,000 subject to adjustment from time to time at the discretion of our board of directors. In addition, Dr. Chari's agreement provides for an annual bonus of up to $25,000 to be determined at the discretion of our board of directors. If we terminate Dr. Chari for cause, or if Dr. Chari dies or becomes disabled so that he is unable to perform his duties for a period of at least 120 days as determined by our board of directors, then the agreement terminates with no further obligation on our part. If we terminate Dr. Chari for any reason other than cause, death, or disability, or if Dr. Chari resigns for just cause (that is, because of our uncured breach of the agreement or pursuant to a significant change by our board of directors in Dr. Chari's duties or authority), then we are required to continue providing Dr. Chari with his base salary and his then-current benefits for medical, dental, life, and disability insurance for a period of three months following termination, subject to Dr. Chari's agreement to and compliance with a release in a form that we specify. As of August 31, 2005, we had granted 95,630 options to Dr. Chari under our 2000 Stock Option Plan. His agreement also requires us to grant him additional options for 229,191 shares so that the total number of options he has received comprise 5% of our total outstanding stock on a fully-diluted basis as of June 30, 2005. In addition, his agreement requires that as of March 31 of each year, we will grant him additional options so that the total number of options he has received comprise 5% of our total outstanding stock on a fully-diluted basis as of December 31 of the prior year. Options granted under Dr. Chari's agreement vest evenly over the 48-month period after the effective date of each grant. In the event of a change in control, if Dr. Chari is terminated within 12 months after such change in control for any reason other than cause, death or disability, or if he resigns for just cause as described above, then any unvested options that were granted to Dr. Chari will vest immediately upon the effective date of the termination. In addition, for such terminations within 12 months after a change in control, Dr. Chari will receive all bonuses potentially due him in the year of his termination under any bonus plans then in effect, as well as reimbursement for excise taxes due in respect of such bonuses. Dr. Chari has agreed to refrain from competing with us or otherwise interfering with our business for a period of one year following the termination of his employment, unless we terminate him for reasons other than cause, or he resigns for just cause as described above, or he resigns because of our uncured breach of his agreement.

     DR. SHERMAN has been employed as a Vice President and Chief Technology Officer since August 1, 2000. His current employment agreement commenced on March 1, 2004 and provides for an initial one-year term that will be automatically extended for additional one-year terms unless the contract is terminated by Dr. Sherman or us by providing at least 30 days written notice. Dr. Sherman's agreement was automatically extended for an additional one-year term as of March 1, 2005. The agreement provides for an annual base salary of $160,000 subject to adjustment from time to time at the discretion of our board of directors. In addition, Dr. Sherman's agreement provides for an annual bonus of up to $25,000 to be determined at the discretion of our board of directors. If we terminate Dr. Sherman for cause, or if Dr. Sherman dies or becomes disabled so that he is unable to perform his duties for a period of at least 120 days as determined by our board of directors, then the agreement terminates with no further obligation on our part. If we terminate Dr. Sherman for any reason other than cause, death, or disability, or if Dr. Sherman resigns for just cause (that is, because of our uncured breach of the agreement or pursuant to a significant change by our board of directors in Dr. Sherman's duties or authority), then we are required to continue providing Dr. Sherman with his base salary and his then-current benefits for medical, dental, life, and disability insurance for a period of three months following termination, subject to Dr. Sherman's agreement to and compliance with a release in a form that we specify. As of August 31, 2005, we had granted 95,630 options to Dr. Sherman under our 2000 Stock Option Plan. Dr. Sherman also owns 72,290 shares of our Common Stock. His agreement also requires us to grant him additional options for 99,263 shares so that the total number of options he has received comprise 3% of our total outstanding stock on a fully-diluted basis as of June 30, 2005. In addition, his agreement requires that as of March 31 of each year, we will grant him additional options so that the total number of options he has received comprise 3% of our total outstanding stock on a fully-diluted basis as of December 31 of the prior year. Options granted under Dr. Sherman's agreement vest evenly over the 48-month period after the effective date of each grant. In the event of a change in control, if Dr. Sherman is terminated within 12 months after such change in control for any reason other than cause, death or disability, or if he resigns for just cause as described above, then any unvested options that were granted to Dr. Sherman will vest immediately upon the effective date of the termination. In addition, for such terminations within 12 months after a change in control, Dr. Sherman will receive all bonuses potentially due him in the year of his termination under any bonus plans then in effect, as well as reimbursement for excise taxes due in respect of such bonuses. Dr. Sherman has agreed to refrain from competing with us or otherwise interfering with our business for a period of one year following the termination of his employment, unless we terminate him for reasons other than cause, or he resigns for just cause as described above, or he resigns because of our uncured breach of his agreement.

     JEFFREY AUGEN, who had been our President, Chief Executive Officer, and a director since October 1, 2002, resigned all of those positions for health reasons, effective on July 31, 2005. At the time of his resignation, his employment was covered by an employment agreement that commenced on March 1, 2004, provided for an initial one-year term, and was extended automatically for an additional one-year term on March 1, 2005. Mr. Augen notified us on June 29, 2005 that he was resigning all of his positions with us as of July 31, 2005. Because Mr. Augen's resignation was voluntary, and since he provided us with at least 30-days written notice of his intention as required by his agreement, Mr. Augen's agreement terminated on July 31, 2005 with no further obligation on either our part or his. Prior to his resignation, the agreement had provided for an annual base salary of $175,000 subject to adjustment from time to time at the discretion of our board of directors. In addition, Mr. Augen's agreement provided for an annual bonus of up to $25,000 to be determined at the discretion of our board of directors. At the time of his resignation, the board had made no determination as to the bonus to be paid to Mr. Augen for the contract year ended March 1, 2004. As of the effective date of his resignation, we had granted 159,382 options to Mr. Augen under our 2000 Stock Option Plan. His agreement also required us to grant him additional options as of the end of each quarter so that the total number of options he had received comprised 5% of our total outstanding equity securities on a fully-diluted basis. All options granted under Mr. Augen's agreement vested evenly over the 48-month period after the effective date of each grant provided that he remained in our employ. When he resigned, Mr. Augen agreed to forego any additional options due to him that had not yet been granted to him by our board of directors. As of July 31, 2005, Mr. Augen held 97,960 vested options. Because his employment terminated voluntarily, but not for just cause as described above, Mr. Augen has a period of three months ending November 1, 2005 in which to exercise his vested options.

EXECUTIVE COMPENSATION

     The table below summarizes the compensation earned for services rendered to us in all capacities for the fiscal years ended December 31, 2004, 2003, and 2002 by our named executive officers including our Chief Executive Officer and any other executive officer or employee whose compensation for those years exceeded $100,000.

                                           ANNUAL                                         LONG-TERM
                                        COMPENSATION                                    COMPENSATION
                                    ----------------------------------------------------------------------------
                                                                                 AWARDS             PAYOUTS
                                                                           -----------------   -----------------
                                                                OTHER          SECURITIES                              ALL OTHER
                                                                ANNUAL         UNDERLYING             LTIP             SALARIED
NAME AND PRINCIPAL        FISCAL     SALARY        BONUS     COMPENSATION       OPTIONS/             PAYOUTS         COMPENSATION
POSITION                   YEAR       ($)           ($)          ($)            SARS (#)               ($)                ($)
------------------------------------------------------------------------------------------------------------------------------------
Srini Chari (a)            2004     156,250       25,000                         95,630                 --                  --
PRESIDENT & CEO            2003     108,750                                         --                  --                  --

Andrew Sherman             2004     156,250       21,750                       95,630 (c)               --                  --
CTO & VP OF
DEVELOPMENT                2003     140,000     12,500 (b)                          --                  --                  --
                           2002     125,000                                         --                  --                  --


Gourish Hosangady          2004      97,310          --        11,179 (d)         95,630                --                  --
VP OF SALES                                                                         --


Jeffrey Augen (e)          2004     $171,250      25,000                         139,382                --                  --
PRESIDENT & CEO            2003     157,500          --                           20,000                --                  --
                           2002      37,500          --                             --                  --                  --

Stuart Bernstein (f)       2004      28,608          --           397             13,224                --                  --
VP, SALES & MARKETING      2003      91,352          --          9,782               --                 --                  --

Robert Bjornson            2004     110,000          --                          31,877(g)              --                  --
CHIEF ARCHITECT            2003     104,000          --                              --                 --                  --

Stephen Weston             2004     100,000          --                          15,939(h)              --                  --
SENIOR SOFTWARE ENGR.

     (a) Dr. Chari became President and Chief Executive Officer on August 15, 2005. Previously, he had been Vice President and General Manager, Solutions.

     (b) In 2003, Dr. Sherman received a bonus of $12,500 because his contract specifically provided for that bonus upon successful conversion of our Series A promissory notes into preferred stock.

     (c)  Dr. Sherman also owns 72,290 shares of Common Stock.

     (d) In addition to his contractual annual salary during 2004, Mr. Hosangady earned $11,179 in commissions on our sales of software and services.

     (e)  Mr. Augen resigned effective July 31, 2005.

     (f) Mr. Bernstein also earned commissions on our sales of software and services equal to $9,782 in 2003 and $397 in 2004. He resigned in March 2004. Mr. Bernstein's options are non-qualified options that are exercisable until March 9, 2006.

     (g)  Dr. Bjornson also owns 72,290 shares of Common Stock.

     (h)  Mr. Weston also owns 1,500 shares of Common Stock.

In 2004, the board of directors determined that Mr. Augen, Dr. Chari and Dr. Sherman should receive their contractual bonuses in consideration of the following: our recognition of at least $400,000 in revenues and our closing of two reseller agreements with IBM and Avnet.

Our executive officers received no benefits or perquisites from us other than those offered to all our employees. We contributed only to the costs of health, disability, and life insurance on the same terms as for other employees. Our total contributions were less than 10% of total annual salary and bonus for each of our executive officers.

STOCK OPTIONS

     As of September 30, 2005, we have reserved 570,000 shares of Common Stock for issuance under our 2000 Stock Plan (the "Option Plan"). As of September 30, 2005, 256,060 shares of Common Stock were issuable upon the immediate exercise of outstanding options granted under the Option Plan at a weighted average exercise price of $1.25 per share. Any shares issued under the Option Plan that are forfeited to or repurchased by us or that are issuable upon exercise of options that expire or become unexercisable for any reason without having been exercised in full will be available for grant and issuance under the Option Plan.

     The table below lists the status as of September 30, 2005 of outstanding options issued under our 2000 Stock Plan to our management and directors and to any other employee whose compensation for 2003 or 2004 exceeded $100,000 as of September 30, 2005:


      NAME OF OPTION HOLDER               DATE OF GRANT         NUMBER OF SHARES          EXERCISABLE SHARES       FORFEITED SHARES
---------------------------------      --------------------   ----------------------   -------------------------  ------------------
Srini Chari                                 7/1/2004                 95,630                     55,782                     --
PRESIDENT, CEO & DIRECTOR

Andrew Sherman                              7/1/2004                 95,630                     55,782                     --
CTO & VP OF DEVELOPMENT

Gourish Hosangady                           7/1/2004                 95,630                     33,860                     --
VP OF SALES

Rounsevelle W. Schaum                           --                      --                         --                      --
CHAIRMAN & DIRECTOR

George Martin                                   --                      --                         --                      --
DIRECTOR

Alan Feldman                                    --                      --                         --                      --
DIRECTOR

Jeffrey Augen (a)                           10/1/2002                20,000                     13,750                   6,250
FORMERLY PRESIDENT & CEO                    7/1/2004                 139,382                    81,306                   58,076

Stuart Bernstein (b)                        7/1/2004                 13,224                     13,224                     --
FORMERLY VP, SALES & MARKETING

Robert Bjornson                             7/1/2004                 31,877                     18,592                     --
CHIEF ARCHITECT

Stephen Weston                              7/1/2004                 15,939                      9,296                     --
SENIOR SOFTWARE ENGR.

     (a) Mr. Augen resigned effective July 31, 2005. His exercisable options may be exercised until November 1, 2005.

     (b) Mr. Bernstein resigned in March 2004. Mr. Bernstein's options are non-qualified options that are exercisable until March 9, 2006

     The Option Plan may be administered by our Board of Directors or a committee appointed by them to administer the Option Plan. The Option Plan provides for the grant of both incentive stock options that qualify under
Section 422 of the Internal Revenue Code and nonqualified stock options. Incentive stock options are available for grant only to our employees or employees of our subsidiaries. All nonqualified options are available for grant to our employees, officers, directors and consultants or of any of our subsidiaries. The exercise price of incentive stock options will be at least equal to the fair market value of our common stock on the date of grant. The exercise price of incentive stock options granted to 10% stockholders will be at least equal to 110% of that value.

     Options granted under the Option Plan may be exercisable only as they vest or may be immediately exercisable with the shares issued subject to a right of repurchase by us that lapses as the shares vest. In general, outstanding options will vest over a four-year period. The maximum term of options granted under the Option Plan may not exceed ten years.

     Options granted under the Option Plan may not be transferable in any manner other than by will or by the laws of descent and distribution. They may be exercisable only by the optionee during his or her lifetime. Options granted under the Option Plan generally are exercisable for a period of time after the termination of the optionee's service to us. Options under the Option Plan generally terminate immediately upon termination of employment for cause.

     In order to meet our obligations under the employment agreements of our executive officers, we will need to increase the number of shares reserved for issuance under the Option Plan as soon as reasonably practical after the effective date of this prospectus. Our board of directors will determine the number of additional shares to be reserved for this purpose.

--------------------------------------------------------------------------------
                       OPTIONS GRANTED IN FISCAL YEAR 2004

     The following table sets forth the number of stock options granted to the named individuals who served as executive officers in fiscal year 2004 or whose total compensation exceeded $100,000 in 2004. We granted a total of 2,638,239 options to employees during the fiscal year ended December 31, 2004.

                                          NUMBER OF                          % OF TOTAL
                                            SHARES                             OPTIONS
                                          UNDERLYING         DATE OF         GRANTED TO
                                           OPTIONS           OPTION         EMPLOYEES IN           EXERCISE          EXPIRATION
NAME                                       GRANTED            GRANT          FISCAL YEAR            PRICE               DATE
--------------------------------------  ----------------  ---------------  --------------     ------------------  ------------------
Srini Chari                                 95,630          7/1/2004           18.1%                $1.25             4/2/2013
PRESIDENT & CEO

Andrew Sherman                              95,630          7/1/2004           18.1%                $1.25             4/15/2013
CTO & VP OF DEVELOPMENT

Gourish Hosangady                           95,630          7/1/2004           18.1%                $1.25             3/1/2014
VP OF SALES

Jeffrey Augen (a)                          139,383          7/1/2004           26.4%                $1.25             3/10/2013
FORMERLY PRESIDENT & CEO

Stuart Bernstein (b)                        13,224          7/1/2004            2.5%                $1.25             3/9/2006
FORMERLY VP OF SALES & MARKETING

Robert Bjornson                             31,877          7/1/2004            6.0%                $1.25             4/15/2013
CHIEF ARCHITECT

Stephen Weston                              15,939          7/1/2004            3.0%                $1.25             4/15/2013
SENIOR SOFTWARE ENGINEER

(a) Mr. Augen resigned effective July 31, 2005.

(b) Mr. Bernstein resigned in March 2004.

                       2004 FISCAL YEAR END OPTION VALUES

     The following table sets forth the value of unexercised "in-the-money" options held that represents the positive difference between the exercise price and the estimated market price of $2.50 per share at December 31, 2004. None of the named executive officers or other named individuals exercised any options during 2004.

                                                                                                                   VALUE OF
                                                                                                                UNEXERCISED IN-
                                                 NUMBER OF UNEXERCISED "IN-THE-MONEY" OPTIONS                     THE-MONEY
                NAME                                          AT FISCAL YEAR END                            OPTION FISCAL YEAR END
Srini Chari                                                         39,844                                         $49,805
PRESIDENT & CEO

Andrew Sherman                                                      39,844                                         $49,805
CTO & VP OF DEVELOPMENT

Gourish Hosangady                                                    None                                             -
VP OF SALES

Jeffrey Augen (a)
FORMERLY PRESIDENT & CEO                                            71,813                                         $89,766

Stuart Bernstein (b)                                                13,224                                         $16,530
FORMERLY VP OF SALES & MARKETING

Robert Bjornson                                                     13,280                                         $16,600
CHIEF ARCHITECT

Stephen Weston                                                      6,640                                          $ 8,300
SENIOR SOFTWARE ENGINEER.

(a) Mr. Augen resigned effective July 31, 2005.

(b) Mr. Bernstein resigned in March 2004.

EQUITY COMPENSATION PLAN INFORMATION

     The following table sets forth certain information at December 31, 2004 with respect to our equity compensation plans that provide for the issuance of options, warrants or rights to purchase our securities.

                                                                                                             NUMBER OF SECURITIES
                                                                                                              REMAINING AVAILABLE
                                                    NUMBER OF                                                 FOR FUTURE ISSUANCE
                                                SECURITIES TO BE                WEIGHTED-AVERAGE                 UNDER EQUITY
                                                   ISSUED UPON                 EXERCISE PRICE OF              COMPENSATION PLANS
                                                   EXERCISE OF                    OUTSTANDING                (EXCLUDING SECURITIES
                                              OUTSTANDING OPTIONS,             OPTIONS, WARRANTS              REFLECTED IN COLUMN
                                               WARRANTS AND RIGHTS                 AND RIGHTS                        (A))
                                                       (A)                            (B)                             (C)
------------------------------------------------------------------------------------------------------------------------------------
Equity compensation plans
approved by security holders                         548,288                    $1.25 per share                     21,512



Equity compensation plans not approved by             None                            N/A                            None
security holders

Total                                                548,288                    $1.25 per share                     21,512
                                              ---------------------         ------------------------       -------------------------

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of our common stock as of September 30, 2005 by (i) each Director,
(ii) each of our current named executive officers, (iii) all persons, including groups, known to us to own beneficially more than five percent (5%) of our outstanding common stock, and (iv) all executive officers and directors as a group.

     As of September 30, 2005, there were a total of 6,496,429 shares of our common stock issued and outstanding.

     Except as otherwise indicated, the address of each of the following persons is c/o TurboWorx, Inc., 3 Enterprise Drive, Suite 401, Shelton, CT 06484.

-------------------------------------------------------------------------------------------------------------------
                                     Name and                               Amount and             Percent of
Title of Class            Address of Beneficial Owner(1)            Nature of Beneficial Owner   Voting Power(2)
-------------------------------------------------------------------------------------------------------------------
Common          Rounsevelle W. Schaum (3)                                      -0-                      0
-------------------------------------------------------------------------------------------------------------------
Common          Srini Chari (4)                                               75,703                   1.2
-------------------------------------------------------------------------------------------------------------------
Common          Andrew Sherman (5)                                           147,993                   2.3
-------------------------------------------------------------------------------------------------------------------
Common          George Martin (6)                                             20,000                   0.3*
-------------------------------------------------------------------------------------------------------------------
Common          Alan Feldman (7)                                               -0-                      0
-------------------------------------------------------------------------------------------------------------------
Common          All directors and executive officers as a group              243,696                   3.7
                (5 persons) ((8))
-------------------------------------------------------------------------------------------------------------------
Common          Jeffrey Augen (9)                                             95,056                   1.4
-------------------------------------------------------------------------------------------------------------------
Common          Gourish Hosangady (10)                                        55,781                   0.9*
-------------------------------------------------------------------------------------------------------------------
Common          Gregory Trautman ((1)(1))                                   3,667,680                 43.5
-------------------------------------------------------------------------------------------------------------------
Common          Trautman Wasserman & Co., Inc. (12)                         2,010,848                 25.6
-------------------------------------------------------------------------------------------------------------------
Common          Casimir Capital L.P. (13)                                   1,720,641                 21.0
-------------------------------------------------------------------------------------------------------------------
Common          Daniel S. Och (14)                                          1,438,240                 20.3
-------------------------------------------------------------------------------------------------------------------
Common          Edward H. Arnold, Sr. (15)                                   643,446                   9.6
-------------------------------------------------------------------------------------------------------------------
Common          Ampersand Ventures LP (16)                                   552,349                   8.3
-------------------------------------------------------------------------------------------------------------------
Common          Creekspan Partners (17)                                      415,350                   6.0
-------------------------------------------------------------------------------------------------------------------
Common          National Scientific Corporation (18)                         360,000                   5.5
-------------------------------------------------------------------------------------------------------------------
Common          Beverly E. Thalberg (19)                                     355,865                   5.5
-------------------------------------------------------------------------------------------------------------------
Common          Sterling Foundation Management (20)                          359,437                   5.4
-------------------------------------------------------------------------------------------------------------------

* denotes less than 1%

---------------
(1) A person (or group) is deemed to be a beneficial owner of Common Stock that can be acquired or controlled by such person or group within 60 days of the date hereof upon the exercise of warrants, options or other rights exercisable for, or convertible into, Common Stock.

(2) Based on 6,496,429 shares of common stock outstanding at September 30, 2005.

(3) Mr. Schaum is our Chairman and a director. He is Chairman and CEO of Newport Capital Partners. He is not currently the beneficial owner of any shares or warrants, although we have agreed to issue 10,000 restricted shares and 12,000 warrants to Newport Capital Partners and expect that our board will do so as soon as practicable after the effective date of this registration statement. This would give Mr. Schaum beneficial ownership or control of 10,000 shares of Common Stock and 4,000 shares of Common Stock underlying warrants that would be exercisable immediately or within 60 days hereof. This would give him beneficial ownership or control of 0.2% of our stock.

(4) Dr. Chari is our President & CEO and a director. Includes 75,703 shares of Common Stock underlying options exercisable immediately or within 60 days of the date hereof. Under Dr. Chari's employment agreement, the Company is to grant him additional options for 229,191 shares of which approximately 14,324 would be exercisable within 60 days of the date hereof, giving him beneficial ownership of 1.4% of our stock. The additional grant will require amendment of the Company's 2000 Stock Option Plan as discussed elsewhere in this prospectus.

(5) Dr. Sherman is our Chief Technology Officer and Vice President of Development. Includes 72,290 shares of Common Stock owned by Dr. Sherman and 75,703 shares of Common Stock underlying options exercisable immediately or within 60 days of the date hereof. Under Dr.

     Sherman's employment agreement, the Company is to grant him additional options for 99,263 shares of which approximately 6,204 would be exercisable within 60 days of the date hereof, giving him beneficial ownership of 2.3% of our stock. The additional grant will require amendment of the Company's 2000 Stock Option Plan as discussed elsewhere in this prospectus.

(6) Dr. Martin is a director. Includes 10,000 shares of Common Stock owned by Dr. Martin and 10,000 shares of Common Stock underlying options exercisable immediately or within 60 days of the date hereof.

(7) Mr. Feldman is a director. He owns no stock and holds no options exercisable immediately or within 60 days of the date hereof. He is a managing director, but not the controlling person, of Casimir Capital LP.

(8) Includes all shares owned and underlying options and warrants as described in footnotes (2) - (6) of this table.

(9) Mr. Augen was our President and CEO and a director until his resignation effective July 31, 2005. Includes 95,056 shares of Common Stock underlying options exercisable immediately or within 60 days of the date hereof. Mr. Augen's options may not be exercised after November 1, 2005.

(10) Mr. Hosangady is our Vice President of Sales. Includes 55,781 shares of Common Stock underlying options exercisable immediately or within 60 days of the date hereof. Under Mr. Hosangady's employment agreement, the Company is to grant him additional options for 99,263 shares of which approximately 6,204 would be exercisable within 60 days of the date hereof, giving him beneficial ownership of 0.9% of our stock.. The additional grant will require amendment of the Company's 2000 Stock Option Plan as discussed elsewhere in this document.

(11) Gregory Trautman, c/o Trautman Wasserman & Co., Inc., 500 Fifth Avenue, New York, NY 10110. Mr. Trautman is the Chief Executive Officer and controlling person of Trautman Wasserman & Co., Inc. ("TWC"). He was formerly our chairman and one of our directors. Includes 100,000 shares of Common Stock underlying immediately exercisable warrants owned by Mr. Trautman personally. Additionally, includes approximately 1,133,057 shares of Common Stock and 493,460 shares of Common Stock underlying immediately exercisable warrants, for which Mr. Trautman holds personal voting proxies. Mr. Trautman's proxies permit him to vote all shares at his discretion and are to continue in force unless revoked by the named owner(s) of the stock or warrants. Additionally, includes 603,270 shares of Common Stock and 1,337,893 shares of Common Stock underlying immediately exercisable warrants that are owned by TWC or its affiliates and are not covered by Mr. Trautman's personal proxies.

(12) Trautman Wasserman & Co., Inc., 500 Fifth Avenue, New York, NY 10110 ("TWC"). Gregory Trautman, TWC's Chief Executive Officer, is its controlling person. Includes 603,270 shares of Common Stock and 1,359,034 shares of Common Stock underlying immediately exercisable warrants beneficially owned or controlled by TWC or its affiliates.

(13) Casimir Capital LP, 489 Fifth Avenue, New York, NY 10017. Richard Sands is the controlling person. Includes 1,720,641 shares of Common Stock underlying immediately exercisable warrants. Alan Feldman, our director, is a Managing Director of Casimir Capital LP.

(14) Daniel S. Och. Includes 859,670 shares of Common Stock and 578,570 shares of Common Stock underlying immediately exercisable warrants.

(15) Edward H. Arnold, Sr. Includes 464,876 shares of Common Stock and 178,570 shares of Common Stock underlying immediately exercisable warrants.

(16) Ampersand Ventures, 55 William Street, Wellesley, MA 02481. Richard Charpie, Managing General Partner, is its controlling person. Marc Dulude, a general partner in Ampersand Ventures, was formerly one of our directors. Includes 384,767 shares of Common Stock owned by Ampersand Ventures, LP and 167,582 shares of Common Stock underlying immediately exercisable warrants owned by Ampersand Ventures, LP.

(17) Creekspan Partners LP, 489 Fifth Avenue, New York, NY 10017. The controlling person is Richard Sands, the managing partner of SFR LLC, which is the general partner of Creekspan Partners. Includes 415,350 shares of Common Stock underlying immediately exercisable warrants.

(18) National Scientific Corporation, Scottsdale Technology Center, 14505 N. Hayden Road, Suite 305, Scottsdale, AZ 85260-6951. Michael Grollman, CEO, is the controlling person. Includes 360,000 shares of Common Stock subject to certain agreements between TurboWorx, Inc. and National Scientific Corporation as more fully described elsewhere in this registration statement. National Scientific intends to distribute 180,000 of these shares to its shareholders once this registration statement is effective.

(19) Beverly E. Thalberg, c/o Scientific Computing Associates, Inc., 265 Church Street, New Haven, CT 06510. Ms. Thalberg was formerly one of our directors. Includes 72,290 shares of Common Stock owned by Ms. Thalberg personally, 72,290 shares of Common Stock owned by Ms. Thalberg's spouse Martin H. Schultz, and 199,100 shares of Common Stock owned by Scientific Computing Associates, Inc., 265 Church Street, New Haven, CT 06510, an S-Corporation of which Ms. Thalberg is the President, CEO, majority shareholder, and controlling person. Also includes 12,185 shares of Common Stock underlying immediately exercisable warrants owned by Scientific Computing Associates, Inc.

(20) Sterling Foundation Management, c/o Trautman Wasserman & Co., Inc., 500 Fifth Avenue, New York, NY 10110. The controlling person is Jim Lintott. Includes 250,384 shares of Common Stock and 109,053 shares of Common Stock underlying immediately exercisable warrants. Mr. Trautman holds a voting proxy for the shares of Common Stock and warrants owned by Sterling Foundation Management.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Except as disclosed below, there have been no transactions during the last two years, or proposed transactions, to which we were or will be a party, in which any director, executive officer, beneficial owner of more than 5% of our common stock or any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of these persons, had or is to have a direct or indirect material interest.

     In October 2000, we entered into a placement agency agreement with Trautman Wasserman & Co., Inc. ("TWC") to provide co-founder, financial advisory, and investment banking services. Under the terms of the agreement, TWC was to help us raise a "Qualified Financing" of approximately $5 million. Prior to the closing of the Qualified Financing, TWC was to raise interim financing in the form of convertible promissory notes and warrants. The notes were to be converted into the type of securities sold in the Qualified Financing. TWC was to receive a commission equal to 10% of the amount raised; a founder's warrant for 10% of our common stock on a fully-diluted basis to be issued as a 5% warrant upon closing of the Qualified Financing and a second 5% warrant upon closing of our second round of financing; and warrants for an amount of our common stock equal to 10% of the common stock underlying the securities sold in the Qualified Financing, including securities associated with the interim financing that were converted into the Qualified Financing, on a fully diluted basis assuming full exercise of all warrants. This agreement was extended and amended in May 2001 to increase the amount of interim funding. The 2000 placement agreement, as amended, governed the sale of our Series A Notes in 2001 and 2002.

     In March 2002, we amended and expanded our placement agency agreement with TWC. Under the amended agreement, the size of the Qualified Financing was increased to approximately $6.3 million, and in addition to its other compensation, TWC received a monthly fee of $10,000 for advisory services. The amended placement agency agreement governed the placement of our Series B Notes and our Series B Bridge Notes.

     We believe that the terms of our 2000-2002 placement agency agreements with TWC were no less favorable to us than could have been obtained from independent parties. At the time we entered into the agreements and the amendments, the terms were approved by all of our directors, all of whom were disinterested. Gregory Trautman, a principal of TWC who later served as a director, was not a director at those times. Under the terms of our placement agency agreements, TWC received cash payments totaling $404,904 in 2003 and $289,670 in 2004. In addition, in 2003 when we converted our Series A Notes into Series A Preferred Stock, TWC received compensation warrants for our common stock that are now exercisable for 241,847 shares at an exercise price of $1.46 per share. Also in 2003, TWC received its founder's warrant for 5% of our common stock on a fully-diluted basis at an exercise price of $0.01 per share. In 2004, we and TWC amended the founder's warrant to make it a warrant for 320,000 shares of our common stock at an exercise price of $0.01 per share. In 2005, when we converted our Series B Notes into common stock, TWC received a compensation warrant that is now exercisable for 480,753 shares of our common stock at an exercise price of $1.62 per share. TWC did not receive any warrants for its placement of the Series B Bridge Notes.

     In December 2003, we entered into a separate placement agency agreement with TWC to offer up to $5 million of our Preferred Stock. No closings were ever held pursuant to the offering, however, under the terms of that agreement, we paid TWC $50,000 as a retainer for their services. We believe that the terms of the agreement were no less favorable to us than could have been obtained from independent parties. At the time we entered into the agreement, it was approved by a majority of our disinterested directors. Gregory Trautman, a principal of TWC was a director at that time.

     Prior to the end of 2004, all of our placement agency agreements with TWC had either expired or been terminated and all compensation due TWC under placement agency agreements has been recorded in the financial statements.

     In August 2004, we entered into a placement agency agreement with Casimir Capital LP to raise funds for us in the form of convertible promissory notes with attached warrants for our common stock. The notes were to be convertible at a specified price into our common stock. Casimir Capital was to receive a monthly retainer of $6,000 per month, a one-time retainer of $35,000, a commission equal to 4% of all amounts raised above $250,000, and warrants for our common stock equal to 10% of the shares underlying the notes and attached warrants. During 2004, Casimir Capital received $79,260 in commissions and fees under this agreement. In addition, Casimir Capital received warrants that are now exercisable for 400,634 shares of our common stock at $0.50 per share.

     In December 2004, we replaced our placement agency agreement with Casimir Capital with a new agreement to raise up to $7,000,000 in a private placement of shares of our common stock with attached warrants. Casimir Capital was to receive a monthly retainer of $6,000, a commission equal to 13% of all amounts raised, and warrants for our common stock equal to 10% of the shares sold and the shares underlying the attached warrants. Under the terms of this agreement, Casimir Capital received $372,746 in commissions and fees. In addition, Casimir Capital received warrants that are now exercisable for 238,560 shares of our common stock at $0.50 per share. This placement agency agreement expired in March 2005.

     During the final quarter of 2004 and the first quarter of 2005, we negotiated and established a strategic relationship with National Scientific. In October 2004, we entered into a memorandum of understanding with National Scientific under which we and National Scientific agreed to have technical, design, and strategic discussions focused on joint development of technology and products and joint marketing activities. The intent was to leverage National Scientific's expertise and products in wireless sensors with our expertise and products for distributed workflows. While the memorandum called for a binding relationship plan to be in place by December 31, 2004, neither written documents nor oral agreements about the plan exist at the present time.

     Subsequent to the memorandum of understanding and in anticipation of the binding relationship plan, we and National Scientific decided to further strategically align our two companies and strengthen our strategic relationship by entering into a share exchange agreement (the "Exchange Agreement") that we closed on February 1, 2005. Under the terms of the Exchange Agreement, we exchanged 360,000 shares of our common stock and $240,000 for 7,150,000 shares of National Scientific common stock. We also agreed to register 180,000 of the shares of common stock that National Scientific received so that National Scientific could distribute those shares to their shareholders upon effectiveness of the registration. Those are the shares that are being registered under this Registration Statement.

     In connection with the Exchange Agreement, in 2005, Casimir Capital received a commission of $125,000 and a warrant exercisable for 95,000 shares of our common stock at an exercise price of $0.50 per share.

     In May 2005, in connection with the debenture investments made by DKR Soundshore Oasis Holding Fund Ltd. ("DKR"), we entered into a finder's agreement with Casimir Capital. For the first debenture investment in May 2005, we paid Casimir Capital a finder's fee of $175,000 and provided them with a warrant for 1,050,000 shares of our common stock at an exercise price of $0.50 per share. Upon the second closing of the DKR debenture transaction, Casimir Capital will receive a finder's fee of $175,000 and a warrant for 350,000 shares of our common stock at an exercise price of $0.50 per share. The details of the DKR transaction are described elsewhere in this prospectus.

     In August 2005, we entered into an agreement with Newport Capital Partners, of whom our Chairman, Rounsevelle W. Schaum, is Chairman and CEO. Under the agreement, Newport Capital Partners will provide the personal services of Mr. Schaum as a director and Chairman of our Audit and Compensation Committees. We will pay Newport Capital Partners a fee of $5,000 per month, will issue to Newport Capital Partners 12,000 shares of restricted stock that will vest at the rate of 1,000 shares per month, and will provide Newport Capital Partners with a five-year warrant for 10,000 shares of our common stock on the same terms as the warrant provided to DKR. The exercise price of the warrant will be $0.50 per share, subject to certain adjustments.

     In August 2005, we entered into a separate finder's agreement with Casimir Capital to raise up to $600,000 in 17% promissory bridge notes between August 25, 2005 and the earlier to occur of October 31, 2005 and the closing of the second DKR debenture. Casimir Capital will receive a fee equal to 8% of the amount raised. As of September 30, 2005, we had raised approximately $200,000.

     We believe that the terms of our agreements with Casimir Capital were no less favorable to us than could have been obtained from independent parties. At the time we entered into most of the agreements, no one affiliated with Casimir Capital was on our board of directors, which approved the agreements unanimously. Alan Feldman, Managing Director of Casimir Capital, joined our board of directors as chairman in February 2005, while the private placement was in progress, but the applicable placement agency agreement had been approved before he joined the board. Mr. Feldman was a director at the time of the DKR investment, and the agreement was approved by all of our disinterested directors.

     Any future transactions with officers, directors or 5% stockholders will be on terms no less favorable to us than could be obtained from independent parties. Any affiliated transactions must be approved by a majority of our independent and disinterested directors who have access to our counsel or independent legal counsel at our expense.

DESCRIPTION OF SECURITIES

COMMON STOCK

     We are authorized to issue 53,400,000 shares of Common Stock, par value $0.001 per share. Except as otherwise expressly provided by law, and subject to the voting rights provided to the holders of preferred stock by the Certificate of Incorporation, the common stock shall have voting rights on all matters requiring a vote of stockholders, voting together with the holders of preferred stock, as one class. Each share of common stock issued and outstanding shall be identical in all respects, and no dividends shall be paid on any shares of common stock unless the same is paid on all shares of common stock outstanding at the time of such payment. The holders of common stock are entitled to receive dividends if declared by our board of Directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders of shares of common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock.

PREFERRED STOCK

     Our Certificate of Incorporation currently authorizes the issuance of up to 1,000,000 shares of preferred stock. The existence of issued and outstanding preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of common stock, and may have the effect of delaying, deferring or preventing a change in the control of us. Our certificate of incorporation authorizes the issuance of blank check preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors.

OTHER OUTSTANDING SECURITIES

CO-FOUNDER'S WARRANT

     On June 27, 2002, in partial compensation to Trautman Wasserman & Co., Inc. ("TWC") for its role in providing certain services to us, we issued a warrant (the "Co-Founder's Warrant") entitling TWC to purchase a certain number of shares of our common stock on or before March 28, 2009 at an exercise price of $0.01 per share. Initially, the warrant entitled TWC to purchase up to 5% of our outstanding securities calculated on a fully diluted basis as of the date of exercise, but in connection with this distribution, we and TWC have amended the warrant so that TWC is now entitled to purchase up to 320,000 shares of our common stock independent of the total number of outstanding securities. Both the number of shares for which the Co-Founder's Warrant may be exercised and the exercise price are subject to various adjustments including adjustments to account for dilution on a weighted average basis. TWC may exercise the Co-Founder's Warrant either by paying the applicable exercise price in cash, or by using a "cashless exercise" provision in the warrants. In the latter case, TWC will receive a smaller number of shares calculated using a formula depending on the exercise price and the fair market value of our shares at the time of exercise. If our common stock is publicly traded, then the fair market value is specified to be the weighted average of the closing price of our common stock for the 10 trading days immediately preceding the exercise date. Otherwise, the fair market value is to be determined in good faith by our Board of Directors.

SERIES A WARRANTS

     In connection with the issuance of Series A Preferred Stock on March 31, 2003 and April 15, 2003, we issued warrants to purchase Series A Preferred Stock (the "Series A Warrants"). The Series A Warrants may be exercised at any time in the nine-year period following the date of issue, except that they are no longer exercisable after we consummate an initial public offering. Each Series A Warrant entitles the holder to purchase a specified number of shares of Series A Preferred Stock at an exercise price $2.75 per share, subject to various adjustments including reduction to account for dilution on a weighted average basis. Holders may exercise their warrants either by paying the applicable exercise price in cash, or by using a "cashless exercise" provision in the warrants. In the latter case, holders shall receive a smaller number of shares calculated using a formula depending on the exercise price and the 5-day average of the closing price of our shares just prior to the date of exercise. We issued Series A Warrants for an aggregate of 283,580 shares on March 31, 2003 and for an aggregate of 80,001 shares on April 15, 2003. On February 28, 2005, a majority of the holders of the Series A Preferred Stock elected to convert the Series A Preferred Stock under its terms into Common Stock. Pursuant to that election, under its terms all of the Series A Preferred Stock was converted automatically into Common Stock and the Series A Warrants were converted automatically into warrants to purchase our common stock.

     In addition, in connection with the issuance of the Series A Preferred Stock and Warrants, we issued to Trautman Wasserman & Co., the placement agent for the Series A offering, an agent's warrant on terms identical to those of the Series A Warrants except that it is exercisable to purchase a specified number of shares of our common stock.

     As of August 31, 2005, including the agent's warrant, there are outstanding Series A Warrants for an aggregate of 1,085,614 shares of common stock at an exercise price of $1.28 per share.

SERIES B WARRANTS

     In connection with the issuance of the Series B Notes, we issued warrants to purchase common stock (the "Series B Warrants"). The Series B Warrants may be exercised until the earlier to occur of March 31, 2009 and the date on which we consummate an initial public offering. Each Series B Warrant entitles the holder to purchase a specified number of shares of our common stock at an exercise price $2.50 per share, subject to various adjustments including reduction to account for dilution on a weighted average basis. Holders may exercise their warrants either by paying the applicable exercise price in cash, or by using a "cashless exercise" provision in the warrants. In the latter case, holders shall receive a smaller number of shares calculated using a formula depending on the exercise price and the 5-day average of the closing price of our shares just prior to the date of exercise.

     In addition, in connection with the issuance of the promissory notes and Series B Warrants, we issued to TWC, the placement agent for the note offering, an agent's warrant for a specified number of shares of our common stock on terms identical to those of the Series B Warrants.

     In February 2005 holders of the Series B Notes elected to convert the Series A Preferred Stock under its terms into common stock.

     As of August 31, 2005, including the agent's warrant, there are outstanding Series B Warrants to purchase an aggregate of 1,505,046 shares of common stock at an exercise price of $1.40 per share.

SERIES B BRIDGE WARRANTS

     Between September 2003 and May 2004, we issued a number of short-term bridge promissory notes (the "Series B Bridge Notes") having an aggregate principal value of $1,510,000. In connection with the issuance of these notes, and in lieu of interest, we compensated the note holders by issuing warrants (the "Series B Bridge Warrants") entitling them to purchase a specified number of shares of our common stock. The number of warrants varied with the length of time during which the notes were outstanding. The terms of the Series B Bridge Warrants are identical to the terms of the Series B Warrants. As of August 31, 2005, there are outstanding Series B Bridge Warrants to purchase an aggregate of 251,875 shares of common stock at an exercise price of $1.40 per share.

     TWC acted as the placement agent for the Series B Bridge Notes under the terms of the placement agency agreement with us dated March 28, 2002, but TWC agreed to forego any warrant compensation related to these notes.

SCIENTIFIC COMPUTING ASSOCIATES LICENSE WARRANT

     On March 11, 2003, in connection with a technology license and distribution agreement, we issued to Scientific Computing Associates, Inc. (SCA) a warrant to purchase our common stock (the "SCA License Warrant"). The warrant provided that SCA could purchase up to an aggregate of 10% of our common stock according to a schedule depending on the amount of our aggregate revenue since our founding on March 28, 2000. We had the right to cancel the technology license and distribution agreement if we were no longer using the licensed technology, and we did so on February 1, 2005. Because we terminated the technology license and distribution agreement, and in consideration of our aggregate revenue through February 1, 2005, the SCA License Warrant under its terms now entitles SCA to purchase only up to 12,185 shares of our common stock at an exercise price of $1.25 per share, independent of our future revenues. The SCA License Warrant may be exercised until the earlier to occur of February 1, 2012 and the date on which we consummate an initial public offering. SCA may exercise the warrant either by paying the applicable exercise price in cash, or by using a "cashless exercise" provision in the warrant. In the latter case, SCA shall receive a smaller number of shares calculated using a formula that depends on the exercise price and the 5-day average of the closing price of our shares just prior to the date of exercise.

SERIES C WARRANTS

     Between August 2004 and December 2004, in connection with the issuance of a number of short-term bridge promissory notes (the "Series C Notes"), we issued to the noteholders warrants entitling them to purchase shares of our common stock (the "Series C Warrants"). Each holder of a Series C Note (including an affiliate of Casimir Capital, the Placement Agent for the Series C Notes) received a Series C Warrant entitling the holder to purchase a certain number of shares of our stock within a certain time period. The Series C Warrants may be exercised at any time during the ten year period that commenced on August 13, 2004. When exercised, each Series C Warrant entitles the holder to purchase that number of shares of common stock as determined by dividing a certain percentage (the "Percentage Warrant Coverage") of the original principal of the holder's note by the applicable exercise price. We are required to make a cash payment to the holder in lieu of issuing any fractional shares. The Percentage Warrant Coverage was initially 40%, and the exercise price of the Series C Warrants was initially $1.00 per share. However, under the terms of the warrants, the Percentage Warrant Coverage has been increased to 45%, and the exercise price has been reduced to $0.80 per share, because we issued Series C Notes with an aggregate principal value exceeding $750,000. The exercise price is subject to various subsequent adjustments including reduction to account for dilution. Warrant holders may exercise their warrants either by paying the applicable exercise price in cash, or by using a "cashless exercise" provision in the warrants. In the latter case, holders shall receive a smaller number of shares calculated using a formula depending on the exercise price and the closing price of our shares on the date of exercise.

     In addition, for each issuance of a Series C Note, Casimir Capital, Inc., the placement agent for the Series C Notes, received a placement agent warrant identical to the Series C Warrants except that the Percentage Warrant Coverage is 10%.

     As of August 31, 2005, there are outstanding Series C Warrants, including the placement agent warrant, to purchase an aggregate of 1,580,439 shares of our common stock at an exercise price of $0.50 per share.

2005 OFFERING WARRANTS

     From January 2005 through March 2005, we closed on $2,982,000 in connection with our sale in a private placement ("2005 Offering") of $100,000 Units ("Units"), with each $100,000 Unit consisting of 40,000 shares of our common stock and five-year warrants to purchase 40,000 shares of common stock at an exercise price of $0.50 per share, subject to certain adjustments. In connection with the issuance of the Units, we issued warrants to purchase an aggregate of 1,192,800 shares of common stock exercisable at $0.50 per share.

     In addition, in connection with our 2005 Offering, we issued to Casimir Capital, the placement agent for the 2005 Offering, agent's warrants to purchase an aggregate of 238,560 shares of common stock at an exercise price of $0.50 per share, subject to certain adjustments. The terms and conditions of the agent's warrants are substantially similar to those of the 2005 Offering Warrants except that the agent's warrants may be exercised either by paying the applicable exercise price in cash, or by using a "cashless exercise" provision under which the holder shall receive a smaller number of shares calculated using a formula depending on the exercise price and the closing price of our shares on the date of exercise.

DKR SOUNDSHORE OASIS HOLDING FUND LTD. DEBENTURE AND WARRANTS

     On May 5, 2005, we entered into an agreement with DKR Soundshore Oasis Holding Fund Ltd. ("DKR"), pursuant to which DKR agreed to purchase two $1.75 million convertible debentures with warrants. The debentures bear interest at an annual rate of 8.5% and are secured by a senior lien against all of our technology, products, and other assets, and are convertible into common stock at a price of $0.50 per share, subject to certain adjustments to prevent dilution. With the purchase of the first debenture, DKR also received a warrant to purchase up to 7 million shares of our common stock at $0.50 per share, subject to certain adjustments. DKR also acquired the right to purchase up to $3.5 million in additional debentures and warrants on identical terms. The first $1.75 million debenture transaction closed on May 6, 2005, netting TurboWorx approximately $1 million after paying various expenses related to the transaction. Under the terms of the agreement with DKR, TurboWorx will register the shares of common stock underlying the debentures and the warrants, and the second $1.75 million debenture transaction will close upon effectiveness of the registration.

17% PROMISSORY BRIDGE NOTES

     We are currently raising up to $600,000 in bridge funding by issuing 17% promissory notes. The notes bear interest at an annual rate of 17%, compounded monthly, and are due at the earlier to occur of December 31, 2005 and the closing of the second DKR debenture transaction. We intend to repay the notes out of the proceeds of the second DKR debenture transaction. No principal or interest payments need be made prior to the due date.

     In connection with the sale of the notes, we entered into a finder's agreement with Casimir Capital LP. Under the terms of the agreement, Casimir Capital will receive a finder's fee equal to 8% of the amount of each note sold.

                         SHARES ELIGIBLE FOR FUTURE SALE


     As of the date of this prospectus, 6,496,429 shares of our common stock are issued and outstanding, held by 249 record holders. No shares of preferred stock are currently outstanding. After the date of this prospectus 180,000 shares will be freely tradable without restriction or further registration under the Securities Act. All of the remaining 6,278,929 shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. Those shares are currently eligible for sale under Rule 144.


RULE 144

     In general, under Rule 144 as currently in effect, a person who has owned restricted shares of common stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of the then average weekly trading volume or 1% of the total number of outstanding shares of the same class. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. A person who has not been one of our affiliates for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years is entitled to sell the shares under Rule 144 without regard to any of the limitations described above.

     Securities issued in reliance on Rule 701 are also restricted and may be sold by stockholders other than affiliates of ours subject only to manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year holding period requirement.

RULE 144(k)

     Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

OTC BULLETIN BOARD CONSIDERATIONS

     The OTC Bulletin Board is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board. The SEC's order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

     Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. The NASD cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

     Investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Bulletin Board rather than on NASDAQ. Investors' orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

     Investors must contact a broker-dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

     Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders
- an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

     Because bulletin board stocks are usually not followed by analysts, they may have lower trading volume than NASDAQ-listed securities.

OUR TRANSFER AGENT

     We have not yet appointed a transfer agent for our securities, but we will do so as soon as practicable after the effective date of this Registration Statement.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

     Our certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  LEGAL MATTERS

     The validity of the securities offered in this prospectus are being passed upon for us by our counsel, Greenberg Traurig, LLP, New York, New York.

                                     EXPERTS

     The financial statements of TurboWorx, Inc. as of December 31, 2004, and for the year then ended have been included herein and in the registration statement in reliance upon the reports of Miller, Ellin & Company, LLP, independent registered public accounting firm, appearing elsewhere herein and upon the authority of said firm as experts in auditing and accounting.

     The audit report covering December 31, 2004, financial statements contains an explanatory paragraph that states that our recurring losses from operations, negative cash flows from operations and a net capital deficiency raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission, or SEC, for the securities we are distributing by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to that registration statement. A copy of the registration statement may be inspected by anyone without charge at the SEC's principal office in Washington, D.C., and copies of all or any part of the registration statement may be obtained from the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, upon payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings with the SEC are also available to the public through the SEC's Internet site at http://www.sec.gov.

     Upon the effectiveness of this prospectus, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended and, in accordance therewith, will file reports, proxy statements and other information with the SEC. We intend to furnish to our stockholders annual reports containing audited financial statements and may furnish interim reports as we deem appropriate. You will be able to inspect and copy these reports, proxy statements and other information at the addresses set forth above.

     You should rely only on the information provided in this prospectus, any prospectus supplement or as part of the registration statement filed on Form SB-2 of which this prospective is a part, as such registration statement is amended and in effect with the Securities and Exchange Commission. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of those documents.

INDEX TO CONSOLIDATED FINANCIAL INFORMATION

                                                                                                                             PAGE

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM                                                                         F-1
CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2004
Consolidated Balance Sheets                                                                                                     F-2
Consolidated Statements of Operations for the years ended December 31, 2004, 2003 and 2002                                      F-3
Consolidated Statements of Changes in Stockholders' Equity, Deficit, and Comprehensive Income (Loss) for the years ended        F-4
December 31, 2004, 2003 and 2002
Consolidated Statements of Cash Flows for the years ended December 31, 2004, 2003 and 2002                                      F-5
Notes to Consolidated Financial Statements                                                                                      F-7
INTERIM CONSOLIDATED FINANCIAL STATEMENTS AS OF JUNE 30, 2005
Interim Consolidated Balance Sheets as of June 30, 2005 and 2004                                                                F-1
Interim Consolidated Statements of Operations for the three months and six months ended June 30, 2005 and 2004                  F-2
Interim Consolidated Statements of Cash Flows for the three months and six months ended June 30, 2005 and 2004                  F-3
Notes to the Interim Consolidated Financial Statements                                                                          F-5

                                 TURBOWORX, INC.

                              FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

                                 TURBOWORX, INC.

                              FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002



                                    CONTENTS



                                                                         PAGE
                                                                         ----

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM                  F-1
BALANCE SHEETS                                                           F-2
STATEMENTS OF OPERATIONS                                                 F-3
STATEMENTS OF STOCKHOLDERS' DEFICIENCY                                   F-4
STATEMENTS OF CASH FLOWS                                              F-5 - F-6
NOTES TO FINANCIAL STATEMENTS                                         F-7 - F-27

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                                Previously Filed

                                    - F-1 -

                                 TURBOWORX, INC.

                                 BALANCE SHEETS


                                                                                    DECEMBER 31,
                                                            -----------------------------------------------------------
                                                                   2004                2003                 2002
                                                            ------------------  ------------------   ------------------
                          ASSETS

CURRENT ASSETS:
     Cash and cash equivalents                              $          58,973   $          39,370    $         205,978
     Accounts receivable                                               48,592              60,745               27,520
                                                            ------------------  ------------------   ------------------
              Total current assets                                    107,565             100,115              233,498

PROPERTY AND EQUIPMENT, NET                                            48,375              81,170               31,259

OTHER ASSETS:
     Security deposits and other assets                               114,490             101,298                3,433
                                                            ------------------  ------------------   ------------------
                                                            $         270,430   $         282,583    $         268,190
                                                            ==================  ==================   ==================

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES:

     Series A convertible notes payable                     $              --   $              --    $       2,557,363
     Series B convertible notes payable                             5,619,000           3,586,840                   --
     Stockholder loans payable                                        150,000             150,000              150,000
     Secured convertible bridge notes payable                       1,330,946                  --                   --
     Note payable to related party                                         --              31,677               54,372
     Series B bridge notes payable                                    145,000             100,000                   --
     Accounts payable                                                 644,086             360,373              388,654
     Accrued expenses                                                 852,680             220,145              321,793
     Deferred revenue                                                 108,818             251,071              122,437
                                                            ------------------  ------------------   ------------------
              Total current liabilities                             8,850,530           4,700,106            3,594,619
                                                            ------------------  ------------------   ------------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' DEFICIENCY:
     Series A preferred stock                                           1,454               1,454                   --
     Common stock                                                         559                 559                  329
     Additional paid-in capital                                     4,956,796           4,679,378              446,263
     Common stock subscription receivable                                  --              (1,200)              (1,200)
     Accumulated deficit                                          (13,538,909)         (9,097,714)          (3,771,821)
                                                            ------------------  ------------------   ------------------
                      Total stockholders' deficiency               (8,580,100)         (4,417,523)          (3,326,429)
                                                            ------------------  ------------------   ------------------
                                                            $         270,430   $         282,583    $         268,190
                                                            ==================  ==================   ==================

   The accompanying notes are an integral part of these financial statements.

                                    - F-2 -

                                 TURBOWORX, INC.

                            STATEMENTS OF OPERATIONS

                                                                          YEARS ENDED DECEMBER 31,
                                                             -------------------------------------------------
                                                                2004               2003               2002
                                                             -----------        -----------        -----------
REVENUES:
   Product sales                                             $   319,606        $   325,670        $   423,164
   Services                                                      106,800            182,171             35,994
                                                             -----------        -----------        -----------
                                                                 426,406            507,841            459,158

COST OF REVENUES
   Cost of product sales                                         261,814            270,172            400,861
   Cost of services                                               37,791             65,424                 --
                                                             -----------        -----------        -----------
                                                                 299,605            335,596            400,861
                                                             -----------        -----------        -----------

GROSS PROFIT                                                     126,801            172,245             58,297
                                                             -----------        -----------        -----------

COSTS AND EXPENSES:
Product development costs                                        965,895          1,310,650            284,477
Selling, general and administrative                            2,420,043          2,572,563          1,039,023
Impairment loss                                                       --            925,600                 --
                                                             -----------        -----------        -----------

                                                               3,385,938          4,808,813          1,323,500
                                                             -----------        -----------        -----------

NET LOSS FROM OPERATIONS                                      (3,259,137)        (4,636,568)        (1,265,203)
INTEREST EXPENSE AND FINANCING FEES                            1,182,058            748,104            739,701
                                                             -----------        -----------        -----------

NET LOSS BEFORE PROVISION FOR INCOME TAXES                    (4,441,195)        (5,384,672)        (2,004,904)

PROVISION FOR INCOME TAXES (BENEFIT)                                  --            (58,779)           (68,245)
                                                             -----------        -----------        -----------

NET LOSS                                                     $(4,441,195)       $(5,325,893)       $(1,936,659)
                                                             ===========        ===========        ===========


Net loss per common share - basic and diluted                $     (7.94)       $    (10.20)       $     (5.89)
                                                             ===========        ===========        ===========

Weighted average shares outstanding: basic and diluted           559,517            522,165            328,775
                                                             ===========        ===========        ===========

   The accompanying notes are an integral part of these financial statements.

                                    - F-3 -

                                 TURBOWORX, INC.

                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                  YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

                                       SERIES A PREFERRED STOCK                COMMON STOCK
                                         ($0.001 PAR VALUE;                 ($0.001 PAR VALUE;
                                     9,088,819 SHARES AUTHORIZED)      16,500,000 SHARES AUTHORIZED)     ADDITIONAL
                                    ------------------------------     -----------------------------      PAID-IN
                                        SHARES          AMOUNT            SHARES          AMOUNT          CAPITAL
                                    -------------    -------------     ------------    -------------    ------------
Balance, January 1, 2002                      --     $         --          328,758     $        329     $     96,509

Exercise of stock options                     --               --               20               --               25

Issuance of stock purchase warrants           --               --               --               --          349,729

Net loss                                      --               --               --               --               --
                                    -------------    -------------     ------------    -------------    -------------
Balance, December 31, 2002                    --               --          328,778              329          446,263

Exercise of stock options                     --               --              120               --              125

Issuance of stock purchase warrants           --               --               --               --          169,958

Conversion of notes to Series A
   preferred stock                     1,134,217            1,134               --               --        3,117,982

Acquisition of Argentys, Inc.            320,000              320               --               --          925,280

Issuance of common shares under
   anti-dilutive provisions                   --               --          223,339              223             (223)

Issuance of common stock for
   interest expense                           --               --            7,273                7           19,993

Net loss                                      --               --               --               --               --
                                    -------------    -------------     ------------    -------------    -------------
Balance, December 31, 2003             1,454,217            1,454          559,510              559        4,679,378

Exercise of stock options                     --               --               20               --               25

Issuance of stock purchase warrants           --               --               --               --          278,593

Write off of subscription receivable          --               --               --               --           (1,200)

Net loss                                      --               --               --               --               --
                                    -------------    -------------     ------------    -------------    -------------
Balance, December 31, 2004             1,454,217     $      1,454          559,530     $        559     $  4,956,796
                                    =============    =============     ============    =============    =============


                                    SUBSCRIPTIONS     ACCUMULATED
                                     RECEIVABLE         DEFICIT             TOTAL
                                    -------------     -------------     -------------
Balance, January 1, 2002            $     (1,200)     $ (1,835,162)     $ (1,739,524)

Exercise of stock options                     --                --                25

Issuance of stock purchase warrants           --                --           349,729

Net loss                                      --        (1,936,659)       (1,936,659)
                                    -------------     -------------     -------------
Balance, December 31, 2002                (1,200)       (3,771,821)       (3,326,429)

Exercise of stock options                     --                --               125

Issuance of stock purchase warrants           --                --           169,958

Conversion of notes to Series A
   preferred stock                            --                --         3,119,116

Acquisition of Argentys, Inc.                 --                --           925,600

Issuance of common shares under
   anti-dilutive provisions                   --                --                --

Issuance of common stock for
   interest expense                           --                --            20,000

Net loss                                      --        (5,325,893)       (5,325,893)
                                    -------------     -------------     -------------
Balance, December 31, 2003                (1,200)       (9,097,714)       (4,417,523)

Exercise of stock options                     --                --                25

Issuance of stock purchase warrants           --                --           278,593

Write off of subscription receivable       1,200                --                --

Net loss                                      --        (4,441,195)       (4,441,195)
                                    -------------     -------------     -------------
Balance, December 31, 2004          $         --      $(13,538,909)     $ (8,580,100)
                                    =============     =============     =============

   The accompanying notes are an integral part of these financial statements.

                                    - F-4 -

                                 TURBOWORX, INC.

                            STATEMENTS OF CASH FLOWS


                                                                                               YEARS ENDED DECEMBER 31,
                                                                                ----------------------------------------------------
                                                                                    2004                2003                2002
                                                                                ------------        ------------        ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                                     $(4,441,195)        $(5,325,893)        $(1,936,659)
   Adjustments to reconcile net loss
     to net cash used in:
       Depreciation and amortization                                                 30,624              46,280              19,443
       Amortization of debt discounts                                               247,499             161,115             339,112
       Loss on disposal of equipment                                                  5,469                  --                  --
       Shares issued for interest                                                        --              20,000                  --
       Impairment loss                                                                   --             925,600                  --
     Changes in assets and liabilities:                                                  --
       (Increase) decrease in accounts receivable                                    12,153             (33,225)             18,470
       (Increase) in security deposits and other assets                             (13,492)            (97,777)                 --
       (Decrease) increase in accounts payable                                      283,713             (28,281)            115,635
       (Decrease) increase in accrued expenses                                      632,535             286,288             179,597
       Increase (decrease) in deferred revenue                                     (142,253)            128,634              66,917
                                                                                ------------        ------------        ------------
NET CASH USED IN OPERATING ACTIVITIES                                            (3,384,947)         (3,917,259)         (1,197,485)
                                                                                ------------        ------------        ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property and equipment                                               (2,998)            (95,516)            (34,745)
   Purchases of intangible assets                                                        --                (763)               (574)
                                                                                ------------        ------------        ------------

NET CASH USED IN INVESTING ACTIVITIES                                                (2,998)            (96,279)            (35,319)
                                                                                ------------        ------------        ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of Series A convertible notes                                  --             163,200           1,387,980
   Proceeds from issuance of related party note receivable                               --             (22,695)                 --
   Proceeds from bridge notes payable                                                45,000             100,000                  --
   Proceeds from secured convertible bridge notes payable                         1,381,500                  --                  --
   Proceeds from issuance of Series B convertible notes                           2,012,700           3,606,300                  --
   Repayment of notes payable - shareholder                                         (31,677)                 --                  --
   Proceeds from exercise of stock options                                               25                 125                  25
   Repayment of officer loans                                                            --                  --             (23,000)
                                                                                ------------        ------------        ------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                         3,407,548           3,846,930           1,365,005
                                                                                ------------        ------------        ------------
NET CHANGE IN CASH                                                                   19,603            (166,608)            132,201

CASH AND CASH EQUIVALENTS - beginning                                                39,370             205,978              73,777
                                                                                ------------        ------------        ------------
CASH AND CASH EQUIVALENTS - ending                                              $    58,973         $    39,370         $   205,978
                                                                                ============        ============        ============

   The accompanying notes are an integral part of these financial statements.

                                    - F-5 -

                                TURBO WORX, INC.

                            STATEMENTS OF CASH FLOWS
                                   (CONTINUED)


                                                                       YEARS ENDED DECEMBER 31,
                                                              ----------------------------------------
                                                                  2004          2003           2002
                                                              ----------     ----------     ----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid during the year for:
  Income taxes                                                $       --     $       --     $       --
  Interest                                                    $   20,068     $   36,810     $      374


Non-cash investing and financing activities:
  Conversion of Series A Convertible Notes and
    accrued interest into Series A Preferred Stock            $       --     $3,119,116     $       --
  Acquisition of Argentys, Inc. for Series A
    Preferred Stock and warrants to purchase common stock     $       --     $  925,600     $       --

   The accompanying notes are an integral part of these financial statements.

                                    - F-6 -

                                 TURBOWORX, INC.
                          NOTES TO FINANCIAL STATEMENTS
                       THREE YEARS ENDED DECEMBER 31, 2004


NOTE 1.   ORGANIZATION AND PLAN OF OPERATIONS

     TurboWorx, Inc. (the "Company") was formed as TurboGenomics, Inc. in the State of Delaware on March 28, 2000. On September 6, 2002, the Company changed its name to TurboWorx, Inc. The Company has developed and markets distributed computing solutions that provide end-to-end software solutions for companies to describe, distribute and solve their most complex, time-critical computing problems in any computing environment.

     Since inception, the Company has experienced significant losses and negative cash flows from operations, raising substantial doubt about its ability to continue as a going concern. Near the end of 2003 the Company introduced its initial workflow product offerings. Management plans to continue developing its software products and build a distribution network to generate sales revenue. In addition, Management is exploring strategic partnerships to further develop and market its products and services. Management intends to continue to raise operating funds through private placements of convertible debt and equity. It is unclear whether management will be successful in accomplishing these objectives. The Company's ability to remain in business is not known. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates made by management include, but are not limited to, the allowance for doubtful accounts and the valuation of intangible assets.

     REVENUE RECOGNITION

          SOFTWARE LICENSE REVENUE

          Revenues from software license sales are recognized in accordance with Statement of Position ("SOP") No. 97-2, SOFTWARE REVENUE RECOGNITION, and SOP No. 98-9, Modification of SOP No. 97-2, SOFTWARE REVENUE RECOGNITION WITH RESPECT TO CERTAIN TRANSACTIONS. Revenues from software license sales that do not depend on services rendered to make the software functional are recognized as revenue upon delivery, provided (1) there is evidence of an arrangement, (2) collection of
          our  fee  is  considered   probable  and  (3)  the  fee  is  fixed  or
          determinable. When services are necessary to make the software functional, fees are allocated between services and software based on either (1) vendor specific objective evidence of a fair value basis to allocate the total fee to all elements of the arrangement. If vendor specific objective evidence of fair value does not exist (2) the Company uses the residual method allowable under SOP No. 98-9 to allocate excess of the fee over the fair value of the services to the license element.

                                    - F-7 -

                                 TURBOWORX, INC.
                          NOTES TO FINANCIAL STATEMENTS
                       THREE YEARS ENDED DECEMBER 31, 2004


NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

          SERVICE REVENUE

          Revenue is recognized for related consulting arrangements on a time-and-materials basis as services are performed and costs are incurred in accordance with the billing terms of the contract.
          Revenues from related fixed price consulting arrangements are recognized using the percentage-of-completion method, unless the extent of progress toward completion cannot be reliably determined. Progress towards completion is measured using the efforts-expended method based upon management estimates. To the extent that efforts expended and costs to complete cannot be reasonably estimated, revenues are deferred until the contract is completed. The Company does not have a history of incurring losses on these types of contracts. If the Company were to incur a loss, a provision for the estimated loss on the uncompleted contract would be recognized in the period in which such loss becomes probable and is able to be estimated. Billings in excess of revenue recognized are included in deferred income.

          DEFERRED REVENUES

          Deferred revenues represent (1) payments received from customers for software licenses, services, hosting and maintenance in advance of performing services and (2) service revenues deferred in accordance with SOP No. 97-2.

     CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash, money market investments and other highly liquid investments with original maturities of three months or less.

     PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost less accumulated depreciation and amortization, and are depreciated or amortized using the straight-line method over the following estimated useful lives:

     Computer and communications equipment.................   2 to 3 years
     Purchased software....................................   2 years
     Office equipment and furniture........................   4 to 5 years
     Leasehold improvements................................   Shorter of useful
                                                              life or lease term

                                    - F-8 -

                                 TURBOWORX, INC.
                          NOTES TO FINANCIAL STATEMENTS
                       THREE YEARS ENDED DECEMBER 31, 2004


NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     IMPAIRMENT OF LONG-LIVED ASSETS

     The Company's long-lived assets, including property and equipment, goodwill and other intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the net carrying amount may not be recoverable. When such events occur, the Company measures impairment by comparing the carrying value of the long-lived asset to the estimated undiscounted future cash flows expected to result from use of the assets and their eventual disposition. If the sum of the expected undiscounted future cash flows is less than the carrying amount of the assets, the Company recognizes an impairment loss. Impairment losses are measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset.

     INCOME TAXES

     The Company records income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and the tax effect of net operating loss carry-forwards. A valuation allowance is recorded against deferred tax assets if it is more likely than not that such assets will not be realized.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying values of cash and cash equivalents, accounts receivable, accounts payable, deferred income and the current portion of long-term debt approximate their fair value due to the short maturities of such instruments. The carrying value of the debt approximates fair value based on current rates offered to the Company for debt with similar collateral and guarantees, if any, and maturities.

     CONCENTRATION OF CREDIT RISK

     Financial instruments that are potentially subject the Company to concentrations of credit risk are cash and cash equivalents and accounts receivable, both of which management believes that there is little risk of loss. Cash and cash equivalents are deposited with high credit quality financial institutions. The Company's accounts receivable are derived from revenue earned from customers located in the United States of America and are denominated in U.S. dollars and are believed to be collectible.

     For the years ended December 31, 2004, 2003, and 2002 two customers accounted for approximately 45%, 42%, and 75% of the Company's revenues, respectively. As of December 31, 2004 and 2003 four customers accounted for approximately 72% and 90% of accounts receivable, respectively. As of December 31, 2002 one customer accounted for approximately 78% of accounts receivables.

                                    - F-9 -

                                 TURBOWORX, INC.
                          NOTES TO FINANCIAL STATEMENTS
                       THREE YEARS ENDED DECEMBER 31, 2004


NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     INCOME BY MAJOR CUSTOMER

                                                2004     2003     2002
                                                ----     ----     ----
                   Customer A                    24%      10%      51%
                   Customer B                     -        -       24%
                   Customer C                    21%       -       17%
                   Customer D                     -       32%       -

     ALLOWANCES ON ACCOUNTS RECEIVABLE

     The Company performs ongoing credit evaluations of its customers' financial condition and estimates an allowance for doubtful accounts based on the credit worthiness of its customers, historical trends and current economic conditions. At December 31, 2004, 2003, and 2002, Management estimates that all accounts receivable are collectible, as noted above, and that no allowance has been deemed necessary.

     STOCK-BASED COMPENSATION

     Stock-based compensation is recognized using the intrinsic value method in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Under APB 25, no compensation expense is recorded for stock options or awards issued to employees when the number of shares is fixed and the exercise price is equal to the fair value of the underlying stock on the grant date. No material difference in compensation expense would result if the Company used the fair value method prescribed by of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123").

     Stock based compensation for the services of non-employees is recognized at the fair value of the equity instruments awarded. The application of the fair value method to all outstanding and unvested awards to non-employees does not have a material effect on the net loss in any of the years presented.

     CAPITALIZED SOFTWARE COSTS

     The Company's policy is to capitalize costs incurred in creating software products once technological feasibility is established. As of the fiscal years ended December 31, 2004, 2003, and 2002, the Company has not reached technological feasibility on any new software products; therefore, no development costs have been capitalized. Amortization for capitalized software costs will begin when the product is released and will be amortized over a period of five years. When technological feasibility is reached and amounts have been capitalized, the Company will began to review the amounts capitalized for impairment, whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable.

     Product development costs include all research and development expenses and software development costs. The Company expenses all software costs associated with establishing technological feasibility. The Company had not capitalized any software development costs due to the insignificant amount of costs incurred.

                                    - F-10 -

                                 TURBOWORX, INC.
                          NOTES TO FINANCIAL STATEMENTS
                       THREE YEARS ENDED DECEMBER 31, 2004


NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     NET EARNINGS (LOSS) PER COMMON SHARE

     Basic net earnings or loss per common share ("Basic EPS") is computed by dividing the net earnings or loss attributable to common shareholders by the weighted-average number of common shares outstanding. Diluted net earnings or loss per common share ("Diluted EPS") is computed by dividing the adjusted net earnings or loss attributable to common shareholders by the weighted-average number of common shares and dilutive common share equivalents, including convertible securities then outstanding. In computing diluted EPS, net earnings or loss is adjusted for any effects that would occur as if the common share equivalents represented common shares outstanding. The presentation of both Basic EPS and Diluted EPS on the face of the Company's Statements of Operations is required except when the effects of depicting common share equivalents as common stock results in Diluted EPS being greater than Basic EPS; that is, when such effects are "antidilutive." Therefore, because the effects of treating the outstanding convertible debt, stock options and warrants as common shares outstanding is antidilutive, Diluted EPS is not presented on the face of the Company's Statements of Operations.


     The following table presents the computation of Basic EPS:


                                                                   YEARS ENDED DECEMBER 31,
                                                      -------------------------------------------------
                                                         2004               2003               2002
                                                      -----------        -----------        -----------
NUMERATOR:
Net loss                                              $(4,441,195)       $(5,325,893)       $(1,936,659)
                                                      ===========        ===========        ===========

DENOMINATOR:
Denominator for basic and diluted per share               559,517            522,165            328,775
information-weighted-average shares
outstanding

RESULT:
Net loss per common share - basic and diluted         $     (7.94)       $    (10.20)       $     (5.89)
                                                      ===========        ===========        ===========

     INTEREST EXPENSE AND FINANCING FEES

     Interest expense and financing fees include recognized costs related to issuance of debt or equity (including commissions and warrants issued to placement agents), interest on debt, and debt discounts arising from issuance of warrants to debt holders. Costs incurred in connection with issuance of debt are deferred and amortized on a straight-line basis over the life of the debt.

     DEFERRED FINANCING COSTS

     Deferred financing costs represent costs related to the issuance of debt, including commissions and warrants issued to placement agents. Gross deferred financing costs are being amortized on a straight-line basis over the life of the debt.

                                    - F-11 -

                                 TURBOWORX, INC.
                          NOTES TO FINANCIAL STATEMENTS
                       THREE YEARS ENDED DECEMBER 31, 2004


NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     RECENTLY ISSUED ACCOUNTING STANDARDS

     In December 2004, the FASB issued Statement of Financial Standards No. 123 (revised 2004), SHARE-BASED PAYMENT ("SFAS No. 123 (R)"), which is a revision of SFAS No. 123. SFAS No. 123 (R) supersedes APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and amends FASB Statement No. 95, STATEMENT OF CASHFLOWS. Generally, the approach to accounting for share-based payments in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Pro forma disclosure of the fair value of share-based payments is no longer an alternative to financial statement recognition. SFAS No. 123(R) is effective for small public business issuers at the beginning of the first fiscal year beginning after December 15, 2005, or effective April 1, 2006 for the Company.

     The Company expects the adoption of SFAS No. 123(R) to have a material effect on its financial statements, in the form of additional compensation expense, on a quarterly and annual basis. It is not possible to precisely determine the expense impact of adoption since a portion of the ultimate expense that is recorded will likely relate to awards that have not yet been granted, but are likely to be granted prior to our April 1, 2006 adoption date. The expense associated with these future awards can only be determined based on factors such as the price for the Company's common stock, volatility of the Company's stock price and risk free interest rates as measured at the grant date. However, the pro forma disclosures related to SFAS No. 123 included in the Company's historic financial statements are relevant data points for gauging the potential level of expense that might be recorded in future periods.

     Statement of Financial Accounting Standards No. 151, INVENTORY COSTS, an amendment of ARB No. 43, Chapter 4 (SFAS 151) was issued in November 2004 and becomes effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not expect that SFAS 151 will have any effect on future financial statements.

     Statement of Financial Accounting Standards No. 152, ACCOUNTING FOR REAL ESTATE TIME-SHARING TRANSACTIONS, an amendment of FASB Statements No. 66 and 67 (SFAS 152) was issued in December 2004 and becomes effective for financial statements for fiscal years beginning after June 15, 2005. The Company does not expect that SFAS 152 will have any effect on future financial statements.

     Statement of Financial Accounting Standards No. 153, EXCHANGES OF NONMONETARY ASSETS, an amendment of APB Opinion No. 29 (SFAS 153) was issued in December 2004 and becomes effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not expect that SFAS 153 will have any effect on future financial statements.

                                    - F-12 -

                                 TURBOWORX, INC.
                          NOTES TO FINANCIAL STATEMENTS
                       THREE YEARS ENDED DECEMBER 31, 2004


NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     RECENTLY ISSUED ACCOUNTING STANDARDS (CONTINUED)

     Statement of Financial Accounting Standards No. 154, ACCOUNTING CHANGES AND ERROR CORRECTIONS, a replacement of APB Opinion No. 20 and FASB Statement No. 3 (SFAS 154) was issued in May 2005 and becomes effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect that SFAS 154 will have any significant effect on future financial statements.

     In December 2004, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 04-2, ACCOUNTING FOR REAL ESTATE TIME-SHARING TRANSACTIONS (SOP 04-2). SOP 04-2 is effective for financial statements issued for fiscal years beginning after June 15, 2005, with earlier application encouraged. The Company does not expect that SOP 04-2 will have any effect on future financial statements.


NOTE 3.   ACQUISITION AND IMPAIRMENT

     ARGENTYS, INC.

     On April 15, 2003, the Company acquired 100% of all of the outstanding common and preferred stock of Argentys, Inc. ("Argentys"), a Massachusetts-based privately held software development business, through a merger. Pursuant to the merger agreement, the Company issued to Argentys' shareholders an aggregate of 1,600,000 shares of Series A Preferred Stock and warrants to acquire 400,000 shares of the Company's common stock.

     The Company has accounted for this acquisition using the purchase method of accounting. The final purchase price was determined to be $925,600 consisting of (i) 1,600,000 shares of the Company's Series A Preferred Stock at a price of $0.55 per share; and (ii) warrants to purchase 400,000 shares of the Company's common stock. The Company allocated the entire purchase price of $925,600 to goodwill.

     In 2003, subsequent to the acquisition, management assessed the value of the business and assets acquired in the Argentys acquisition and determined that such value may not be recoverable. Therefore an impairment loss of the $ 925,600 of goodwill was recognized in 2003.

                                    - F-13 -

                                 TURBOWORX, INC.
                          NOTES TO FINANCIAL STATEMENTS
                       THREE YEARS ENDED DECEMBER 31, 2004


NOTE 4.   PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31:

                                            2004           2003           2002
                                          --------       --------       --------
     Furniture and fixtures               $  3,213       $  5,044       $  3,497
     Computer equipment                     90,280        110,497         46,775
     Leasehold improvements                 15,474         11,234             --
                                          --------       --------       --------
                                           108,967        126,775         50,272
     Less: Accumulated depreciation         60,592         45,605         19,013
                                          --------       --------       --------
                                          $ 48,375       $ 81,170       $ 31,259
                                          ========       ========       ========

     Depreciation and amortization expense totaled $30,324, $26,428, and $10,680 for the years ended December 31, 2004, 2003, and 2002, respectively.



NOTE 5.   FINANCINGS AND LONG-TERM DEBT

     SERIES A CONVERTIBLE NOTES

     In December 2000, the Company began issuing Series A convertible promissory notes ("Series A Notes"). The Series A Notes bore interest at 12% per annum and were convertible, at the option of the holder, to debt or equity securities if the Company sold debt or equity securities to investors with aggregate proceeds of $5,000,000 or more. On March 27, 2003, all of the outstanding Series A Notes consisting of principal of $2,731,180, and accrued interest of $387,963, were converted into 5,671,085 shares of the Company's Series A Preferred stock.

     In connection with the issuance of the Series A Notes, the Company also issued detachable stock purchase warrants to purchase 283,547 shares of common stock. Under the warrant agreement, as amended, a warrant holder is entitled to purchase shares of the Company's common stock at $2.75 per share. The warrants expire on the earlier of (1) dates between February 28, 2008 through March 31, 2009 or (ii) the date on which the Company consummates an initial public offering of its capital stock. Based on the relative fair values, the Company has attributed $165,965 of the total proceeds to the warrants and has recorded the warrants as additional paid-in capital and as a discount to the Series A Notes. The resulting discount on the Series A Notes was amortized over the term of the Series A Notes as a charge to interest expense.

     Interest expense on the Series A Notes for the years ended December 31,2004, 2003, and 2002 was $-0-, $79,146, and $292,599, respectively.

                                    - F-14 -

                                 TURBOWORX, INC.
                          NOTES TO FINANCIAL STATEMENTS
                       THREE YEARS ENDED DECEMBER 31, 2004


NOTE 5.   FINANCINGS AND LONG-TERM DEBT (CONTINUED)

     STOCKHOLDER LOANS

     In October 2000, the Company issued secured convertible promissory notes ("Founders Notes") in the amount of $150,000 to three founding shareholders of the Company. The loans bear interest at 12% per annum and are secured by a priority interest in the Company's proprietary technology. The notes provide that all unpaid accrued interest and principal would be due and payable on January 1, 2005 unless the Company had completed a sale of at least $1,000,000 in equity securities at an earlier date (a "Qualified Financing"). In the event of a Qualified Financing, each noteholder, at the noteholder's sole option, had ten days in which to elect to convert all or any part of the total amount due at that time (including principal and unpaid accrued interest) into the equity securities sold in the Qualified Financing. The Company completed a Qualified Financing on April 15, 2003, and none of the noteholders elected to convert any of the amounts due them into equity. As provided in the Founders' Notes, therefore, the notes became demand notes due and payable within 30 days of the Qualified Financing. The Founders' Notes provided that commencing January 1, 2002, the Company begin interest payments to the noteholders.

     Additionally, on January 1, 2001 the Company was required to pay all unpaid and unconverted interest accrued to January 1, 2002. To date, no interest or principal payments to the noteholders have been made, and the Company is in default under the provisions of the Founders' Notes. On September 30, 2004, one of the noteholders filed suit to require payment of all amounts due. The Company reached an agreement with this noteholder under which the
     Company: (1) paid $10,000 of accrued interest immediately, and (2) paid the balance owed under his note on January 11, 2005. The balances due on the other two Founders' Notes were repaid on February 1, 2005 and May 6, 2005, respectively. Interest expense on the outstanding notes for the years ended December 31, 2004, 2003, and 2002 was $18,300, $18,250, and $18,250,
     respectively. The accrued interest on the notes as of December 31, 2004, 2003, and 2002 was $65,255, $58,000, and $39,750, respectively, and is classified in accrued expenses on the balance sheet.

     NOTE PAYABLE TO RELATED PARTY

     During October 2000, the Company issued a note to a Company that is related as a shareholder and through common shareholders in the amount of $54,372. The note bore interest at 12% and initially matured in April 2001. In September 2003, the note was amended to provide for monthly payments of interest and principal of $8,009. The balance was repaid during 2004.

     Interest expense on the related party notes for the years ended December 31, 2004, 2003, and 2002 was $452, $6,859, and $6,525, respectively.

     SERIES B CONVERTIBLE NOTES

     In January 2003, the Company began issuing its Series B secured convertible promissory notes ("Series B Notes"). The Series B Notes are secured by a security interest in the Company's proprietary technology and are junior only to the security interests of the holders of the Founders' Notes. The Series B Notes bear interest at 10% per annum and are convertible automatically upon the occurrence of and at the same terms as a qualified financing, as defined, of debt or equity securities of the Company with aggregate proceeds of $2,000,000 or more.

                                    - F-15 -

                                 TURBOWORX, INC.
                          NOTES TO FINANCIAL STATEMENTS
                       THREE YEARS ENDED DECEMBER 31, 2004


NOTE 5.   FINANCINGS AND LONG-TERM DEBT (CONTINUED)

     SERIES B CONVERTIBLE NOTES (CONTINUED)

     The proceeds from the Series B Notes issued during the years ended December 31, 2004 and 2003 was $2,012,200 and $3,606,300, respectively. The Series B
     Notes originally matured on October 31, 2004, but the maturity date was extended to April 1, 2005 because a defined "Impairment Event" occurred. The terms of the Notes do not require interest or principal payments prior to the maturity date.

     Subsequent to December 31, 2004, as of February 28, 2005, the Company received aggregate proceeds of at least $2,000,000 through the sale of common stock at $2.50 per share. Because this constituted a qualified financing, as defined, all of the Series B Notes were converted automatically as of February 28, 2005 into approximately 2,553,381 shares of common stock, as determined by dividing the sum of the outstanding principal and accrued and unpaid interest of each note by $2.50. In connection with the issuance of the Series B Notes, the Company also issued detachable stock purchase warrants to purchase 1,404,750 shares of common stock. Under the warrant agreement, a warrant holder is entitled to purchase shares of the Company's common stock at $0.15 per share. The warrants expire on the earlier of (i) March 31, 2009 or (ii) the date on which the Company consummates an initial public offering of its capital stock. Based on the relative fair values, the Company has attributed $37,430 of the total proceeds to the warrants and has recorded the warrants as additional paid-in capital and as a discount to the Series B Notes. Until the date of conversion the resulting discount on the Series B Notes is being amortized over the term of the Series B Notes as a charge to interest expense.

     Under the terms of the warrants, as of the date of conversion, the warrants were adjusted to permit warrant holders to purchase, in aggregate, 561,900 shares of common stock at an exercise price of $2.50 per share, subject to future anti-dilution adjustments.

     Interest expense on the Series B Notes totaled was $510,966 and $161,516 for the years ended December 31, 2004 and 2003, respectively.

     SERIES B BRIDGE NOTES

     Beginning September 2003, the Company commenced issuing bridge notes payable that matured on January 30, 2004. In lieu of interest, the holders of the bridge notes were entitled to receive warrants (the "Series B Bridge Warrants") depending upon the period of time that the bridge notes were outstanding. The Company issued 480,477 warrants that expire in September 2008. These warrants were valued at $42,624 and $14,099, respectively, which has been charged to interest expense.

     SECURED CONVERTIBLE PROMISSORY BRIDGE NOTES

     During 2004 the Company issued $1,381,500 secured convertible promissory bridge notes. The notes bear interest at an annual rate of 10%, and they are secured by a secondary security interest in the Company's proprietary technology along with the security interests held by the holders of the Series B Notes. These security interests are junior only to the security interests of the holders of the Founders' Notes. The notes were repaid in full during February and March 2005, except for one note that was partially converted into approximately 37,500 shares of common stock.

                                    - F-16 -

                                 TURBOWORX, INC.
                          NOTES TO FINANCIAL STATEMENTS
                       THREE YEARS ENDED DECEMBER 31, 2004


NOTE 5.   FINANCINGS AND LONG-TERM DEBT (CONTINUED)

     SECURED CONVERTIBLE PROMISSORY BRIDGE NOTES (CONTINUED)

     No interest or principal payments were required before the maturity date, but the notes could be prepaid at any time so long as the noteholders also receive at least 3 months of interest. At any time prior to repayment, each noteholder could elect to convert all or part of the amount outstanding, including accrued and unpaid interest, into common stock. Each noteholder making such an election would receive that number of shares of common stock, as determined by dividing the amount of principal and accrued and unpaid interest to be converted by a price defined in the note agreement. As mentioned above, approximately 37,500 common shares were issued as a result of conversion elections.

     In connection with the issuance of the secured convertible promissory bridge notes, the Company also issued detachable stock purchase warrants to purchase 3,885,463 shares of common stock. Holders are permitted to exercise their warrants at any time during the ten-year period commencing on August 13, 2004. The original terms of the warrants entitled each holder to purchase up to two shares of common stock for each $1.00 of original principal at an exercise price of $0.20 per share. Subsequently, because notes totaling more than $750,000 were issued, the warrant terms were adjusted to entitle each holder to purchase up to 2.8125 shares of our common stock for each $1.00 of original principal at an exercise price of $0.16 per share. The exercise price is subject to various adjustments, including certain reductions to account for dilution during the five-year period commencing on August 13, 2004. Holders may exercise their warrants either by paying the applicable exercise price in cash, or by using a "cashless exercise" provision in the warrants. In the latter case, holders shall receive a smaller number of shares calculated using a formula depending on the exercise price and the current price of our shares at the date of exercise. Based on the relative fair values, the Company attributed $133,089 of the total proceeds to the warrants and has recorded the warrants as additional paid-in capital and as a discount to the Secured Convertible Promissory Bridge Notes. The resulting discount on the Secured Convertible Promissory Bridge Notes was being amortized over the term of the notes as interest expense.

     Interest expense on the Secured Convertible Promissory Bridge Notes was $119,274, including $82,535 of amortized warrant discount, for the year ended December 31, 2004.

     LOANS PAYABLE - OFFICERS

     In fiscal 2001, three officers advanced $23,000 to the Company. The advances bore interest at 10% and were repaid in fiscal 2002.

                                    - F-17 -

                                 TURBOWORX, INC.
                          NOTES TO FINANCIAL STATEMENTS
                       THREE YEARS ENDED DECEMBER 31, 2004


NOTE 6.   COMMITMENTS AND CONTINGENCIES

     LEASES

     The Company is party to an office sublease agreement, which commenced on July 1, 2003 and expires on September 30, 2008. The lease requires the Company to pay a base rent and various operating and maintenance costs. Future aggregate minimum annual rents (including rent and electricity) under this lease are as follows:

         YEAR ENDING DECEMBER 31,
         ------------------------
                   2005                  $       111,713
                   2006                          113,203
                   2007                          117,671
                   2008                           90,115

     Rent expense and real estate taxes aggregated $182,190, $127,742, and $62,387 for the years ended December 31, 2004, 2003 and 2002, respectively.

     EMPLOYMENT AGREEMENTS

     The Company maintains employment agreements with four of its officers. These employment agreements provide for (i) aggregate annual base salaries totaling $610,000 and (ii) annual bonuses of up to $25,000 for each individual. Additionally, the agreements provide for the issuance of stock options under the Company's 2000 Stock Option Plan.

     The initial grant is equal to 3% of the total number of shares outstanding at December 31, 2003, calculated on a fully diluted basis. Twenty five percent of the initial grant vests at the end of the initial term and 1/48 or 2.083%, vest on the final day of each subsequent month of services. All options in the initial grant vest by the end of the fourth year of engagement.

     LEASED EMPLOYEE AGREEMENT

     On March 20, 2003, the Company entered into a Client Services Agreement, whereby a professional employer organization ("PEO") employed all of the Company's employees. Simultaneously, the PEO and the Company have entered into agreement, in which the PEO and the Company co-employ the operating personnel. In connection with the agreement, the Company provided a security deposit of $69,600 to the PEO.

     LITIGATION

     The Company is involved in various legal actions and claims arising in the normal course of business. After taking into consideration legal counsel's evaluation of such matters, management does not believe that such matters will have a significant effect on the Company's financial position.

                                    - F-18 -

                                 TURBOWORX, INC.
                          NOTES TO FINANCIAL STATEMENTS
                       THREE YEARS ENDED DECEMBER 31, 2004


NOTE 7.   COMMON AND PREFERRED STOCK

     In 2002, the Company amended its Certificate of Incorporation and authorized 9,000,000 shares of Series A Preferred Stock, with a par value of $0.001. The Series A Preferred Stock has a liquidation preference of $2.75 per share. The Series A Preferred Stock is convertible at the holder's option into the Company's common stock by dividing the cost of the Series A Preferred Stock by $2.75 per share.

     On March 27, 2003, $2,731,180 of Series A convertible notes, plus $387,936 of accrued interest thereon were converted into 1,134,217 shares of Series A Preferred Stock.

     On March 27, 2003, the Company instituted a one-for-five reverse split of its common stock.

     On March 31, 2003, the Company issued 7,273 shares of common stock at $0.55 per share to a law firm to satisfy interest owed for unpaid fees.

     Certain shareholders have anti-dilution protection and as a result of the conversion of Series A notes, 223,339 shares of common stock were issued to those shareholders on March 31, 2003.

     On April 15, 2003, the Company issued 320,000 shares of Series A Preferred Stock in connection with the acquisition of Argentys.

     In December 2004, the Company effected a one-for-five reverse split of its Series A preferred and common stock.

     Between January 11, 2005 and March 22, 2005, the Company sold 1,192,800 shares of common stock at a price of $2.50 in a private offering. In connection with the offering, the Company also issued detachable stock purchase warrants to purchase 1,192,800 shares of common stock. Holders are permitted to exercise their warrants at any time during the five-year period commencing on the date of issuance. The terms of the warrants entitle each holder to purchase shares of common stock at an exercise price of $0.50 per share. The exercise price is subject to various adjustments, including certain reductions to account for dilution. Holders may exercise their warrants by paying the applicable exercise price in cash.

     On February 28, 2005, by election of a majority of the shareholders of the Series A Preferred Stock, all of the outstanding shares of Series A
     Preferred Stock were converted into approximately 1,793,363 shares of common stock. As of the conversion date, all outstanding warrants for purchase of Series A Preferred Stock were converted automatically into equivalent warrants to purchase common stock.

     On February 28, 2005, approximately $5,619,000 of Series B convertible notes, plus $764,351 of accrued interest thereon, were converted into approximately 2,553,381 shares of common stock.

     In April 2005, the Company amended its Certificate of Incorporation so that its authorized capital stock consists of 53,400,000 shares of common stock with a par value of $0.001, and 1,000,000 shares of preferred stock with a par value of $0.001.

                                    - F-19 -

                                 TURBOWORX, INC.
                          NOTES TO FINANCIAL STATEMENTS
                       THREE YEARS ENDED DECEMBER 31, 2004


NOTE 8.   WARRANTS

     SERIES A PLACEMENT AGENT WARRANTS

     In connection with the Company's placement of its Series A convertible notes, the placement agent received 141,776 warrants to purchase the Company's common stock. At issue the warrants were exercisable at $2.75 per share. The warrants expire on the earlier of (i) dates between February 28, 2008 through March 31, 2009 or (ii) the date on which the Company consummates an initial public offering of its capital stock. The warrants were valued at $80,687 and were charged to financing fees in 2000 and 2001. Holders may exercise their warrants either by paying the applicable exercise price in cash, or by using a "cashless exercise" provision in the warrants.

     PLACEMENT AGENT WARRANT

     In connection with a placement agent agreement dated March 28, 2002, the placement agent received a stock purchase warrant to purchase as much as five percent of the Company's outstanding common stock on a fully diluted basis. The exercise price is $0.01 per share and the warrant expires on March 28, 2009. The warrant holder may exercise the warrant either by paying the applicable exercise price, or by using a "cashless exercise" provision in the warrants. In case of the cashless exercise, holders shall receive a smaller number of shares based on a formula that ties the exercise price with the 10-day average of the closing price of the shares just prior to the date of exercise.

     Since a measurement date had not occurred prior to December 31, 2004, no provision for the issuance of the warrants has been reflected in the financial statements.

     In connection with the private placement commencing in January 2005, the warrants were amended to permit purchase of up to 320,000 shares of common stock independent of the amount of the Company's common stock outstanding. The other terms of the warrants were unchanged.

     STOCKHOLDER WARRANT

     On March 11, 2003, in connection with a technology license and distribution agreement, the Company issued a stock purchase warrant to a stockholder. The warrant provides that the holder may purchase up to an aggregate of 10% the outstanding common stock according to a schedule based upon the Company's aggregate revenue since its founding on March 28, 2000. For a period of seven years from the end of the first calendar quarter in which aggregate revenue equals or exceeds $10,000,000, the warrant holder will be able to exercise the warrant to purchase up to 1% of the Company's issued and outstanding common stock. The warrant provides that the exercise price shall equal the exercise price of the common stock option most recently granted to any of the Company's employees or consultants prior to the exercise period.

                                    - F-20 -

                                 TURBOWORX, INC.
                          NOTES TO FINANCIAL STATEMENTS
                       THREE YEARS ENDED DECEMBER 31, 2004


NOTE 8.   WARRANTS (CONTINUED)

     STOCKHOLDER WARRANT (CONTINUED)

     Subsequently, at the end of each calendar quarter in which aggregate revenue first exceeds each multiple of $10,000,000 less than or equal to $100,000,000, warrant holder will be able to exercise the warrant to purchase sufficient additional shares of common stock so that the aggregate number of shares to be purchased by the exercise of the warrant equals the total number of issued and outstanding shares at the end of said quarter, multiplied by a fraction equal to said multiple of $10,000,000, divided by $10,000,000, divided by 100. The warrant may be exercised to purchase such additional shares during a seven-year exercise period commencing at the end of said quarter at an exercise price equal to the exercise price in the common stock option granted most recently by us to any of our employees or consultants prior to the exercise period. In no event shall the warrant be exercisable in aggregate for more than 10% of the issued and outstanding common stock as of the end of the first calendar quarter in which our aggregate revenue exceeds $100,000,000. Holders of the warrant may exercise their warrants either by paying the applicable exercise price in cash, or by using a "cashless exercise" provision in the warrants. In case of the cashless exercise, holders shall receive a smaller number of shares based on a formula that ties the exercise price with the 5-day average closing price of the shares just prior to the date of exercise.

     Since a measurement date had not occurred prior to December 31, 2004, no provision for the issuance of the warrants has been reflected in the financial statements.

     The Company canceled the technology license and distribution agreement on February 1, 2005. According to the terms of the warrant, the holder may exercise the warrant at any time prior to March 31, 2012 to purchase up to 12,185 shares of common stock at an exercise price of $1.25 per share. The holder is no longer entitled to additional warrants based on the Company's aggregate revenues. Other terms of the warrant are unchanged.

     SERIES B WARRANTS

     The warrants issued with the Series B Notes are exercisable to purchase shares of common stock at an exercise price of $2.50 per share, subject to various adjustments including reduction to account dilution on a weighted average basis. Holders may exercise their warrants either by paying the applicable exercise price in cash, or by using a "cashless exercise" provision in the warrants. In the latter case, holders shall receive a smaller number of shares calculated using a formula depending on the exercise price and the 5-day average of the closing price of the shares just prior to the date of exercise.

     SERIES B PLACEMENT AGENT WARRANTS

     The placement agent for the Series B Notes received placement agent warrants identical in terms to the Series B Warrants. The warrant entitles the holder to purchase up to 311,520 shares of the Company's Common Stock at an initial exercise price of $2.50. The warrant expires on the earlier of (i) March 31, 2010 or (ii) the date on which the Company consummates an initial public offering of its capital stock. The warrants were valued at $145,266 and were charged to financing fees in 2003 and 2004.

                                    - F-21 -

                                 TURBOWORX, INC.
                          NOTES TO FINANCIAL STATEMENTS
                       THREE YEARS ENDED DECEMBER 31, 2004


NOTE 8.   WARRANTS (CONTINUED)

     SERIES B BRIDGE WARRANTS

     The terms of the Series B Bridge Warrants are identical to the terms of the Series B Warrants except that the Percentage Warrant Coverage varies between 17.5% and 20% depending on the actual time elapsed before the Company repaid the corresponding bridge promissory note. Holders of Series B Bridge Warrants may exercise their warrants either by paying the applicable exercise price in cash, or by using a "cashless exercise" provision in the warrants. In the latter case, holders shall receive a smaller number of shares calculated by using a formula depending on the exercise price and the 5-day average of the closing price of the shares just prior to the date of exercise.

     In determining the fair value of the Series B, Series B Placement Agent, and Series B Bridge Warrants the Company assumed that the risk-free interest rate would be the average rate of seven year treasury notes depending upon the date of issuance, no dividend yield, no expected volatility and an expected life of 5 years.

     SECURED CONVERTIBLE PROMISSORY BRIDGE NOTE WARRANTS

     Holders of the Secured Convertible Promissory Bridge Note Warrants are permitted to exercise their warrants at any time during the ten-year period commencing on August 13, 2004. The original terms of the warrants entitled each holder to purchase up to two shares of common stock for each $1.00 of original principal at an exercise price of $0.20 per share. Subsequently, because notes totaling more than $750,000 were issued, the warrant terms were adjusted to entitle each holder to purchase up to 2.8125 shares of our common stock for each $1.00 of original principal at an exercise price of $0.16 per share. The exercise price is subject to various adjustments, including certain reductions to account for dilution during the five-year period commencing on August 13, 2004. Holders may exercise their warrants either by paying the applicable exercise price in cash, or by using a "cashless exercise" provision in the warrants. In the latter case, holders shall receive a smaller number of shares calculated using a formula depending on the exercise price and the current price of our shares at the date of exercise. Based on the relative fair values, the Company attributed $133,089 of the total proceeds to the warrants and has recorded the warrants as additional paid-in capital and as a discount to the Secured Convertible Promissory Bridge Notes. The resulting discount on the Secured Convertible Promissory Bridge Notes is being amortized over the term of the notes as interest expense.

     SECURED CONVERTIBLE PROMISSORY BRIDGE NOTE PLACEMENT AGENT WARRANTS

     In addition, for each issuance of a Secured Convertible Promissory Bridge Warrant the placement agent for is entitled to receive a placement agent warrant identical to the corresponding Secured Convertible Promissory Bridge Note Warrants except that the Percentage Warrant Coverage is 10%. The Company issued 388,546 warrants that were valued at $44,225 and were charged to interest and finance fee expense.

                                    - F-22 -

                                 TURBOWORX, INC.
                          NOTES TO FINANCIAL STATEMENTS
                       THREE YEARS ENDED DECEMBER 31, 2004


NOTE 8.    WARRANTS (CONTINUED)

     SECURED  CONVERTIBLE   PROMISSORY  BRIDGE  NOTE  PLACEMENT  AGENT  WARRANTS
     (CONTINUED)

     The following table summarizes the status of warrants outstanding at December 31, 2004:

                                                               WARRANTS EXERCISABLE AND OUTSTANDING
                                                    --------------------------------------------------------
                                                        RANGE OF                           WEIGHTED AVERAGE
                                                        EXERCISE            NUMBER OF       REMAINING LIFE
                                                     PRICE PER SHARE         SHARES           (IN YEARS)
                                                    -----------------     -------------   ------------------
     Series A Warrants                                    $2.33               334,700             3.3
     Series A Placement Agent Warrants                     2.33               128,399             3.3
     Series B Warrants                                     2.50               561,900             5.3
     Series B Bridge Warrants                              2.50               141,050             5.3
     Series B Placement Agent Warrants                     2.50               311,520             5.3
     Argentys acquisition warrants                         2.33                94,420             3.8
     Secured Convertible Promissory
       Bridge Note Warrants                                0.80               777,099             7.0
     Secured Convertible Promissory
       Note Placement Agent Warrants                       0.80               210,676             7.0
                                                                          ------------
                                                                            2,529,194
                                                                          ============

NOTE 9.   STOCK AWARDS AND STOCK OPTIONS

     STOCK OPTIONS PLAN

     The Company has established the 2000 Stock Plan (the "Plan") for employees, directors, and consultants of the Company. The Plan permits for the granting of incentive stock options and non-qualified stock options. The incentive stock options are granted at the fair market value of the stock on the day the option is granted, as determined by the Board of Directors. Non-qualified stock options are granted for at least 50% of the fair market value of the stock on the day the option is granted, as determined by the Board of Directors, and included within the individual stock option grants. Stock options are exercisable over a period of ten years from the date of grant. As of the date of the financial statements, there was no unvested stock based compensation to non-employees.

                                    - F-23 -

                                 TURBOWORX, INC.
                          NOTES TO FINANCIAL STATEMENTS
                       THREE YEARS ENDED DECEMBER 31, 2004


NOTE 9.   STOCK AWARDS AND STOCK OPTIONS (CONTINUED)

     STOCK OPTIONS PLAN (CONTINUED)

     A  summary  of  the  Company   employee   stock  options  and  the  related
     transactions for the years ended December 31, 2004, 2003, and 2002 is presented below:

                                                                WEIGHTED AVERAGE
                                                                 EXERCISE PRICE
                                                    SHARES          PER SHARE
                                                 ------------   ----------------

     Options Outstanding at January 1, 2002             600            $1.25
          Granted                                        --               --
          Exercised                                     (20)            1.25
          Forfeited/expired                             (80)              --
                                                 ------------    ---------------

     Options Outstanding at December 31, 2002           500            $1.25
          Granted                                    23,600             1.25
          Exercised                                    (120)            1.25
          Forfeited/expired                          (2,940)            1.25
                                                 ------------    ---------------

     Options Outstanding at December 31, 2003        21,040            $1.25
          Granted                                   514,424             1.25
          Exercised                                     (20)            1.25
          Forfeited/expired                              --               --
                                                 ------------    ---------------

     Options Outstanding at December 31, 2004       535,444            $1.25
                                                 ============    ===============

     During the years ended December 31, 2004, 2003 and 2002 the company issued 514,424, 23,600 and 0, respectively options to purchase Common Stock to employees. The options have an exercise price of $1.25 per share and generally vest over four years from the date of employment. The options expire earlier of ten years from the date of grant or three months after the termination of employment. The Company has not recorded any compensation for the years ended December 31, 2004, 2003 and 2002.

                                    - F-24 -

                                 TURBOWORX, INC.
                          NOTES TO FINANCIAL STATEMENTS
                       THREE YEARS ENDED DECEMBER 31, 2004


NOTE 9.   STOCK AWARDS AND STOCK OPTIONS (CONTINUED)

     STOCK OPTIONS PLAN (CONTINUED)

     The following table illustrates the effect on net loss and loss per share as if the Company had applied the fair value recognition provisions of SFAS No. 123 to all outstanding and unvested awards in each year presented.

                                                                   2004               2003                2002
                                                                -----------        -----------        -------------
Net Loss as reported                                            $(4,441,195)       $(5,325,893)       $  (1,936,659)

Deduct: Total stock-based compensation expense
  determined under fair value method for all awards,
  net of related tax effects                                        (80,794)            (2,114)                 (64)
                                                                -----------        -----------        -------------

                                                                $(4,521,989)       $(5,328,007)       $  (1,936,723)
                                                                ===========        ===========        =============

Net loss per share as reported in Statement of Operations       $     (7.94)       $    (10.20)       $       (5.89)
Pro-forma loss per share                                        $     (8.08)       $    (10.20)       $       (5.89)




NOTE 10.  RETIREMENT PLAN

     The Company had a salary reduction Simple IRA Plan under Internal Revenue Code Section 408(p), in which substantially all employees are eligible to participate. Employees may make contributions to the Plan subject to limitations as defined by the Internal Revenue Code. The Company makes matching contributions subject to certain limitations. The Plan was terminated at the end of 2003.

NOTE 11.  INCOME TAXES

     As of December 31, 2004, 2003, and 2002, net deferred tax assets were approximately $4,734,000, $3,183,000, and $1,345,000, respectively, resulting primarily from future tax benefit of net operating loss and research and development credit carryforwards. In accordance with SFAS No. 109, the Company has provided a full valuation allowance against its net deferred tax assets as of December 31, 2004, 2003, and 2002, due to the uncertainty of realizing future tax benefits. The valuation allowance against the net deferred tax assets increased by approximately $2,551,000, $2,313,000, and $870,000, during the years ended December 31, 2004, 2003, and 2002, respectively.

                                    - F-25 -

                                 TURBOWORX, INC.
                          NOTES TO FINANCIAL STATEMENTS
                       THREE YEARS ENDED DECEMBER 31, 2004


NOTE 11.  INCOME TAXES (CONTINUED)

     As of December 31, 2004, the Company had approximately $11,700,000 of net operating loss (NOL) carryforwards available for federal income tax purposes. The NOL carry forwards expire in various years ranging from 2015 to 2024. As of December 31, 2004, the Company also had approximately
     $122,000 of research and development credit carry forwards available for federal and state income tax purposes. The research and development carry forwards expire in various years ranging from 2020 to 2024.

     During 2003 and 2002, the Company participated in the State of Connecticut exchange of research and development transfer program. This program allows qualified small businesses to obtain refunds unused research and development tax credits with the State of Connecticut. For the years ended December 31, 2003 and 2002, the Company realized cash on the exchange of $58,779 and $68,245, respectively.

NOTE 12.  RELATED PARTIES

     The Company and a stockholder entered into a "Shared Services Agreement" on July 1, 2000. Under the agreement, the Company shared office space, office equipment and supplies, and administrative services with the stockholder. The agreement defines the terms for the use and payment for services. Such expenses were generally allocated based on employer headcount and were payable monthly. The agreement expired when the Company moved and no longer occupied the office space during July 2003. The Company incurred expenses of $18,309 and $32,258 for the years ended December 31, 2003 and 2002, respectively.

     Interest expense on Stockholder Loans for the years ended December 31, 2004, 2003, and 2002 was $18,300, $18,250, and $18,250, respectively.
     Accrued interest on the Stockholder Loans as of December 31, 2004, 2003, and 2002 was $71,700, $58,000, and $39,750, respectively.

     Interest  expense on the Note Payable to Related  Party for the years ended
     December  31,  2004,  2003,  and  2002  was  $452,   $6,859,   and  $6,525,
     respectively.

     The Company entered into a "Placement Agency Agreement" in December 2003, with Trautman Wasserman and Co., Inc. (TWC). A principal of TWC was a director at the time the company entered into this agreement. Under the agreement, up to $5,000,000 of preferred stock was to be offered. No closings were ever held pursuant to the offering, however, under the terms of the agreement, Trautman Wasserman and Co., Inc. was paid $50,000 as a retainer for their services.

NOTE 13.  SUBSEQUENT EVENTS

     On February 28, 2005, the majority holders of the Series A preferred stock elected to convert all of the outstanding preferred shares into the company's common stock.

     On February 28, 2005, upon occurrence of a qualified financing, as defined, all of the outstanding principal of, and unpaid accrued interest on, the Series B convertible notes was converted automatically into the company's common stock.

                                    - F-26 -

                                 TURBOWORX, INC.
                          NOTES TO FINANCIAL STATEMENTS
                       THREE YEARS ENDED DECEMBER 31, 2004


NOTE 13.  SUBSEQUENT EVENTS (CONTINUED)

     During February and March 2005, the Company repaid its Secured Convertible Promissory Bridge Notes, except for one note that was partially converted into approximately 37,500 shares of common stock.

     On January 28, 2005, the Company entered into a Securities Exchange Agreement (the "Agreement") with National Scientific Corporation ("NSC") that provides for the exchange of 360,000 shares of the common stock of the Company plus $240,000 in cash in exchange for 7,150,000 shares of NSC common stock (the "Exchange"). NCS and the Company consummated the Exchange on February 1, 2005.

     NSC has agreed to distribute at least 180,000 of the shares of the Company's stock that it received in the Exchange to NSC shareholders of record on a pro rata basis as soon as practicable after the effective date of a registration statement on Form SB-2 registering the Company's shares to be distributed to NSC shareholders. The Company has agreed to file such registration statement within the next 30 days, and has agreed to use its best efforts to have such filed registration statement declared effective no later than 90 days following the filing date.

     The parties have also granted each other certain "piggyback" registration rights regarding the exchanged shares. The registration rights terminate on December 31, 2007.

     During January through March 2005, the Company raised approximately $2,982,000 thru the private placement of units consisting of 40,000 common shares and 40,000 five-year warrants to purchase common stock exercisable at $0.50 per share, subject to certain adjustments to prevent dilution. In aggregate, the Company sold 1,192,000 shares of common stock and issued warrants to purchase up to 1,192,000 shares of common stock.

     In connection with the NSC Agreement and the private placement, the Company also issued 333,560 warrants to the placement agent that are identical to the warrants issued in the private placement, except that the placement agent may exercise its warrants either by paying the applicable exercise price in cash, or by using a "cashless exercise" provision in the warrants. In the latter case, placement agent shall receive a smaller number of shares calculated using a formula depending on the exercise price and the price of the Company's common stock just prior to the date of exercise.

                                    - F-27 -

================================================================================






                                 TURBOWORX, INC.


                              FINANCIAL STATEMENTS


         THREE-MONTH AND SIX-MONTH PERIODS ENDED JUNE 30, 2005 AND 2004





                                   (UNAUDITED)






================================================================================

                                 TURBOWORX, INC.

                              FINANCIAL STATEMENTS

         THREE-MONTH AND SIX-MONTH PERIODS ENDED JUNE 30, 2005 AND 2004

                                   (UNAUDITED)

                                    CONTENTS

                                                                           PAGE
                                                                           ----

BALANCE SHEETS                                                               F-1
STATEMENTS OF OPERATIONS                                                     F-2
STATEMENTS OF CASH FLOWS                                                     F-3
NOTES TO FINANCIAL STATEMENTS                                                F-5

                                 TURBOWORX, INC.
                              FINANCIAL STATEMENTS
         THREE-MONTH AND SIX-MONTH PERIODS ENDED JUNE 30, 2005 AND 2004

                                 TURBOWORX, INC.

                                 BALANCE SHEETS

                                                   6/30/2005       6/30/2004
                                                   ---------       ---------
                                     ASSETS

CURRENT ASSETS:
   Cash and cash equivalents                     $    202,591    $     74,765
   Accounts Receivable                                 68,350          66,143
                                                 ------------    ------------
Total Current Assets                                  270,941         140,908

PROPERTY AND EQUIPMENT, NET                            38,113          68,616

OTHER ASSETS:
   Deposits, prepaid expenses and other assets        106,033         120,853
   Unamortized deferred financing fees                251,341              --
   Investment in National Scientific                  429,000              --
                                                 ------------    ------------

                                                 $  1,095,428    $    330,377
                                                 ============    ============

                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES:
   Stockholder loans payable                               --    $    150,000
   Bridge notes payable                               190,674         755,000
   Convertible Notes Payable                               --       5,132,000
   Accounts Payable                                   468,262         336,856
   Accrued expenses                                    17,593         458,892
   Deferred revenue                                    63,000          77,094
----------------------------------------------   ------------    ------------
Total Current Liabilities                             739,529       6,909,842

LONG-TERM LIABILITIES:
    Convertible Debenture Payable                   1,324,095              --
----------------------------------------------   ------------    ------------
Total Long-Term Liabilities                         1,324,095              --
                                                 ------------    ------------

TOTAL LIABILITIES                                   2,063,624       6,909,842

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIENCY:
   Series A Preferred Stock                                --           1,454
   Common stock                                         6,496             559
   Additional paid-in capital                      16,783,505       4,676,879
   Common stock subscription receivable                    --          (1,200)
   Accumulated other comprehensive loss              (423,409)             --
   Accumulated deficit                            (17,334,588)    (11,257,157)
                                                 ------------    ------------
Total stockholders' deficiency                       (968,195)     (6,579,465)
                                                 ------------    ------------

                                                 $  1,095,428    $    330,377
                                                 ============    ============

   The accompanying notes are an integral part of these financial statements.

                                    - F-1 -

                                 TURBOWORX, INC.
                              FINANCIAL STATEMENTS
         THREE-MONTH AND SIX-MONTH PERIODS ENDED JUNE 30, 2005 AND 2004

                                 TURBOWORX, INC.

                            STATEMENTS OF OPERATIONS

                                                                       SIX MONTHS                           THREE MONTHS
                                                                      ENDED JUNE 30,                        ENDED JUNE 30,
                                                                  2005               2004               2005               2004
                                                                  ----               ----               ----               ----
REVENUES:
   Product Sales                                               $    81,121        $   231,664        $    40,158        $   135,702
   Services                                                         71,743             51,099             36,258             23,310
                                                              ----------------------------------------------------------------------
                                                                   152,864            282,764             76,416            159,012
COST OF SALES
   Cost of product sales                                           165,461            145,500             71,347             69,917
   Cost of services                                                 27,567             23,406             11,785              8,217
                                                              ----------------------------------------------------------------------
                                                                   193,027            168,906             83,132             78,134
                                                              ----------------------------------------------------------------------

GROSS PROFIT                                                       (40,163)           113,858             (6,716)            80,878
                                                              ----------------------------------------------------------------------

COSTS AND EXPENSES:
   Product Development Costs                                       233,983            365,291            121,171            155,616
   Selling, general and administrative                           1,387,249          1,361,095            793,717            652,311
                                                              ----------------------------------------------------------------------
                                                                 1,621,231          1,726,387            914,888            807,927
                                                              ----------------------------------------------------------------------

NET LOSS FROM OPERATIONS                                        (1,661,395)        (1,612,529)          (921,604)          (727,048)
                                                              ----------------------------------------------------------------------

OTHER EXPENSES:
   Interest expense and financing fees                           1,989,018            546,914            200,667            283,795
                                                              ----------------------------------------------------------------------

NET LOSS BEFORE INCOME TAXES                                    (3,650,412)        (2,159,443)        (1,122,271)        (1,010,843)
                                                              ----------------------------------------------------------------------

PROVISION FOR INCOME TAXES                                              --                 --                 --                 --

NET LOSS                                                       $(3,795,679)       $(2,159,443)       $(1,122,271)       $(1,010,843)
                                                              ----------------------------------------------------------------------
                                                              ----------------------------------------------------------------------
NET COMPREHENSIVE GAIN (LOSS), NET OF TAX:
    Unrealized gains/(losses) on securities:
       Unrealized holding gain/(loss) arising
       during period                                           $  (423,409)                --        $   (71,500)                --
                                                              ----------------------------------------------------------------------
                                                              ----------------------------------------------------------------------
COMPREHENSIVE LOSS                                             $(4,219,088)       $(2,159,443)       $(1,193,771)       $(1,010,843)
                                                              ----------------------------------------------------------------------
Net loss per common share - basic and
diluted                                                        $     (0.77)       $     (3.86)       $     (0.17)       $     (1.81)
                                                              ----------------------------------------------------------------------
Comprehensive loss per common share - basic and
diluted                                                        $     (0.86)       $     (3.86)       $     (0.18)       $     (1.81)
                                                              ----------------------------------------------------------------------
Weighted average common shares outstanding -
basic and diluted                                                4,753,276            559,510          6,496,429            559,510
                                                              ======================================================================

   The accompanying notes are an integral part of these financial statements.

                                    - F-2 -

                                 TURBOWORX, INC.
                              FINANCIAL STATEMENTS
         THREE-MONTH AND SIX-MONTH PERIODS ENDED JUNE 30, 2005 AND 2004

                                 TURBOWORX, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                  SIX MONTHS                   THREE MONTHS
                                                                                 ENDED JUNE 30,                ENDED JUNE 30,
                                                                              2005            2004          2005           2004
                                                                              ----            ----          ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                                $(3,650,412)   $(2,159,443)   $(1,122,271)   $(1,010,843)
   Adjustments to reconcile net loss to net cash used in:
       Depreciation and amortization                                            13,542         16,003          6,682          7,738
       Amortization of debt discounts & deferred financing fees                 39,838             --         39,838             --
       Shares issued for interest                                              764,351             --             --             --
       Warrants issued for financing expense                                 1,295,246             --             --             --
       Warrants issued for royalty expense                                      18,894             --             --             --
     Changes in assets and liabilities:
       (Increase) decrease in accounts receivable                              (19,757)        (5,398)           565        (48,293)
       Decrease (increase) in prepaid expenses and other assets                  8,307        (19,705)       (61,858)       (16,587)
       (Decrease) increase in accounts payable                                (178,323)       (15,857)      (166,787)       (36,669)
       (Decrease) increase in accrued expenses                                (833,869)       235,000        (33,936)       130,201
       (Decrease) increase in deferred revenue                                 (45,818)      (173,977)       (53,108)       (78,514)
                                                                           -----------    -----------    -----------    -----------
NET CASH USED IN OPERATING ACTIVITIES                                       (2,588,001)    (2,123,377)    (1,390,875)    (1,052,968)
                                                                           -----------    -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property and equipment                                          (3,131)        (3,299)           414         (2,947)
   Commission on National Scientific stock purchase                           (125,000)            --             --             --
   Purchase of National Scientific common stock                               (240,000)            --             --             --
                                                                           -----------    -----------    -----------    -----------
NET CASH USED IN INVESTING ACTIVITIES                                         (368,131)        (3,299)           414         (2,947)
                                                                           -----------    -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Repayment of bridge notes                                                (1,337,044)            --             --             --
   Shares issued in repayment of bridge notes                                   30,000             --             --             --
   Proceeds from issuance of bridge notes                                           --        655,000             --        605,000
   Proceeds from issuance of Series B convertible notes                             --      1,525,700             --        335,000
   Cash in lieu of fractional shares in converted Series B notes                  (109)            --           (109)            --
   Cash in lieu of fractional shrs in converted Series A pfd                       (97)            --            (97)            --
   stock
   Repayment of stockholder loans                                             (150,000)            --        (50,000)            --
   Repayment of notes payable to related party                                      --        (18,628)            --         (1,454)
   Proceeds from DKR debenture payable                                       1,750,000             --      1,750,000             --
   Commission paid on DKR debenture                                           (175,000)            --       (175,000)            --
   Proceeds from sale of stock in private offering                           2,982,000             --             --             --
                                                                           -----------    -----------    -----------    -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                    3,099,750      2,162,072      1,524,794        938,546
                                                                           -----------    -----------    -----------    -----------
NET CHANGE IN CASH                                                             143,618         35,395        134,333       (117,368)

CASH AND CASH EQUIVALENTS - beginning                                           58,973         39,370         68,258        192,134
                                                                           -----------    -----------    -----------    -----------
CASH AND CASH EQUIVALENTS - ending                                         $   202,591    $    74,765    $   202,591    $    74,765
                                                                           ===========    ===========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                                    - F-3 -

                                 TURBOWORX, INC.
                              FINANCIAL STATEMENTS
         THREE-MONTH AND SIX-MONTH PERIODS ENDED JUNE 30, 2005 AND 2004


                                 TURBOWORX, INC.

                            STATEMENTS OF CASH FLOWS

                                   (CONTINUED)


                                                                        SIX MONTHS                    THREE MONTHS
                                                                        ENDED JUNE 30,                 ENDED JUNE 30,
                                                                     2005            2004           2005            2004
                                                                     ----            ----           ----            ----
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid during the period for:
     Income taxes                                                        --              --             --              --
     Interest                                                       144,195          15,400         47,620           7,437


   Non-cash investing and financing activities:
     Shares issued in repayment of bridge notes                      30,000              --             --              --
     Conversion of Series B Convertible Notes and
       accrued interest into Common Stock                         6,380,798              --             --              --
     Shares issued for purchase of National Scientific stock        289,100
     Unrealized gain/(loss) on securities available-for-sale       (423,409)             --        (71,500)             --
                                                                -----------     -----------    -----------     -----------

   The accompanying notes are an integral part of these financial statements.

                                    - F-4 -

                                 TURBOWORX, INC.
                          NOTES TO FINANCIAL STATEMENTS
         THREE-MONTH AND SIX-MONTH PERIODS ENDED JUNE 30, 2005 AND 2004

NOTE 1.   BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements do not include all disclosures required to be included in a complete set of financial statements prepared in conformity with U.S. generally accepted accounting principles. In the opinion of management, all adjustments (consisting of normal recurring accruals) that are considered necessary for a fair presentation have been included. The results for the six month period ended June 30, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005. For further information, refer to the consolidated financial statements and footnotes thereto for the years ended December 31, 2002, 2003, and 2004 that are included in the Company's SB-2 filing.

NOTE 2.   ORGANIZATION AND PLAN OF OPERATIONS

     TurboWorx, Inc. (the "Company") was formed as TurboGenomics, Inc. in the State of Delaware on March 28, 2000. On September 6, 2002, the Company changed its name to TurboWorx, Inc. The Company has developed and markets distributed computing solutions that provide end-to-end software solutions for companies to describe, distribute and solve their most complex, time-critical computing problems in any computing environment.

     Since inception, the Company has experienced significant losses and negative cash flows from operations, raising substantial doubt about its ability to continue as a going concern. Near the end of 2003 the Company introduced its initial workflow product offerings. Management plans to continue developing its software products and build a distribution network to generate sales revenue. In addition, Management is exploring strategic partnerships to further develop and market its products and services. Management intends to continue to raise operating funds through private placements of convertible debt and equity. It is unclear whether management will be successful in accomplishing these objectives. The Company's ability to remain in business is not known. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

NOTE 3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates made by management include, but are not limited to, the allowance for doubtful accounts and the valuation of intangible assets.

                                    - F-5 -

                                 TURBOWORX, INC.
                          NOTES TO FINANCIAL STATEMENTS
         THREE-MONTH AND SIX-MONTH PERIODS ENDED JUNE 30, 2005 AND 2004

NOTE 3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     REVENUE RECOGNITION

          SOFTWARE LICENSE REVENUE

          Revenues from software license sales are recognized in accordance with Statement of Position ("SOP") No. 97-2, SOFTWARE REVENUE RECOGNITION, and SOP No. 98-9, Modification of SOP No. 97-2, SOFTWARE REVENUE RECOGNITION WITH RESPECT TO CERTAIN TRANSACTIONS. Revenues from software license sales that do not depend on services rendered to make the software functional are recognized as revenue upon delivery, provided (1) there is evidence of an arrangement, (2) collection of
          our  fee  is  considered   probable  and  (3)  the  fee  is  fixed  or
          determinable. When services are necessary to make the software functional, fees are allocated between services and software based on either (1) vendor specific objective evidence of a fair value basis to allocate the total fee to all elements of the arrangement. If vendor specific objective evidence of fair value does not exist (2) the Company uses the residual method allowable under SOP No. 98-9 to allocate excess of the fee over the fair value of the services to the license element.

          SERVICE REVENUE

          Revenue is recognized for related consulting arrangements on a time-and-materials basis as services are performed and costs are incurred in accordance with the billing terms of the contract.
          Revenues from related fixed price consulting arrangements are recognized using the percentage-of-completion method, unless the extent of progress toward completion cannot be reliably determined. Progress towards completion is measured using the efforts-expended method based upon management estimates. To the extent that efforts expended and costs to complete cannot be reasonably estimated, revenues are deferred until the contract is completed. The Company does not have a history of incurring losses on these types of contracts. If the Company were to incur a loss, a provision for the estimated loss on the uncompleted contract would be recognized in the period in which such loss becomes probable and is able to be estimated. Billings in excess of revenue recognized are included in deferred income.

          DEFERRED REVENUES

          Deferred revenues represent (1) payments received from customers for software licenses, services, hosting and maintenance in advance of performing services and (2) service revenues deferred in accordance with SOP No. 97-2.

     CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash, money market investments and other highly liquid investments with original maturities of three months or less.

                                    - F-6 -

                                 TURBOWORX, INC.
                          NOTES TO FINANCIAL STATEMENTS
         THREE-MONTH AND SIX-MONTH PERIODS ENDED JUNE 30, 2005 AND 2004

NOTE 3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost less accumulated depreciation and amortization, and are depreciated or amortized using the straight-line method over the following estimated useful lives:

     Computer and communications equipment.................  2 to 3 years
     Purchased software....................................  2 years
     Office equipment and furniture........................  4 to 5 years
     Leasehold improvements................................  Shorter of useful life or lease term

     IMPAIRMENT OF LONG-LIVED ASSETS

     The Company's long-lived assets, including property and equipment, goodwill and other intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the net carrying amount may not be recoverable. When such events occur, the Company measures impairment by comparing the carrying value of the long-lived asset to the estimated undiscounted future cash flows expected to result from use of the assets and their eventual disposition. If the sum of the expected undiscounted future cash flows is less than the carrying amount of the assets, the Company recognizes an impairment loss. Impairment losses are measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset.

     INCOME TAXES

     The Company records income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and the tax effect of net operating loss carry-forwards. A valuation allowance is recorded against deferred tax assets if it is more likely than not that such assets will not be realized.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying values of cash and cash equivalents, accounts receivable, accounts payable, deferred income and the current portion of long-term debt approximate their fair value due to the short maturities of such instruments. The carrying value of the debt approximates fair value based on current rates offered to the Company for debt with similar collateral and guarantees, if any, and maturities.

     CONCENTRATION OF CREDIT RISK

     Financial instruments that are potentially subject the Company to concentrations of credit risk are cash and cash equivalents and accounts receivable, both of which management believes that there is little risk of loss. Cash and cash equivalents are deposited with high credit quality financial institutions. The Company's accounts receivable are derived from revenue earned from customers located in the United States of America and are denominated in U.S. dollars and are believed to be collectible.

                                    - F-7 -

                                 TURBOWORX, INC.
                          NOTES TO FINANCIAL STATEMENTS
         THREE-MONTH AND SIX-MONTH PERIODS ENDED JUNE 30, 2005 AND 2004

NOTE 3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     CONCENTRATION OF CREDIT RISK (CONTINUED)

     For the six-month periods ended June 30, 2005 and 2004, three customers accounted for approximately 88% and 97% of the Company's sales, respectively. For the three-month periods ended June 30, 2005 and 2004, three customers accounted for approximately 37% and 47% of the Company's sales, respectively. At June 30, 2005 and 2004, two customers accounted for 66% and 99% of the Company's accounts receivable, respectively.

                                 TURBOWORX, INC.
                            SALES BY MAJOR CUSTOMERS

                         SIX MONTHS ENDED JUNE 30,  THREE MONTHS ENDED JUNE 30,
            CUSTOMER         2005        2004            2005        2004
            --------         ----        ----            ----        ----
          Customer A          36%         35%             36%         22%
          Customer B          41%
          Customer C          11%                         20%
          Customer D                      25%                         31%
          Customer E                      37%             28%         46%

     ALLOWANCES ON ACCOUNTS RECEIVABLE

     The Company performs ongoing credit evaluations of their customers' financial condition and estimate an allowance for doubtful accounts based on the credit worthiness of their customers, historical trends and current economic conditions. At June 30, 2005, Management estimates that all accounts receivable are collectible and that no allowance has been deemed necessary.

     STOCK-BASED COMPENSATION

     Stock-based compensation is recognized using the intrinsic value method in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Under APB 25, no compensation expense is recorded for stock options or awards issued to employees when the number of shares is fixed and the exercise price is equal to the fair value of the underlying stock on the grant date. No material difference in compensation expense would result if the Company used the fair value method prescribed by of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123").

     Stock based compensation for the services of non-employees is recognized at the fair value of the equity instruments awarded. The application of the fair value method to all outstanding and unvested awards to non-employees does not materially affect net losses in the periods presented.

                                    - F-8 -

                                 TURBOWORX, INC.
                          NOTES TO FINANCIAL STATEMENTS
         THREE-MONTH AND SIX-MONTH PERIODS ENDED JUNE 30, 2005 AND 2004

NOTE 3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     CAPITALIZATION OF SOFTWARE COSTS

     The Company's policy is to capitalize costs incurred in creating software products once technological feasibility is established. As of the fiscal years ended December 31, 2004, 2003, and 2002, the Company has not reached technological feasibility on any new software products; therefore, no development costs have been capitalized. Amortization for capitalized software costs will begin when the product is released and will be amortized over a period of five years. When technological feasibility is reached and amounts have been capitalized, the Company will began to review the amounts capitalized for impairment, whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable.

     Product development costs include all research and development expenses and software development costs. The Company expenses all software costs associated with establishing technological feasibility. The Company had not capitalized any software development costs due to the insignificant amount of costs incurred.

     NET EARNINGS (LOSS) PER COMMON SHARE

     Basic net earnings or loss per common share ("Basic EPS") is computed by dividing the net earnings or loss attributable to common shareholders by the weighted-average number of common shares outstanding. Diluted net earnings or loss per common share ("Diluted EPS") is computed by dividing the adjusted net earnings or loss attributable to common shareholders by the weighted-average number of common shares and dilutive common share equivalents, including convertible securities then outstanding. In computing diluted EPS, net earnings or loss is adjusted for any effects that would occur as if the common share equivalents represented common shares outstanding. The presentation of both Basic EPS and Diluted EPS on the face of the Company's Statements of Operations is required except when the effects of depicting common share equivalents as common stock results in Diluted EPS being greater than Basic EPS; that is, when such effects are "antidilutive." Therefore, because the effects of treating the outstanding convertible debt, stock options and warrants as common shares outstanding is antidilutive, Diluted EPS is not presented on the face of the Company's Statements of Operations.

     INTEREST EXPENSE AND FINANCING FEES

     Interest expense and financing fees include recognized costs related to issuance of debt or equity (including commissions and warrants issued to placement agents), interest on debt, and debt discounts arising from issuance of warrants to debt holders. Costs incurred in connection with issuance of debt are deferred and amortized on a straight-line basis over the life of the debt.

     DEFERRED FINANCING COSTS

     Deferred financing costs represent costs related to the issuance of debt, including commissions and warrants issued to placement agents. Gross deferred financing costs are being amortized on a straight-line basis over the life of the debt.

                                    - F-9 -

                                 TURBOWORX, INC.
                          NOTES TO FINANCIAL STATEMENTS
         THREE-MONTH AND SIX-MONTH PERIODS ENDED JUNE 30, 2005 AND 2004

NOTE 3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     RECENTLY ISSUED ACCOUNTING STANDARDS

     In December 2004, the FASB issued Statement of Financial Standards No. 123 (revised 2004), SHARE-BASED PAYMENT ("SFAS No. 123 (R)"), which is a revision of SFAS No. 123. SFAS No. 123 (R) supersedes APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and amends FASB Statement No. 95, STATEMENT OF CASHFLOWS. Generally, the approach to accounting for share-based payments in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Pro forma disclosure of the fair value of share-based payments is no longer an alternative to financial statement recognition. SFAS No. 123(R) is effective for small public business issuers at the beginning of the first fiscal year beginning after December 15, 2005, or effective April 1, 2006 for the Company.

     The Company expects the adoption of SFAS No. 123(R) to have a material effect on its financial statements, in the form of additional compensation expense, on a quarterly and annual basis. It is not possible to precisely determine the expense impact of adoption since a portion of the ultimate expense that is recorded will likely relate to awards that have not yet been granted, but are likely to be granted prior to our April 1, 2006 adoption date. The expense associated with these future awards can only be determined based on factors such as the price for the Company's common stock, volatility of the Company's stock price and risk free interest rates as measured at the grant date. However, the pro forma disclosures related to SFAS No. 123 included in the Company's historic financial statements are relevant data points for gauging the potential level of expense that might be recorded in future periods.

     Statement of Financial Accounting Standards No. 151, INVENTORY COSTS, an amendment of ARB No. 43, Chapter 4 (SFAS 151) was issued in November 2004 and becomes effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not expect that SFAS 151 will have any effect on future financial statements.

     Statement of Financial Accounting Standards No. 152, ACCOUNTING FOR REAL ESTATE TIME-SHARING TRANSACTIONS, an amendment of FASB Statements No. 66 and 67 (SFAS 152) was issued in December 2004 and becomes effective for financial statements for fiscal years beginning after June 15, 2005. The Company does not expect that SFAS 152 will have any effect on future financial statements.

     Statement of Financial Accounting Standards No. 153, EXCHANGES OF NONMONETARY ASSETS, an amendment of APB Opinion No. 29 (SFAS 153) was issued in December 2004 and becomes effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not expect that SFAS 153 will have any effect on future financial statements.

     Statement of Financial Accounting Standards No. 154, ACCOUNTING CHANGES AND ERROR CORRECTIONS, a replacement of APB Opinion No. 20 and FASB Statement No. 3 (SFAS 154) was issued in May 2005 and becomes effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect that SFAS 154 will have any significant effect on future financial statements.

                                    - F-10 -

                                 TURBOWORX, INC.
                          NOTES TO FINANCIAL STATEMENTS
         THREE-MONTH AND SIX-MONTH PERIODS ENDED JUNE 30, 2005 AND 2004

NOTE 3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     RECENTLY ISSUED ACCOUNTING STANDARDS (CONTINUED)

     In December 2004, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 04-2, ACCOUNTING FOR REAL ESTATE TIME-SHARING TRANSACTIONS (SOP 04-2). SOP 04-2 is effective for financial statements issued for fiscal years beginning after June 15, 2005, with earlier application encouraged. The Company does not expect that SOP 04-2 will have any effect on future financial statements.

NOTE 4.   PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at June 30:

                                               2005                2004
                                          --------------       ------------
     Furniture and fixtures               $        2,947       $      4,176
     Computer equipment                           90,464            118,454
     Leasehold improvements                       15,474             11,234
                                          --------------       ------------
                                                 108,885            133,864
     Less: Accumulated depreciation               73,984             61,458
                                          --------------       ------------
                                          $       34,901       $     72,406
                                          ==============       ============

     Depreciation and amortization expense totaled $14,616 and $14,621 for the six-month periods ended June 30, 2005 and 2004, respectively.

                                    - F-11 -

                                 TURBOWORX, INC.
                          NOTES TO FINANCIAL STATEMENTS
         THREE-MONTH AND SIX-MONTH PERIODS ENDED JUNE 30, 2005 AND 2004

NOTE 5.   FINANCINGS AND LONG-TERM DEBT

     STOCKHOLDER LOANS

     In October 2000, the Company issued secured convertible promissory notes ("Founders Notes") in the amount of $150,000 to three founding shareholders of the Company. The loans bear interest at 12% per annum and are secured by a priority interest in the Company's proprietary technology. The notes provide that all unpaid accrued interest and principal would be due and payable on January 1, 2005 unless the Company had completed a sale of at least $1,000,000 in equity securities at an earlier date (a "Qualified Financing"). In the event of a Qualified Financing, each noteholder, at the noteholder's sole option, had ten days in which to elect to convert all or any part of the total amount due at that time (including principal and unpaid accrued interest) into the equity securities sold in the Qualified Financing. The Company completed a Qualified Financing on April 15, 2003, and none of the noteholders elected to convert any of the amounts due them into equity. As provided in the Founders' Notes, therefore, the notes became demand notes due and payable within 30 days of the Qualified Financing. The Founders' Notes provided that commencing January 1, 2002, the Company begin interest payments to the noteholders. Additionally, on January 1, 2001 the Company was required to pay all unpaid and unconverted interest accrued to January 1, 2002. To date, no interest or principal payments to the noteholders have been made, and the Company is in default under the provisions of the Founders' Notes. On September 30, 2004, one of the noteholders filed suit to require payment of all amounts due. The Company reached an agreement with the noteholder under which the Company:
     (1) paid $10,000 of accrued interest immediately, and (2) paid the balance owed under his note on January 11, 2005. The balances due on the other two Founders' Notes were repaid on February 1, 2005 and May 6, 2005, respectively. Interest expense on the outstanding notes for the six-month periods ended June 30, 2005 and 2004 was $2,662 and $8,578, respectively.

     NOTE PAYABLE TO RELATED PARTY

     During October 2000, the Company issued a note to a Company that is related as a shareholder and through common shareholders, in the amount of $54,372. The note bore interest at 12% and initially matured in April 2001. In September 2003, the note was amended to provide for monthly payments of interest and principal of $8,009. The balance was repaid during 2004.

     Interest expense on the related party notes for the six-month periods ended June 30, 2005 and 2004 was $0 and $452, respectively.

     SERIES B CONVERTIBLE NOTES

     In January 2003, the Company began issuing its Series B secured convertible promissory notes ("Series B Notes"). The Series B Notes are secured by a security interest in the Company's proprietary technology and are junior only to the security interests of the holders of the Founders' Notes. The Series B Notes bear interest at 10% per annum and are convertible automatically upon the occurrence of and at the same terms as a qualified financing, as defined, of debt or equity securities of the Company with aggregate proceeds of $2,000,000 or more.

                                    - F-12 -

                                 TURBOWORX, INC.
                          NOTES TO FINANCIAL STATEMENTS
         THREE-MONTH AND SIX-MONTH PERIODS ENDED JUNE 30, 2005 AND 2004

NOTE 5.   FINANCINGS AND LONG-TERM DEBT (CONTINUED)

     SERIES B CONVERTIBLE NOTES (CONTINUED)

     The proceeds from the Series B Notes issued during the six-month periods ended June 30, 2005 and 2004 were $0 and $1,525,700, respectively. The Series B Notes originally matured on October 31, 2004, but the maturity date was extended to April 1, 2005 because a defined "Impairment Event" occurred. The terms of the Notes do not require interest or principal payments prior to the maturity date.

     As of February 28, 2005, the Company received aggregate proceeds of at least $2,000,000 through the sale of common stock at $2.50 per share. Because this constituted a qualified financing, as defined, all of the Series B Notes were converted automatically as of February 28, 2005 into approximately 2,553,381 shares of common stock, as determined by dividing the sum of the outstanding principal and accrued and unpaid interest of each note by $2.50. In connection with the issuance of the Series B Notes, the Company also issued detachable stock purchase warrants to purchase 1,404,750 shares of common stock. Under the warrant agreement, a warrant holder is entitled to purchase shares of the Company's common stock at $0.15 per share. The warrants expire on the earlier of (i) March 31, 2009 or (ii) the date on which the Company consummates an initial public offering of its capital stock. Based on the relative fair values, the Company has attributed $37,430 of the total proceeds to the warrants and has recorded the warrants as additional paid-in capital and as a discount to the Series B Notes. Until the date of conversion the resulting discount on the Series B Notes is being amortized over the term of the Series B Notes as a charge to interest expense.

     Under the terms of the warrants, as of the date of conversion, the warrants were adjusted to permit warrant holders to purchase, in aggregate, 561,900 shares of common stock at an exercise price of $2.50 per share, subject to future anti-dilution adjustments.

     Interest expense on the Series B Notes totaled $90,828 and $230,721 for the six-month periods ended June 30, 2005 and 2004, respectively. Interest expense on the Series B Notes totaled $0 and $125,829 for the three-month periods ended June 30, 2005 and 2004, respectively.

     SERIES B BRIDGE NOTES

     Beginning September 2003, the Company commenced issuing bridge notes payable that matured on January 30, 2004. In lieu of interest, the holders of the bridge notes were entitled to receive warrants (the "Series B Bridge Warrants") depending upon the period of time that the bridge notes were outstanding. The Company issued 480,477 warrants that expire in September 2008. These warrants were valued at $42,624 and $14,099, respectively, which has been charged to interest expense. As of June 30, 2005, loans with total principal of $145,000 remained outstanding.

                                    - F-13 -

                                 TURBOWORX, INC.
                          NOTES TO FINANCIAL STATEMENTS
         THREE-MONTH AND SIX-MONTH PERIODS ENDED JUNE 30, 2005 AND 2004

NOTE 5.   FINANCINGS AND LONG-TERM DEBT (CONTINUED)

     SECURED CONVERTIBLE PROMISSORY BRIDGE NOTES

     During 2004 the Company issued $1,381,500 secured convertible promissory bridge notes. The notes bear interest at an annual rate of 10%, and they are secured by a secondary security interest in the Company's proprietary technology along with the security interests held by the holders of the Series B Notes. These security interests are junior only to the security interests of the holders of the Founders' Notes. The notes were repaid in full during February and March, 2005, except for one note with principal balance of approximately $44,500 that was repaid in full during July 2005. In addition, one note was partially converted into approximately 37,500 shares of common stock. No interest or principal payments were required before the maturity date, but the notes could be prepaid at any time so long as the noteholders also receive at least 3 months of interest. At any time prior to repayment, each noteholder could elect to convert all or part of the amount outstanding, including accrued and unpaid interest, into common stock. Each noteholder making such an election would receive that number of shares of common stock, as determined by dividing the amount of principal and accrued and unpaid interest to be converted by a price defined in the note agreement. As mentioned above, approximately 37,500 common shares was issued as a result of conversion elections.

     In connection with the issuance of the secured convertible promissory bridge notes, the Company also issued detachable stock purchase warrants to purchase 3,885,463 shares of common stock. Holders are permitted to exercise their warrants at any time during the ten-year period commencing on August 13, 2004. The original terms of the warrants entitled each holder to purchase up to two shares of common stock for each $1.00 of original principal at an exercise price of $0.20 per share. Subsequently, because notes totaling more than $750,000 were issued, the warrant terms were adjusted to entitle each holder to purchase up to 2.8125 shares of our common stock for each $1.00 of original principal at an exercise price of $0.16 per share. The exercise price is subject to various adjustments, including certain reductions to account for dilution during the five-year period commencing on August 13, 2004. Holders may exercise their warrants either by paying the applicable exercise price in cash, or by using a "cashless exercise" provision in the warrants. In the latter case, holders shall receive a smaller number of shares calculated using a formula depending on the exercise price and the current price of our shares at the date of exercise. Based on the relative fair values, the Company attributed $133,089 of the total proceeds to the warrants and has recorded the warrants as additional paid-in capital and as a discount to the Secured Convertible Promissory Bridge Notes. The resulting discount on the Secured Convertible Promissory Bridge Notes is being amortized over the term of the notes as interest expense.

     Interest expense on the Secured Convertible Promissory Bridge Notes was $1,109 and $15,854 for the three-month and six-month periods ended June 30, 2005, respectively. As mentioned above, at June 30, 2005, there remained one note outstanding with principal balance of approximately $44,500. This note was repaid in full during July 2005.

                                    - F-14 -

                                 TURBOWORX, INC.
                          NOTES TO FINANCIAL STATEMENTS
         THREE-MONTH AND SIX-MONTH PERIODS ENDED JUNE 30, 2005 AND 2004

NOTE 5.   FINANCINGS AND LONG-TERM DEBT (CONTINUED)

     DKR CONVERTIBLE DEBENTURES

     On May 5, 2005, the Company entered into an agreement with DKR Soundshore Oasis Holding Fund Ltd. ("DKR"), pursuant to which DKR agreed to purchase two $1.75 million convertible debentures with warrants. The debentures bear interest at an annual rate of 8.5% and are secured by a senior lien against all of the Company's technology, products, and other assets, and are convertible into common stock at a price of $0.50 per share, subject to certain adjustments to prevent dilution. The debentures come due three years after purchase. With the purchase of the first debenture on May 6, 2005, DKR also received a 5-year warrant to purchase up to 7 million shares of common stock at $0.50 per share, subject to certain adjustments. DKR also acquired the right to purchase up to $3.5 million in additional debentures and warrants on identical terms. The first $1.75 million debenture transaction closed on May 6, 2005, netting the Company approximately $1 million after paying various expenses related to the transaction. Under the terms of the agreement with DKR, TurboWorx will register the shares of common stock underlying the debentures and the warrants, and the second $1.75 million debenture transaction will close upon effectiveness of the registration.

     Based on relative fair values, the Company has attributed $450,959 of the total gross proceeds of the first debenture to the warrant and has recorded the warrants as additional paid-in capital and as a discount to the debenture. The discount is being amortized over the term of the first debenture as a charge to interest expense. The long-term liability shown in the Company's balance sheet is net of the discount.

     In connection with the first DKR Debenture, the Company issued warrant to the placement agent for 1,050,000 shares of its common stock. These warrants were valued at $91,126 and were recorded as additional paid-in capital and as a deferred financing fee that is being amortized over the term of the debenture.

     Interest expense on the DKR Debenture for the 3-month period ended June 30, 2005 was $42,217, including $25,154 of amortized warrant discount. During the 3-month period ended June 30, 2005, the Company recorded a finance fee expense of $5,063 due to amortization of the placement agent warrants.

                                    - F-15 -

                                 TURBOWORX, INC.
                          NOTES TO FINANCIAL STATEMENTS
         THREE-MONTH AND SIX-MONTH PERIODS ENDED JUNE 30, 2005 AND 2004

NOTE 6.   COMMITMENTS AND CONTINGENCIES

     LEASES

     The Company is party to an office sublease agreement, which commenced on July 1, 2003 and expires on September 30, 2008. The lease requires the Company to pay a base rent and various operating and maintenance costs. Future aggregate minimum annual rents (including rent and electricity) under this lease are as follows:

             YEAR ENDING DECEMBER 31,
             ------------------------

                       2005                        $      111,713
                       2006                               113,203
                       2007                               117,671
                       2008                                90,115

     Rent expense and real estate taxes totaled $52,133 and $111,116 for the six month periods ended June 30, 2005 and 2004, respectively. Rent expense and real estate taxes totaled $26,066 and $52,295 for the three month periods ended June 30, 2005 and 2004, respectively.

     EMPLOYMENT AGREEMENTS

     The Company maintains employment agreements with four of its officers. These employment agreements provide for (i) aggregate annual base salaries totaling $595,000, (ii) annual bonuses of up to $25,000 for two of the officers ($50,000 for Dr. Chari) at the discretion of the board of directors, and (iii) commission on aggregate sales for the Vice President of Sales in lieu of a bonus. Additionally, the agreements provide for the issuance of stock options under the Company's 2000 Stock Option Plan. For three of the officers, the initial grant is calculated as the product of a factor times the total number of shares of stock outstanding at December 31, 2003, calculated on a fully-diluted basis. The factor is 0.05 for Dr. Chari, the President and CEO, and the factor is 0.03 for the other two officers. The initial grants vested fully over four years, with 25% vesting at the end of the initial one-year term of the agreements, and 1/48 or 2.083% of the initial grants vesting on the final day of each subsequent month of services. In addition, Dr. Chari's contract provides for the issuance of an additional grant of options as of his election as President and CEO in August 2005. The additional grant is calculated as the number of additional options required so that he has options for the product of .05 times the number of shares of stock outstanding at June 30, 2005. The contracts of the other officer provides for a grant of 50,000 options. This grant and Dr. Chari's additional grant both vest monthly over four years, with 1/48 or 2.083% of the grants vesting on the final day of each month of services after the grant date.

     LEASED EMPLOYEE AGREEMENT

     On March 20, 2003, the Company entered into a Client Services Agreement, whereby a professional employer organization ("PEO") employed all of the Company's employees. Simultaneously, the PEO and the Company have entered into agreement, in which the PEO and the Company co-employ the operating personnel. In connection with the agreement, the Company provided a security deposit of $69,600 to the PEO. On January 1, 2005, the Company entered into a new agreement with a different PEO on similar terms, except that the new PEO requires prepayment of amounts due instead of a security deposit. The Company applied the security deposit with the first PEO to the final payrolls in 2004.

                                    - F-16 -

                                 TURBOWORX, INC.
                          NOTES TO FINANCIAL STATEMENTS
         THREE-MONTH AND SIX-MONTH PERIODS ENDED JUNE 30, 2005 AND 2004

NOTE 6.   COMMITMENTS AND CONTINGENCIES (CONTINUED)

     LITIGATION

     The Company is involved in various legal actions and claims arising in the normal course of business. After taking into consideration legal counsel's evaluation of such matters, management does not believe that such matters will have a material effect on the Company's financial position.

NOTE 7.   COMMON AND PREFERRED STOCK

     In 2002, the Company amended its Certificate of Incorporation and authorized 9,000,000 shares of Series A Preferred Stock, with a par value of $0.001. The Series A Preferred Stock has a liquidation preference of $2.75 per share. The Series A Preferred Stock is convertible at the holder's option into the Company's common stock by dividing the cost of the Series A Preferred Stock by $2.75 per share.

     On March 27, 2003, $2,731,180 of Series A convertible notes, plus $387,936 of accrued interest thereon were converted into 1,134,217 shares of Series A Preferred Stock.

     On March 27, 2003, the Company instituted a one-for-five reverse split of its common stock.

     On March 31, 2003, the Company issued 7,273 shares of common stock at $0.55 per share to a law firm to satisfy interest owed for unpaid fees.

     Certain shareholders have anti-dilution protection and as a result of the conversion of Series A notes, 223,339 shares of common stock were issued to those shareholders on March 31, 2003.

     On April 15, 2003, the Company issued 320,000 shares of Series A Preferred Stock in connection with the acquisition of Argentys.

     In December 2004, the Company effected a one-for-five reverse split of its Series A preferred and common stock.

     Between January 11, 2005 and March 22, 2005, the Company sold 1,192,800 shares of common stock at a price of $2.50 in a private offering. In connection with the offering, the Company also issued detachable stock purchase warrants to purchase 1,192,800 shares of common stock. Holders are permitted to exercise their warrants at any time during the five-year period commencing on the date of issuance. The terms of the warrants entitle each holder to purchase shares of common stock at an exercise price of $0.50 per share. The exercise price is subject to various adjustments, including certain reductions to account for dilution. Holders may exercise their warrants by paying the applicable exercise price in cash.

                                    - F-17 -

                                 TURBOWORX, INC.
                          NOTES TO FINANCIAL STATEMENTS
         THREE-MONTH AND SIX-MONTH PERIODS ENDED JUNE 30, 2005 AND 2004

NOTE 7.   COMMON AND PREFERRED STOCK (CONTINUED)

     On January 28, 2005, the Company entered into a share exchange agreement with National Scientific Corporation under which the Company exchanged 360,000 shares of its common stock and $240,000 in cash for 7,150,000 shares of National Scientific common stock. Since National Scientific is a publicly traded company, the transaction was valued based on National Scientific's average trading price of $0.074 over the previous three months. This put the value of the National Scientific stock at $529,100. Since the Company paid $240,000 in cash, it valued the 360,000 shares it delivered at $289,100. Under the terms of the exchange agreement, the Company may only sell limited quantities of the National Scientific common stock that it holds. The Company has recorded its investment in National Scientific as an other asset that will be valued based on the current trading price of National Scientific's common stock going forward. Changes in the value of the investment in National Scientific will be recorded as other comprehensive gains or losses and shown as part of the shareholders' deficiency in the Company's balance sheet.

     On February 28, 2005, by election of a majority of the shareholders of the Series A Preferred Stock, all of the outstanding shares of Series A
     Preferred Stock were converted into approximately 1,793,363 shares of common stock. As of the conversion date, all outstanding warrants for purchase of Series A Preferred Stock were converted automatically into equivalent warrants to purchase common stock.

     On February 28, 2005, approximately $5,619,000 of Series B convertible notes, plus $764,351 of accrued interest thereon, were converted into approximately 2,553,381 shares of common stock.

     In April 2005, the Company amended its Certificate of Incorporation so that its authorized capital stock consists of 53,400,000 shares of common stock with a par value of $0.001, and 1,000,000 shares of preferred stock with a par value of $0.001.

NOTE 8.   WARRANTS

     SERIES A PLACEMENT AGENT WARRANTS

     In connection with the Company's placement of its Series A convertible notes, the placement agent received 141,776 warrants to purchase the Company's common stock. At issue the warrants were exercisable at $2.75 per share. The warrants expire on the earlier of (i) dates between February 28, 2008 through March 31, 2009 or (ii) the date on which the Company consummates an initial public offering of its capital stock. The warrants were valued at $80,687 and were charged to financing fees in 2000 and 2001. Holders may exercise their warrants either by paying the applicable exercise price in cash, or by using a "cashless exercise" provision in the warrants.

     PLACEMENT AGENT WARRANT

     In connection with a placement agent agreement dated March 28, 2002, the placement agent received a stock purchase warrant to purchase as much as five percent of the Company's outstanding common stock on a fully diluted basis. The exercise price is $0.01 per share and the warrant expires on March 28, 2009. The warrant holder may exercise the warrant either by paying the applicable exercise price, or by using a "cashless exercise" provision in the warrants. In case of the cashless exercise, holders shall receive a smaller number of shares based on a formula that ties the exercise price with the 10-day average of the closing price of the shares just prior to the date of exercise.

                                    - F-18 -

                                 TURBOWORX, INC.
                          NOTES TO FINANCIAL STATEMENTS
         THREE-MONTH AND SIX-MONTH PERIODS ENDED JUNE 30, 2005 AND 2004

NOTE 8.   WARRANTS (CONTINUED)

     PLACEMENT AGENT WARRANT (CONTINUED)

     Since a measurement date had not occurred prior to December 31, 2004, no provision for the issuance of the warrants had been reflected in the financial statements through that date.

     In connection with the private placement commencing in January 2005, the warrants were amended to permit purchase of up to 320,000 shares of common stock independent of the amount of the Company's common stock outstanding. The other terms of the warrants were unchanged. At that time, the warrants became measurable, and the Company valued them at $797,261, which has been charged to interest and financing fees in 2005.

     In determining the fair value of the above warrants the Company assumed that the risk-free interest rate would be the average rate of five year treasury notes depending upon the date of issuance, no dividend yield, no expected volatility and an expected life of 4.25 years.

     STOCKHOLDER WARRANT

     On March 11, 2003, in connection with a technology license and distribution agreement, the Company issued a stock purchase warrant to a stockholder. The warrant provides that the holder may purchase up to an aggregate of 10% the outstanding common stock according to a schedule based upon the Company's aggregate revenue since its founding on March 28, 2000. For a period of seven years from the end of the first calendar quarter in which aggregate revenue equals or exceeds $10,000,000, the warrant holder will be able to exercise the warrant to purchase up to 1% of the Company's issued and outstanding common stock. The warrant provides that the exercise price shall equal the exercise price of the common stock option most recently granted to any of the Company's employees or consultants prior to the exercise period. Subsequently, at the end of each calendar quarter in which aggregate revenue first exceeds each multiple of $10,000,000 less than or equal to $100,000,000, warrant holder will be able to exercise the warrant to purchase sufficient additional shares of common stock so that the aggregate number of shares to be purchased by the exercise of the warrant equals the total number of issued and outstanding shares at the end of said quarter, multiplied by a fraction equal to said multiple of $10,000,000, divided by $10,000,000, divided by 100. The warrant may be exercised to purchase such additional shares during a seven-year exercise period commencing at the end of said quarter at an exercise price equal to the exercise price in the common stock option granted most recently by us to any of our employees or consultants prior to the exercise period. In no event shall the warrant be exercisable in aggregate for more than 10% of the issued and outstanding common stock as of the end of the first calendar quarter in which our aggregate revenue exceeds $100,000,000. Holders of the warrant may exercise their warrants either by paying the applicable exercise price in cash, or by using a "cashless exercise" provision in the warrants. In case of the cashless exercise, holders shall receive a smaller number of shares based on a formula that ties the exercise price with the 5-day average closing price of the shares just prior to the date of exercise.

                                    - F-19 -

                                 TURBOWORX, INC.
                          NOTES TO FINANCIAL STATEMENTS
         THREE-MONTH AND SIX-MONTH PERIODS ENDED JUNE 30, 2005 AND 2004

NOTE 8.   WARRANTS (CONTINUED)

     STOCKHOLDER WARRANT (CONTINUED)

     The Company canceled the technology license and distribution agreement on February 1, 2005. According to the terms of the warrant, the holder may exercise the warrant at any time prior to March 31, 2012 to purchase up to 12,185 shares of common stock at an exercise price of $1.25 per share. The holder is no longer entitled to additional warrants based on the Company's aggregate revenues. Other terms of the warrant are unchanged. At February 1, 2005, the Company determined the value of the warrant to be $18,894, and it recorded this amount as a royalty expense at that date.

     SERIES B WARRANTS

     The warrants issued with the Series B Notes are exercisable to purchase shares of common stock at an exercise price of $2.50 per share, subject to various adjustments including reduction to account dilution on a weighted average basis. Holders may exercise their warrants either by paying the applicable exercise price in cash, or by using a "cashless exercise" provision in the warrants. In the latter case, holders shall receive a smaller number of shares calculated using a formula depending on the exercise price and the 5-day average of the closing price of the shares just prior to the date of exercise.

     SERIES B PLACEMENT AGENT WARRANTS

     The placement agent for the Series B Notes received placement agent warrants identical in terms to the Series B Warrants. The warrant entitles the holder to purchase up to 311,520 shares of the Company's Common Stock at an initial exercise price of $2.50. The warrant expires on the earlier of (i) March 31, 2010 or (ii) the date on which the Company consummates an initial public offering of its capital stock. The warrants were valued at $145,266 and were charged to financing fees in 2003 and 2004.

     SERIES B BRIDGE WARRANTS

     The terms of the Series B Bridge Warrants are identical to the terms of the Series B Warrants except that the Percentage Warrant Coverage varies between 17.5% and 20% depending on the actual time elapsed before the Company repaid the corresponding bridge promissory note. Holders of Series B Bridge Warrants may exercise their warrants either by paying the applicable exercise price in cash, or by using a "cashless exercise" provision in the warrants. In the latter case, holders shall receive a smaller number of shares calculated by using a formula depending on the exercise price and the 5-day average of the closing price of the shares just prior to the date of exercise.

     In determining the fair value of the Series B, Series B Placement Agent, and Series B Bridge Warrants the Company assumed that the risk-free interest rate would be the average rate of seven year treasury notes depending upon the date of issuance, no dividend yield, no expected volatility and an expected life of 5 years.

                                    - F-20 -

                                 TURBOWORX, INC.
                          NOTES TO FINANCIAL STATEMENTS
         THREE-MONTH AND SIX-MONTH PERIODS ENDED JUNE 30, 2005 AND 2004

NOTE 8.   WARRANTS (CONTINUED)

     SECURED CONVERTIBLE PROMISSORY BRIDGE NOTE WARRANTS

     Holders of the Secured Convertible Promissory Bridge Note Warrants are permitted to exercise their warrants at any time during the ten-year period commencing on August 13, 2004. The original terms of the warrants entitled each holder to purchase up to two shares of common stock for each $1.00 of original principal at an exercise price of $0.20 per share. Subsequently, because notes totaling more than $750,000 were issued, the warrant terms were adjusted to entitle each holder to purchase up to 2.8125 shares of our common stock for each $1.00 of original principal at an exercise price of $0.16 per share. The exercise price is subject to various adjustments, including certain reductions to account for dilution during the five-year period commencing on August 13, 2004. Holders may exercise their warrants either by paying the applicable exercise price in cash, or by using a "cashless exercise" provision in the warrants. In the latter case, holders shall receive a smaller number of shares calculated using a formula depending on the exercise price and the current price of our shares at the date of exercise. Based on the relative fair values, the Company attributed $133,089 of the total proceeds to the warrants and has recorded the warrants as additional paid-in capital and as a discount to the Secured Convertible Promissory Bridge Notes. The resulting discount on the Secured Convertible Promissory Bridge Notes is being amortized over the term of the notes as interest expense.

     SECURED CONVERTIBLE PROMISSORY BRIDGE NOTE PLACEMENT AGENT WARRANTS

     In addition, for each issuance of a Secured Convertible Promissory Bridge Warrant the placement agent for is entitled to receive a placement agent warrant identical to the corresponding Secured Convertible Promissory Bridge Note Warrants except that the Percentage Warrant Coverage is 10%. The Company issued 388,546 warrants that were valued at $44,225 and were charged to interest and finance fee expense.

     2005 PRIVATE PLACEMENT WARRANTS

     In connection with the private placement offering between January 2005 and March 2005, the Company issued five-year warrants to purchase 1,192,800 shares of common stock at an exercise price of $0.50 per share, subject to certain adjustments to prevent dilution. Holders may exercise their warrants by paying the applicable exercise price in cash.

     2005 PRIVATE PLACEMENT AGENT WARRANTS

     In connection with the private placement, the placement agent received placement agent warrants for the private placement entitling the holder to purchase, in the aggregate, up to 238,560 shares of common stock. The terms of the warrants are identical to the 2005 private placement warrants except that the holders may exercise their warrants either by paying the applicable exercise price in cash, or by using a "cashless exercise" provision in the warrants. In the latter case, holders shall receive a smaller number of shares calculated using a formula depending on the exercise price and the current price of our shares at the date of exercise. The Company determined that the fair value of the placement agent's warrants was $497,985, which has been recorded as a financing expense. In determining the fair of the above warrants, the Company assumed that the risk-free interest rate would be the average rate of five year treasury notes depending upon the date of issuance, no dividend yield, no expected volatility and an expected life of 5 years.

                                    - F-21 -

                                 TURBOWORX, INC.
                          NOTES TO FINANCIAL STATEMENTS
         THREE-MONTH AND SIX-MONTH PERIODS ENDED JUNE 30, 2005 AND 2004

NOTE 8.   WARRANTS (CONTINUED)

     NATIONAL SCIENTIFIC TRANSACTION PLACEMENT AGENT WARRANTS

     In connection with the share exchange with National Scientific Corporation, the placement agent received placement agent warrants entitling the holder to purchase, in the aggregate, up to 95,000 shares of common stock. The terms of the warrants are identical to the 2005 private placement warrants except that the holders may exercise their warrants either by paying the applicable exercise price in cash, or by using a "cashless exercise" provision in the warrants. In the latter case, holders shall receive a smaller number of shares calculated using a formula depending on the exercise price and the current price of our shares at the date of exercise. The Company determined that the fair value of the placement agent's warrants was $198,309, which is accounted for as an increase in the basis of the National Scientific Shares, which is reflected in the Company's other comprehensive gain or loss. In determining the fair of the above warrants, the Company assumed that the risk-free interest rate would be the average rate of five year treasury notes depending upon the date of issuance, no dividend yield, no expected volatility and an expected life of 5 years.

     DKR WARRANTS

     In connection with the sale of the DKR Convertible Debenture on May 6, 2005, the Company issued a five-year warrant to DKR enabling DKR to purchase up to 7,000,000 shares of common stock at an exercise price of $0.50 per share, subject to certain adjustments to prevent dilution. Holders may exercise their warrants by paying the applicable exercise price in cash. The warrants may be exercised either by paying the applicable exercise price in cash, or, if the underlying shares have not been registered for public sale by May 6, 2006, by using a "cashless exercise" provision in the warrants. In the latter case, the holder shall receive a smaller number of shares calculated using a formula depending on the exercise price and the current price of our shares at the date of exercise. In addition, the placement agent for the DKR Debenture received warrants for the transaction entitling the holder to purchase up to 1,050,000 shares of common stock on the same terms as the DKR warrants.

     Based on the relative fair values, the Company attributed $450,959 of the total proceeds of the debenture sale to the warrants and has recorded the warrants as additional paid-in capital and as a discount to the debenture that is being amortized over the term of the debenture as interest expense. The Company has also valued the placement agent warrants issued in connection with the transaction at $91,126 and has recorded this amount as additional paid-in capital and as a deferred financing fee that is being amortized over the term of the debenture.

     In determining the fair value of the above warrants the Company assumed that the risk-free interest rate would be the average rate of five-year treasury notes during the three month period ended June 30, 2005. In addition, the valuation assumed no dividend yield, no expected volatility and an expected life of 5 years.

                                    - F-22 -

                                 TURBOWORX, INC.
                          NOTES TO FINANCIAL STATEMENTS
         THREE-MONTH AND SIX-MONTH PERIODS ENDED JUNE 30, 2005 AND 2004

NOTE 8.   WARRANTS (CONTINUED)

     The following table summarizes the status of warrants outstanding at June 30, 2005:

                                                               WARRANTS EXERCISABLE AND OUTSTANDING
                                                   -----------------------------------------------------------
                                                       RANGE OF                              WEIGHTED AVERAGE
                                                       EXERCISE            NUMBER OF          REMAINING LIFE
                                                    PRICE PER SHARE          SHARES              (IN YEARS)
                                                   -----------------    -----------------    -----------------
Series A Warrants                                        $1.28                609,148                3.7
Series A Placement Agent Warrants                         1.28                304,597                3.7
Argentys acquisition warrants                             1.28                171,869                3.7
Placement Agent Warrant                                   0.01                320,000                3.7
Series B Warrants                                         1.40              1,003,350                4.7
Series B Placement Agent Warrants                         1.40                556,285                4.7
Series B Bridge Warrants                                  1.40                251,875                4.7
Stockholder Warrant                                       1.25                 12,185                6.7
Secured Convertible Promissory Bridge
   Note Warrants                                          0.50              1,243,358                6.2
Secured Convertible Promissory Note
   Placement Agent Warrants                               0.50                337,081                6.2
2005 Private Placement Warrants                           0.50              1,192,800                4.6
2005 Private Placement Agent Warrants                     0.50                238,560                4.6
NSC Exchange Placement Agent
   Warrants                                               0.50                 95,000                4.6
DKR Debenture Warrants                                    0.50              7,000,000                5
DKR Debenture Placement Agent
   Warrants                                               0.50              1,050,000                5
                                                                        -----------------
                                                                           14,398,293
                                                                        =================

                                    - F-23 -

                                 TURBOWORX, INC.
                          NOTES TO FINANCIAL STATEMENTS
         THREE-MONTH AND SIX-MONTH PERIODS ENDED JUNE 30, 2005 AND 2004

NOTE 9.   STOCK AWARDS AND STOCK OPTIONS

     STOCK OPTIONS PLAN

     The Company has established the 2000 Stock Plan (the "Plan") for employees, directors, and consultants of the Company. The Plan permits for the granting of incentive stock options and non-qualified stock options. The incentive stock options are granted at the fair market value of the stock on the day the option is granted, as determined by the Board of Directors. Non-qualified stock options are granted for at least 50% of the fair market value of the stock on the day the option is granted, as determined by the Board of Directors, and included within the individual stock option grants. Stock options are exercisable over a period of ten years from the date of grant. As of the date of the financial statements, there was no unvested stock based compensation to non-employees.

     No options were granted in the six month periods ended June 30, 2005 and 2004. A summary of the Company stock options and the related transactions for the six months ended June 30, 2005 is presented below:

                                                               WEIGHTED AVERAGE
                                                                EXERCISE PRICE
                                                   SHARES          PER SHARE
                                                ------------  ------------------
     Options Outstanding at December 31, 2004      548,688          $1.25
        Granted                                         --           1.25
        Exercised                                       --           1.25
        Forfeited/expired                            1,594           1.25
                                                ------------
     Options Outstanding at June 30, 2005          547,094          $1.25
                                                ------------  ==================

     All outstanding options have an exercise price of $1.25 per share and generally vest over four years from the date of employment. The options expire at the earlier of ten years from the date of grant or three months after the termination of employment. The Company has not recorded any compensation expense for the options.



NOTE 10.  RELATED PARTIES

     Interest expense on Stockholder Loans for the six-month periods ended June 30, 2005 and 2004 was $2,662 and $8,578, respectively. Accrued interest on the Stockholder Loans as of March 31, 2005 and 2004 was $26,564 and $62,289, respectively.

     Interest expense on the Note Payable to Related Party for the six-month periods ended June 30, 2005 and 2004 was $0 and $452, respectively.

     In connection with the 2005 Private Placement and the National Scientific transaction, the Company paid Casimir Capital LP a total of $512,660 in financing expenses. In addition, the Company issued warrants to Casimir Capital LP as described above.

                                    - F-24 -

                                 TURBOWORX, INC.
                          NOTES TO FINANCIAL STATEMENTS
         THREE-MONTH AND SIX-MONTH PERIODS ENDED JUNE 30, 2005 AND 2004

NOTE 11.  SUBSEQUENT EVENTS

     Jeffrey Augen, the Company's President and CEO, resigned for health reasons effective July 31, 2005. In August 2005, the Company's board of directors elected Dr. Srini Chari as the new President and CEO and as a director. In addition, it elected Rounsevelle W. Schaum as a director and Chairman, and Dr. George Martin as a director.

     In August 2005, the Company entered into an agreement with Newport Capital Partners, of whom its Chairman Mr. Schaum is Chairman and CEO. Under the agreement, Newport Capital Partners will provide the personal services of Mr. Schaum as a director and Chairman of the Audit and Compensation Committees. The Company will pay Newport Capital Partners a fee of $5,000 per month, will issue to Newport Capital Partners 12,000 shares of restricted stock that will vest at the rate of 1,000 shares per month, and will provide Newport Capital Partners with a five-year warrant for 10,000 shares of our common stock on the same terms as the warrant provided to DKR. The exercise price of the warrant will be $0.50 per share, subject to certain adjustments.

     In August 2005, the Company entered into a finder's agreement with Casimir Capital LP to raise up to $600,000 in 17% promissory bridge notes between August 25, 2005 and the earlier to occur of October 31, 2005 and the closing of the second DKR Debenture. Casimir Capital will receive a fee equal to 8% of the amount raised.

                                    - F-25 -

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholder. All of the amounts shown are estimates, except for the SEC Registration Fees.


SEC Registration Fees                                                 $                 10.59
Printing expenses                                                                20,000.00(1)
Accounting fees and expenses                                                    105,000.00(1)
Legal fees and expenses                                                         150,000.00(1)
Fees and expenses for qualification under state securities laws                  25,000.00(1)
Transfer Agent and Registrar fees                                                 3,000.00(1)
Miscellaneous                                                                    21,989.41(1)
                                                                      -----------------------
TOTAL                                                                 $            325,000.00


 (1) We have estimated these amounts

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     The following is a summary of transactions by the Registrant within the last three years involving sales of its securities that were not registered under the Securities Act:

CO-FOUNDER'S WARRANT

     On June 27, 2002, in partial compensation to Trautman Wasserman & Co., Inc. ("TWC") for its role in providing certain services to us, we issued a warrant (the "Co-Founder's Warrant") entitling TWC to purchase a certain number of shares of our common stock on or before March 28, 2009 at an exercise price of $0.01 per share. Initially, the warrant entitled TWC to purchase up to 5% of our outstanding securities calculated on a fully diluted basis as of the date of exercise, but in connection with this distribution, we and TWC have amended the warrant so that TWC is now entitled to purchase up to 320,000 shares of our common stock independent of the total number of outstanding securities. Both the number of shares for which the Co-Founder's Warrant may be exercised and the exercise price are subject to various adjustments including adjustments to account for dilution on a weighted average basis. TWC may exercise the Co-Founder's Warrant either by paying the applicable exercise price in cash, or by using a "cashless exercise" provision in the warrants. In the latter case, TWC will receive a smaller number of shares calculated using a formula depending on the exercise price and the fair market value of our shares at the time of exercise. If our common stock is publicly traded, then the fair market value is specified to be the weighted average of the closing price of our common stock for the 10 trading days immediately preceding the exercise date. Otherwise, the fair market value is to be determined in good faith by our Board of Directors.

SERIES A WARRANTS

     In connection with the issuance of Series A Preferred Stock on March 31, 2003 and April 15, 2003, we issued warrants to purchase Series A Preferred Stock (the "Series A Warrants"). The Series A Warrants may be exercised at any time in the nine-year period following the date of issue, except that they are no longer exercisable after we consummate an initial public offering. Each Series A Warrant entitles the holder to purchase a specified number of shares of Series A Preferred Stock at an exercise price $2.75 per share, subject to various adjustments including reduction to account for dilution on a weighted average basis. Holders may exercise their warrants either by paying the applicable exercise price in cash, or by using a "cashless exercise" provision in the warrants. In the latter case, holders shall receive a smaller number of shares calculated using a formula depending on the exercise price and the 5-day average of the closing price of our shares just prior to the date of exercise. We issued Series A Warrants for an aggregate of 283,580 shares on March 31, 2003 and for an aggregate of 80,001 shares on April 15, 2003. On February 28, 2005, a majority of the holders of the Series A Preferred Stock elected to convert the Series A Preferred Stock under its terms into Common Stock. Pursuant to that election, under its terms all of the Series A Preferred Stock was converted automatically into Common Stock and the Series A Warrants were converted automatically into warrants to purchase our common stock.

                                    - II-1 -

     In addition, in connection with the issuance of the Series A Preferred Stock and Warrants, we issued to Trautman Wasserman & Co., the placement agent for the Series A offering, an agent's warrant on terms identical to those of the Series A Warrants except that it is exercisable to purchase a specified number of shares of our common stock.

     As of August 31, 2005, including the agent's warrant, there are outstanding Series A Warrants for an aggregate of 1,085,614 shares of common stock at an exercise price of $1.28 per share.

SERIES B WARRANTS

     Between September 2003 and May 2004, we issued a number of short-term bridge promissory notes (the "Series B Notes") having an aggregate principal value of $1,510,000. In connection with the issuance of a series of convertible promissory notes, we issued warrants to purchase common stock (the "Series B Warrants"). The Series B Warrants may be exercised until the earlier to occur of March 31, 2009 and the date on which we consummate an initial public offering. Each Series B Warrant entitles the holder to purchase a specified number of shares of our common stock at an exercise price $2.50 per share, subject to various adjustments including reduction to account for dilution on a weighted average basis. Holders may exercise their warrants either by paying the applicable exercise price in cash, or by using a "cashless exercise" provision in the warrants. In the latter case, holders shall receive a smaller number of shares calculated using a formula depending on the exercise price and the 5-day average of the closing price of our shares just prior to the date of exercise.

     In addition, in connection with the issuance of the promissory notes and Series B Warrants, we issued to TWC, the placement agent for the note offering, an agent's warrant for a specified number of shares of our common stock on terms identical to those of the Series B Warrants.

     In February 2005 holders of the Series B Notes elected to convert the Series A Preferred Stock under its terms into common stock.

     As of August 31, 2005, including the agent's warrant, there are outstanding Series B Warrants to purchase an aggregate of 1,505,046 shares of common stock at an exercise price of $1.40 per share.

SERIES B BRIDGE WARRANTS

     In connection with the issuance of the Series B Notes we compensated the note holders by issuing compensated the note holders by issuing warrants (the "Series B Bridge Warrants") entitling them to purchase a specified number of shares of our common stock. The terms of the Series B Bridge Warrants are identical to the terms of the Series B Warrants. As of August 31, 2005, there are outstanding Series B Bridge Warrants to purchase an aggregate of 251,875 shares of common stock at an exercise price of $1.40 per share.

SCIENTIFIC COMPUTING ASSOCIATES LICENSE WARRANT

     On March 11, 2003, in connection with a technology license and distribution agreement, we issued to Scientific Computing Associates, Inc. (SCA) a warrant to purchase our common stock (the "SCA License Warrant"). The warrant provided that SCA could purchase up to an aggregate of 10% of our common stock according to a schedule depending on the amount of our aggregate revenue since our founding on March 28, 2000. We had the right to cancel the technology license and distribution agreement if we were no longer using the licensed technology, and we did so on February 1, 2005. Because we terminated the technology license and distribution agreement, and in consideration of our aggregate revenue through March 31, 2005, the SCA License Warrant under its terms now entitles SCA to purchase only up to 12,185 shares of our common stock at an exercise price of $1.25 per share, independent of our future revenues. The SCA License Warrant may be exercised until the earlier to occur of February 1, 2012 and the date on which we consummate an initial public offering. SCA may exercise the warrant either by paying the applicable exercise price in cash, or by using a "cashless exercise" provision in the warrant. In the latter case, SCA shall receive a smaller number of shares calculated using a formula that depends on the exercise price and the 5-day average of the closing price of our shares just prior to the date of exercise.

                                    - II-2 -

SERIES C WARRANTS

     Between August 2004 and December 2004, in connection with the issuance of a number of short-term bridge promissory notes (the "Series C Notes"), we issued to the noteholders warrants entitling them to purchase shares of our common stock (the "Series C Warrants"). Each holder of a Series C Note (including an affiliate of Casimir Capital, the Placement Agent for the Series C Notes) received a Series C Warrant entitling the holder to purchase a certain number of shares of our stock within a certain time period. The Series C Warrants may be exercised at any time during the ten year period that commenced on August 13, 2004. When exercised, each Series C Warrant entitles the holder to purchase that number of shares of common stock as determined by dividing a certain percentage (the "Percentage Warrant Coverage") of the original principal of the holder's note by the applicable exercise price. We are required to make a cash payment to the holder in lieu of issuing any fractional shares. The Percentage Warrant Coverage was initially 40%, and the exercise price of the Series C Warrants was initially $1.00 per share. However, under the terms of the warrants, the Percentage Warrant Coverage has been increased to 45%, and the exercise price has been reduced to $0.80 per share, because we issued Series C Notes with an aggregate principal value exceeding $750,000. The exercise price is subject to various subsequent adjustments including reduction to account for dilution. Warrant holders may exercise their warrants either by paying the applicable exercise price in cash, or by using a "cashless exercise" provision in the warrants. In the latter case, holders shall receive a smaller number of shares calculated using a formula depending on the exercise price and the closing price of our shares on the date of exercise.

     In addition, for each issuance of a Series C Note, Casimir Capital, Inc., the placement agent for the Series C Notes, received a placement agent warrant identical to the Series C Warrants except that the Percentage Warrant Coverage is 10%.

     As of August 31, 2005, there are outstanding Series C Warrants, including the placement agent warrant, to purchase an aggregate of 1,580,439 shares of our common stock at an exercise price of $0.50 per share.

2005 OFFERING WARRANTS

     From January 2005 through March 2005, we closed on $2,982,000 in connection with our sale in a private placement ("2005 Offering") of $100,000 Units ("Units"), with each $100,000 Unit consisting of 40,000 shares of our common stock and five-year warrants to purchase 40,000 shares of common stock at an exercise price of $0.50 per share, subject to certain adjustments. In connection with the issuance of the Units, we issued warrants to purchase an aggregate of 1,192,800 shares of common stock exercisable at $0.50 per share.

     In addition, in connection with our 2005 Offering, we issued to Casimir Capital, the placement agent for the 2005 Offering, agent's warrants to purchase an aggregate of 238,560 shares of common stock at an exercise price of $0.50 per share, subject to certain adjustments. The terms and conditions of the agent's warrants are substantially similar to those of the 2005 Offering Warrants except that the agent's warrants may be exercised either by paying the applicable exercise price in cash, or by using a "cashless exercise" provision under which the holder shall receive a smaller number of shares calculated using a formula depending on the exercise price and the closing price of our shares on the date of exercise.

DKR SOUNDSHORE OASIS HOLDING FUND LTD. DEBENTURE AND WARRANTS

     On May 5, 2005, we entered into an agreement with DKR Soundshore Oasis Holding Fund Ltd. ("DKR"), pursuant to which DKR agreed to purchase two $1.75 million convertible debentures with warrants. The debentures bear interest at an annual rate of 8.5% and are secured by a senior lien against all of our technology, products, and other assets, and are convertible into common stock at a price of $0.50 per share, subject to certain adjustments to prevent dilution. With the purchase of the first debenture, DKR also received a warrant to purchase up to 7 million shares of our common stock at $0.50 per share, subject to certain adjustments. DKR also acquired the right to purchase up to $3.5 million in additional debentures and warrants on identical terms. The first $1.75 million debenture transaction closed on May 6, 2005, netting TurboWorx approximately $1 million after paying various expenses related to the transaction. Under the terms of the agreement with DKR, TurboWorx will register the shares of common stock underlying the debentures and the warrants, and the second $1.75 million debenture transaction will close upon effectiveness of the registration.

17% PROMISSORY BRIDGE NOTES

     We are currently raising up to $600,000 in bridge funding by issuing 17% promissory notes. The notes bear interest at an annual rate of 17%, compounded monthly, and are due at the earlier to occur of December 31, 2005 and the closing of the second DKR debenture transaction. We intend to repay the notes out of the proceeds of the second DKR debenture transaction. No principal or interest payments need be made prior to the due date.


                                    - II-3 -

     In connection with the sale of the notes, we entered into a finder's agreement with Casimir Capital LP. Under the terms of the agreement, Casimir Capital will receive a finder's fee equal to 8% of the amount of each note sold.

                                    - II-4 -

Item 27. The following exhibits are filed as part of this Registration
Statement:

Description


3.1      Third Amended and Restated Certificate of Incorporation*

3.2 Certificate of Amendment of Third Amended and Restated Certificate of Incorporation*

3.3      By-laws*

4.1      Specimen Common Stock Certificate*

5.1      Greenberg Traurig, LLP Opinion**

10.1     2000 Stock Option Plan*

10.3     Andrew Sherman Employment Agreement dated March 1, 2004*


10.4     Srini Chari Employment Agreement dated August 15, 2005


10.5 Bundled Software License Agreement by and between Hewlett Packard Company and TurboWorx, Inc., dated November 1, 2004*

10.6 Securities Exchange Agreement s by and among TurboWorx, Inc., and National Scientific Corporation dated January 28, 2005*

10.7 Buy/Sell Agreement by and between TurboWorx, Inc. and AVNET, Inc., dated April 1, 2004*

10.8 Software License and Distributorship Agreement by and between Scientific Computing Associates, Inc. and TurboWorx, Inc., dated March 11, 2003*

10.9     Trautman Wasserman & Company Form of Founders Warrant No. TWC-001*

10.10 Trautman Wasserman & Company Form of Series A Compensation Warrant No. TWC-002*

10.11    Form of 2005 Offering Warrant*

10.12 Tspaces Software License Agreement by and between TurboWorx, Inc. and International Business Machines Corporation dated October 3, 2003*

10.13 Scientific Computing Associates, Inc., Stock Subscription Warrant dated March 11, 2003*

10.14 ISV Teaming Agreement between TurboWorx, Inc. and International Business Machines Corporation dated October 15, 2004*

10.15    Form of Series A Warrant*

10.16    Form of Series B Warrant*

10.17    Form of Series B Bridge Warrant*

10.18    Form of Series C Warrant*


10.19 Engagement Agreement between Newport Capital Partners and TurboWorx, Inc. dated August 8, 2005

10.20    Form of Promissory Note Purchase Agreement

10.21 Finders's Fee Agreement between Casimir Capital LP and TurboWorx, Inc. dated August 25, 2005

10.22 Memorandum of Understanding between TurboWorx, Inc. and National Scientific Corporation dated October 29, 2004

10.23 Agreement and Plan of Merger by and among TurboWorx, Inc. and Argentys Corporation and the Shareholders of Argentys Corporation and Ampersand 1999 Limited Partnership as Shareholder's Representative dated April 15, 2003

23.1     Consent of Miller Ellin


*        Previously filed.
**       To be Filed by Amendment


Item 28. Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                                    - II-5 -

               ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                    - II-6 -

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shelton, Connecticut, on the 11th day of October 2005.

                                             By: /s/ Srini Chari
                                                --------------------------------
                                                Srini Chari
                                                President & CEO


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Srini Chari his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                                                 Title                                             Date

/s/ Rounsevelle W. Schaum
----------------------------
Rounsevelle W. Schaum                   Chairman of the Board                                          October 11, 2005


/s/ Srini Chari
-----------------------------
Srini Chari                             President & CEO (Principal Executive Officer)                  October 11, 2005



/s/ Andrew H. Sherman
-----------------------------
Andrew H. Sherman                       Vice President of Development & CTO (Principal Financial       October 11, 2005
                                        and Accounting Officer)


/s/ Alan Feldman
-----------------------------
Alan Feldman                            Director                                                       October 11, 2005



/s/ George Martin
-----------------------------
George Martin                           Director                                                       October 11, 2005

                                    - II-7 -